Exhibit 10.3

CREDIT AGREEMENT
dated as of April 10, 2020
among
ALNYLAM PHARMACEUTICALS, INC.,
as the Borrower,
THE GUARANTORS FROM TIME TO TIME PARTY HERETO,
as the Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO

and
WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Administrative Agent

TABLE OF CONTENTS

v

11.16 Subordination	140
11.17 No Advisory or Fiduciary Responsibility	140
11.18 Electronic Execution; Electronic Records	141
11.19 USA Patriot Act Notice	142
11.20 Acknowledgement and Consent to Bail-In of EEA and UK Financial Institutions	142

BORROWER PREPARED SCHEDULES
Schedule 1.01(e) Existing Contractual Restrictions
Schedule 1.01(f) Mortgaged Properties
Schedule 5.10 Insurance
Schedule 5.12 Pension Plans
Schedule 5.14(b)  Subsidiaries
Schedule 5.23(b) Licenses etc.
Schedule 5.23(c) Specified Product IP
Schedule 5.23(d) Disputes
Schedule 5.23(f) Contractual Obligations
Schedule 5.25(d) FDA Communications
Schedule 7.01 Existing Liens
Schedule 7.02 Existing Indebtedness
Schedule 7.03 Existing Investments
Schedule 7.08 Existing Transactions with Affiliates

ADMINISTRATIVE AGENT PREPARED SCHEDULES
Schedule 1.01(a)  Certain Addresses for Notices
Schedule 1.01(b)  Initial Commitments and Applicable Percentages

EXHIBITS
Exhibit A Form of Administrative Questionnaire
Exhibit B Form of Assignment and Assumption
Exhibit C Form of Compliance Certificate
Exhibit D Form of Joinder Agreement
Exhibit E Form of Loan Notice
Exhibit F Form of Solvency Certificate
Exhibit G Form of Note
Exhibit H Form of Officer’s Certificate
Exhibit I Forms of U.S. Tax Compliance Certificates
Exhibit J Form of Notice of Loan Prepayment
Exhibit K Form of Paying Agent Agreement
Exhibit L Form of Direction Letter

CREDIT AGREEMENT
This CREDIT AGREEMENT is entered into as of April 10, 2020, among ALNYLAM PHARMACEUTICALS, INC., a Delaware corporation (the “Borrower”), the Guarantors (as defined herein) from time to time party hereto, the Lenders (as defined herein) from time to time party hereto and Wilmington Trust, National Association, as Administrative Agent (as defined herein).
PRELIMINARY STATEMENTS:
WHEREAS, the Borrower has requested that the Lenders extend a delayed draw term loan facility to the Borrower in an aggregate principal amount of up to $700,000,000 for the purposes of progressing the Borrower’s clinical trials, developing certain manufacturing facilities, consummating buybacks of the Borrower’s Equity Interests (as defined herein) and for working capital and other general corporate purposes.
WHEREAS, the Lenders, have agreed to make such delayed draw term loan facility available to the Borrower in three separate drawings on the terms and subject to the conditions set forth herein.
NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
1.01 Defined Terms.
As used in this Agreement, the following terms shall have the meanings set forth below:
“Accelerated Commitments” has the meaning specified in Section 2.04(a)(iii).
“Acquisition” means the purchase, inbound license or other acquisition, or option to purchase, license or otherwise acquire, whether through a single transaction or a series of related transactions, of (a) a majority of the Equity Interests, whether by purchase of such Equity Interests or upon the exercise of an option or warrant for, or conversion of securities into, such Equity Interests, (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person, or (c) assets consisting of IP Rights, royalty rights or similar assets of such Person. The Person or division, line of business or other business unit or assets of the Person to be acquired in such Acquisition shall be referred to herein as the “Target”.
“Administrative Agent” means Wilmington Trust, National Association, solely in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent permitted by the terms hereof.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 1.01(a), or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders in accordance with Section 11.02.
“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agency Fee Letter” means that certain letter agreement, dated as of the date hereof, between the Borrower and the Administrative Agent.
“Aggregate Commitments” means, at any time, the sum of the Tranche 1 Commitments, Tranche 2 Commitments and Tranche 3 Commitments at such time.
“Agreement” means this Credit Agreement, including all schedules, exhibits and annexes hereto.
“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.
“Applicable Measurement Date” means, (a) with respect to any Loans or Aggregate Commitments terminated in connection with a Commitment Termination Event occurring on or after the Tranche 1 Funding Date, the Tranche 1 Funding Date and (b) with respect to Aggregate Commitments terminated in connection with a Commitment Termination Event occurring on or after the Closing Date but prior to the Tranche 1 Funding Date, the Closing Date.
“Applicable Percentage” means, with respect to any Lender at any time, the percentage of such Lender as set forth on Schedule 1.01(b) under the caption “Applicable Percentage” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto.
“Applicable Premium” means
(a) with respect to any Loan on any Prepayment Date, the greater of:
(1) 5.00%; and
(2) the fraction, expressed as a percentage, consisting of (A) (a) (i) the sum of the present values at such Prepayment Date of (I) the price at which such Loan could be voluntarily prepaid on the date that is twenty-four months after the Applicable Measurement Date in accordance with Section 2.03 (including any premium required pursuant to Section 2.03(c)), and (II) each scheduled payment of interest to be made on such Loan on or after such Prepayment Date through (and including) the date that is twenty-four months after the Applicable Measurement Date (assuming for purposes of this clause (II) that a PIK Election is made, in respect of any Interest Periods that begin at any time after such Prepayment Date and prior to the date that is twenty-four months after the Applicable Measurement Date, for proportionately the same number of Interest Periods and in the same pattern as the number and pattern of Interest Periods for which a PIK Election was made in respect of Interest Periods that begin any time on or after the Applicable Measurement Date and on or prior to such Prepayment Date), in each case, discounted to such Prepayment Date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate as of such Prepayment Date plus 50 basis points, minus (ii) accrued but unpaid interest to, but excluding, such Prepayment Date, over (b) the principal amount of such Loan, divided by (B) the principal amount of such Loan.

(b) with respect to any Commitment terminated as a result of a Commitment Termination Event, the greater of:
(1) 5.00%; and
(2) the fraction, expressed as a percentage, consisting of (A) (a) the sum of the present values on the Applicable Measurement Date of (I) the price at which a Deemed Loan could have been voluntarily prepaid on the date that is twenty-four months after the Applicable Measurement Date in accordance with Section 2.03 (including any premium required pursuant to Section 2.03(c)), and (II) each scheduled payment of interest that would have been made on a Deemed Loan on or after the Applicable Measurement Date through (and including) the date that is twenty-four months after the Applicable Measurement Date (assuming for purposes of this clause (II) that no PIK Election is made), in each case, discounted to the Applicable Measurement Date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate as of the Applicable Measurement Date plus 50 basis points, over (b) the principal amount of such Commitment, divided by (B) the principal amount of such Commitment.
Calculation of the Applicable Premium will be made in good faith by the Borrower (or on behalf of the Borrower by such Person as the Borrower shall designate) in consultation with the Lender Representative.
“Applicable Rate” means, for any day, (a) with respect to any Eurodollar Rate Loan, 7.00% per annum, and (b) with respect to any Base Rate Loan, 6.00% per annum.
“Approved Fund” means any Person (other than a natural Person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans in the ordinary course of its activities and that is (a) a member of the GSO Group or (b) a Fund that is administered, managed or advised by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers, manages or advises a Lender.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the written consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit B or any other form (including an electronic documentation form generated by use of an electronic platform) approved by the Administrative Agent.
“Attributable Indebtedness” means, on any date, (a) in respect of any Finance Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Finance Lease.
“Audited Financial Statements” means the audited Consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2019, and the related Consolidated statements of operations and comprehensive loss, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Restricted Subsidiaries, including the notes thereto.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the Prime Rate and (c) the Eurodollar Rate plus 1.00%, subject to the interest rate floors set forth therein; provided that if the Base Rate shall be less than 2.00%, such rate shall be deemed 2.00% for purposes of this Agreement. Any announced change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Bona Fide Debt Fund” means any debt fund that is an Affiliate of any Competitor or Competitor Controller that is primarily engaged in, or advises funds that are primarily engaged in, making, purchasing, or holding commercial loans, notes and similar extensions of credit or securities in the ordinary course of its business, but only to the extent that no personnel involved therewith (A) makes (or has the right to make or participate with others in making) investment decisions on behalf of, or otherwise cause the direction of the investment policies of, such Competitor or Competitor Controller or (B) has access to any information (other than information that is publicly available) relating to the Borrower or its Restricted Subsidiaries and/or any entity that forms part of any of their respective businesses (including any of their respective subsidiaries).
“Borrower” has the meaning specified in the introductory paragraph hereto.
“Borrower Investment Policy” means the investment policy of the Borrower and its Subsidiaries as in effect on the Closing Date and any amendments, modifications or supplements thereto following the Closing Date that are (1) approved and duly adopted by the board of directors (or other governing body) and (2) agreed to by the Lender Representative in its reasonable discretion.
“Borrower Materials” has the meaning specified in Section 6.02.
“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Secured Parties, as collateral for the Obligations, cash, Cash Equivalents or deposit account balances or, if the Lender Representative shall agree in its sole discretion, other credit support, in each case, pursuant to documentation in form and substance reasonably satisfactory to the Lender Representative. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Restricted Subsidiaries free and clear of all Liens (other than Permitted Liens):
(a) (i) readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than three hundred sixty-five (365) days from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof and (ii) readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America or political subdivision or taxing authority thereof that is rated AAA by S&P and Aaa by Moody’s maturing within one year from the date of acquisition thereof;
(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than three hundred sixty-five (365) days from the date of acquisition thereof;
(c) commercial paper issued by a corporation or other Person rated at least “A-2” or “P-2” or the equivalent thereof by Moody’s or S&P or Fitch (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Lender Representative) and in each case maturing within three hundred sixty-five (365) days from the date of acquisition thereof;
(d) marketable short-term money market and similar highly liquid securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Lender Representative) and in each case maturing within three hundred sixty-five (365) days from the date of acquisition thereof;
(e) solely with respect to Foreign Subsidiaries that are Restricted Subsidiaries, investments of the type and maturities described in clauses (a) through (d) above, issued where relevant, by any commercial bank of recognized international standing chartered in the country where such Foreign Subsidiary is domiciled having unimpaired capital and surplus of at least $1,000,000,000, provided such country is a member of the Organization for Economic Cooperation and Development, and such bank maintains a short-term commercial paper rating of at least P-1 or A-1 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Lender Representative);

(f) (i) Dollars, Euros, Pounds Sterling, Swiss Francs, Canadian dollars or any national currency of any member state of the European Union or (ii) any other foreign currency held by the Borrower or any of its Subsidiaries in the ordinary course of business;
(g) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Restricted Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a) through (f) of this definition; and
(h) Investments made pursuant to the Borrower Investment Policy.
“Cash Interest” has the meaning specified in Section 2.06(a)(i).
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Change of Control” means an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 35% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis. Notwithstanding anything to the contrary in this definition or any provision of Section 13d-3 of the Securities Exchange Act of 1934, any person or group shall not be deemed to beneficially own Equity Interests to be acquired by such person or group pursuant to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Equity Interests in connection with the transactions contemplated by such agreement.
“Closing Date” means the date hereof.
“Code” means the Internal Revenue Code of 1986.
“Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties in order to secure the Obligations. Notwithstanding anything to the contrary, the Collateral shall not include any Excluded Property.
“Collateral Documents” means, collectively, the Security Agreement, the Mortgages, any related Mortgaged Property Support Documents, the Qualifying Control Agreements, each Joinder Agreement, each of the collateral assignments, security agreements, pledge agreements, account control agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.14, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.
“Commitment” means, with respect to a Lender, such Lender’s Tranche 1 Commitment, Tranche 2 Commitment or Tranche 3 Commitment, as the context may require.
“Commitment Termination Event” means the occurrence of any of the following (i) the termination of the Aggregate Commitments pursuant to an Early Refinancing, (ii) the termination of the Aggregate Commitments pursuant to Article VIII or (iii) the termination of the Aggregate Commitments pursuant to Section 2.04(c).
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Competitor” means any Person that competes with the business of the Borrower and its Restricted Subsidiaries from time to time.
“Competitor Controller” means any Person (excluding any Bona Fide Debt Fund) that is a direct or indirect holding company of a Competitor or an Affiliate of a Competitor that is controlled by such Competitor.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated” means, when used with reference to financial statements or financial statement items of the Borrower and its Restricted Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.
“Consolidated EBITDA” means, at any date of determination, an amount equal to net income of the Borrower and its Restricted Subsidiaries on a Consolidated basis for the most recently completed Measurement Period plus (a) the following to the extent deducted in calculating such net income: (i) Consolidated interest charges, (ii) the provision for Federal, state, local and foreign income taxes, (iii) depreciation and amortization expense, (iv) compensation paid to employees in the form of common stock, (v) one-time nonrecurring transaction fees, costs and expenses, integration, reorganization and restructuring costs and facility consolidation and closing costs incurred in connection with reorganizations, restructurings and Investments (including, the incurrence of Indebtedness in connection therewith) and Dispositions not otherwise prohibited hereunder, provided that such fees, costs and expenses (A) are incurred within twelve (12) months of the occurrence of such applicable triggering event and (B) the aggregate amount of such fees, costs and expenses added back pursuant to this clause (v) shall not exceed 20% of Consolidated EBITDA for any Measurement Period (prior to giving effect to such adjustments), (vi) one-time non-recurring severance costs and expenses, payments to employees on account of their equity ownership and one-time compensation charges incurred in connection with reorganizations, restructurings and Investments

(including, the incurrence of Indebtedness in connection therewith) and Dispositions not otherwise prohibited hereunder, provided that such costs, expenses and payments (A) are incurred within eighteen (18) months of the occurrence of such applicable triggering event and (B) the aggregate amount of such costs, expenses and payments added back pursuant to this clause (vi) shall not exceed 10% of Consolidated EBITDA for any Measurement Period (prior to giving effect to such adjustments), (vii) fees, costs and other expenses incurred in connection with the Transactions, (viii) the effects of adjustments pursuant to GAAP resulting from purchase accounting in relation to Investments not prohibited by this Agreement, or the amortization or write-off of any amounts thereof, net of taxes, in each case, which do not represent a cash item in such period or any future period, (ix) gains or losses associated with the revaluation of earnouts, milestones or other similar contingent obligations incurred in connection with the Transaction or any other Investment not prohibited by this Agreement (including upfront, earnout or milestone payments), (x) one-time non-recurring up-front and milestone payments payable under research and development licensing agreements, collaboration agreements or development agreements relating to uncommercialized product candidates, (xi) other non-recurring expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period (in each case of or by the Borrower and its Restricted Subsidiaries for such Measurement Period), and (xii) such other costs, expenses and adjustments related to the Transaction or other Investments not prohibited by this Agreement as the Lender Representative shall approve, in its reasonable discretion, and minus (b) the following to the extent included in calculating such Consolidated Net Income (i) all non-cash gains increasing Consolidated Net Income (in each case of or by the Borrower and its Restricted Subsidiaries for such Measurement Period), (ii) all interest income for such period, (iii) all Tax benefits for such period to the extent not netted in determining the amount for clause (a)(ii) above, (iii) one-time, nonrecurring gains for such period, (iv) non‑cash purchase accounting adjustments and (v) amounts received in respect of upfront, earnout or milestone payments or other similar contingent amounts in connection with any Disposition.
“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the net income of such Person and its Restricted Subsidiaries calculated in accordance with GAAP for such period, on a Consolidated basis.
“Consolidated Total Assets” means, at any date, total assets of the Borrower and its Restricted Subsidiaries calculated in accordance with GAAP on a Consolidated basis as of such date, determined on a Pro Forma Basis.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any enforceable agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Cumulative Credit” means:
(a) The sum of (without duplication):

(i) the greater of (A) $0 and (B) 50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) from the Closing Date to the end of the most recently ended Measurement Period prior to any time of determination  (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus
(ii) 100% of the aggregate net cash proceeds received by the Borrower from capital contributions or the issuance of Equity Interests after the Closing Date (other than Disqualified Equity Interests and to the extent not otherwise applied), plus
(iii) 100% of the principal amount of any Indebtedness which has been converted into or exchanged for Equity Interests in the Borrower (other than Disqualified Equity Interests), plus
(iv) 100% of the aggregate amount received by the Borrower or any Restricted Subsidiary in cash from (i) the sale (other than to the Borrower or a Restricted Subsidiary) of the Equity Interests of an Unrestricted Subsidiary or (ii) a distribution or dividend from an Unrestricted Subsidiary, plus
(v) in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, the fair market value (as determined in good faith by the Borrower) of the Investment of the Borrower or the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable); minus
(b) the amount of any usage of such Cumulative Credit pursuant to Section 7.03(aa), Section 7.06(l) and Section 7.14(c), in each case, prior to such date.
“Cumulative Credit Conditions” means, prior to and after giving effect to any usage of the Cumulative Credit, (a) no Event of Default shall have occurred and be continuing, (b) the Borrower shall be in compliance with the financial covenant set forth in Section 7.11 on a Pro Forma Basis and (c) solely with respect to Restricted Payments made pursuant to Section 7.06(f) and prepayments of Subordinated Debt or Permitted Convertible Debt made pursuant to Section 7.14(c), the Total Leverage Ratio, as of the end of the most recently completed Measurement Period, shall be less than or equal to 3.50 to 1.0 on a Pro Forma Basis.
“Debt Issuance” means the issuance by the Borrower or any Restricted Subsidiary of any Indebtedness other than Indebtedness permitted hereunder.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Deemed Loan” means, with respect to any Commitment terminated as a result of a Commitment Termination Event, a Loan in a principal amount equal to the principal amount of such Commitment (immediately prior to being terminated) and deemed to be funded on the Applicable Measurement Date.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means (a) with respect to any Obligation for which a rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto and (b) with respect to any Obligation for which a rate is not specified or available, a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans plus two percent (2%), in each case, to the fullest extent permitted by Applicable Law.
“Defaulting Lender” means, subject to Section 2.12(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent, the Lender Representative or the Borrower, to confirm in writing to the Administrative Agent, the Lender Representative and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, the Lender Representative and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent or the Lender Representative that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.12(b)) as of the date established therefor by the Administrative Agent or the Lender Representative in a written notice of such determination, which shall be delivered by the Administrative Agent, the Lender Representative to the Borrower and each other Lender promptly following such determination.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.
“Designated Non-Cash Consideration” means the fair market value (as determined by the Borrower in good faith) of non-cash consideration received by the Loan Parties and their Subsidiaries in connection with a Disposition pursuant to Section 7.05(j) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation

(which amount will be reduced by the amount of cash or Cash Equivalents received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to cash or Cash Equivalents).
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale/Leaseback Transaction)of any property by any Loan Party that constitutes Collateral, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes, accounts receivable, royalties, milestones, other payments or any rights and claims associated therewith (whether in connection with a Permitted Financing Transaction, any Disposition consummated in connection with Permitted Licenses or otherwise).
“Disputes” has the meaning specified in Section 5.23(d).
“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest(s) into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (except (i) as a result of a change of control, fundamental change, asset sale or (ii) upon the prior repayment of the Loans and all other Obligations that are accrued and payable and the termination of the Aggregate Commitments), (b) is or becomes redeemable at the option of the holder thereof, in whole or in part (except (i) as a result of a change of control, fundamental change, asset sale or (ii) upon the prior repayment of the Loans and all other Obligations that are accrued and payable and the termination of the Aggregate Commitments), (c) is or becomes convertible into or exchangeable for (i) Indebtedness or (ii) any other Equity Interests that would constitute Disqualified Equity Interests or (d) provides for the scheduled payments of dividends in cash, in each case of clauses (a) through (d), in each case, prior to the date that is 91 days after the Maturity Date; provided that, if such Equity Interests is issued pursuant to any plan for the benefit of any employee, director, manager or consultant of the Borrower or its Restricted Subsidiaries or by any such plan to such employee, director, manager or consultant, such Equity Interests shall not constitute Disqualified Equity Interests because it may be required to be repurchased by the Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of the termination, death or disability of such employee, director, manager or consultant.
“Disqualified Institution” means (a) those banks, financial institutions and other persons that have been specified to the Administrative Agent and the Lender Representative by the Borrower in writing at any time prior to the Closing Date, which list described in this clause (a) may be updated from time to time with the prior written consent of the Lender Representative after the Closing Date (such list, the “Disqualified Lender List”), (b) any Competitor or Competitor Controller that has been identified to the Administrative Agent and the Lender Representative by the Borrower in writing at any time prior to the Closing Date (which list may be provided to the Lenders upon their request), which list described in this clause (b) may be updated from time to time by written notice to the Administrative Agent and the Lender Representative after the Closing Date (such list, the “Competitors List” and together with the Disqualified Lender List, the “Disqualified Institutions List”); provided that no addition to the Disqualified Institutions List shall apply retroactively to disqualify any party (i) that has previously acquired an assignment or participation interest or (ii) is party to a permitted pending trade as of the date of identification, and which in any event, such addition shall not become effective until two Business Days after such date identified by name in writing by the Borrower to the Administrative Agent and the Lender Representative and (c) any Person that is an Affiliate of the Persons described in clauses (a) and (b) (excluding Bona Fide Debt Fund) that is (i) identified in writing to the Administrative Agent and the Lender Representative from time to time (which addition shall not apply retroactively to disqualify any party (1) that has previously acquired an assignment or participation interest or (2) is party to a permitted pending trade as of the date of such identification, and which in any event, such addition shall not become effective until two Business Days after such date identified by name in writing by the Borrower to the Administrative Agent and the Lender Representative) or (ii) readily identifiable as an Affiliate of such Persons solely on the basis of such Person’s name. For the avoidance of doubt, no Affiliate of The Blackstone Group L.P. that operates as a fund or account (or manager or adviser to a fund or account) within the credit division of The Blackstone Group L.P. shall be considered a Disqualified Institution.
“Dollar” and “$” mean lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.
“Early Refinancing” means, on any date prior to the Maturity Date, the optional repayment, repurchase or other discharge in full of all Loans outstanding hereunder on such date, the payment in full of all other Obligations outstanding on such date (other than contingent indemnification obligations for which no claim has been made) and the termination of the Aggregate Commitments.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06 (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).
“Environment” means ambient air, indoor air, vapor, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetland, flora and fauna.
“Environmental Claim” means any written notice, claim, demand, litigation, request for information, complaint, citation, summons, investigation, notice of non-compliance or violation, cause of action, consent order, consent decree, or other proceeding by any Governmental Authority or any other Person, arising out of, based on or pursuant to any Environmental Law or related in any way to any actual, alleged or threatened Environmental Liability.
“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws (including common law), regulations, standards, ordinances, rules, judgments, orders, decrees, permits, agreements or governmental restrictions relating to pollution or the protection of the Environment or human health (to the extent related to exposure to hazardous materials), including those relating to the handling, use, manufacture, registration, distribution, formulation, packaging, labeling, generation transport, storage, disposal, treatment, Release or threat of Release of or exposure to any Hazardous Materials.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), obligation, responsibility or cost whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law relating to (a) any violation of, or liability under, Environmental Law, (b) the presence, generation, use, handling, transportation, storage, treatment, packaging, labelling or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) Release of any Hazardous Materials, (e) natural resource damage, or (f) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permit” means any permit, certification, registration, approval, identification number, license or other authorization required under any Environmental Law.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination; provided that Permitted Convertible Debt shall not be considered an “Equity Interest”.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Sections 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate or (i) a failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by the Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Eurodollar Rate” means:
(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Interest Period) (“LIBOR”), as published on the applicable Bloomberg screen page

(or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “LIBOR Rate”) at or about 11:00 a.m., London time, two (2) London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and
(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate, at or about 11:00 a.m., London time, two (2) London Banking Days prior to such date for Dollar deposits with a term of one (1) month commencing that day.
Notwithstanding the foregoing, for purposes of this Agreement, the Eurodollar Rate shall in no event be less than 1.00% at any time.
“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate”.
“Event of Default” has the meaning specified in Section 8.01.
“Excluded Account” means any of the following: (a) accounts exclusively used for payroll, payroll Taxes and other employee wage and benefit payments to or for the benefit of any Loan Party’s employees, (b) zero balance accounts, (c) accounts (including trust accounts) used exclusively for third party escrow, customs, insurance, deposits or fiduciary purposes, (d) merchant accounts for which the obligations were incurred in the ordinary course of business, (e) accounts used exclusively for compliance with any (i) Applicable Law to the extent such Applicable Law prohibits the granting of a Lien thereon or (ii) Contractual Obligation (including any Permitted Receivables Financing or Permitted Royalty Financing) to the extent such Contractual Obligation prohibits the granting of a Lien thereon (other than Liens in favor of a counterparty to such Contractual Obligation), (f) accounts which constitute cash collateral in respect of a Permitted Lien, and (g) other accounts, the average cash balance of which such accounts over the most recently ended 30 day period does not exceed $15,000,000 in the aggregate at any time.
“Excluded Property” means, with respect to any Loan Party (a) any leased or subleased real property and the last day of any term of any lease of real property, (b) any owned real property which is not Material Real Property, (c) all IP Rights other than the IP Collateral, (d) motor vehicles and other assets subject to certificates of title, (e) all RPA Assets, (f) any commercial tort claim, (g) assets for which a pledge thereof or a security interest therein is prohibited by Applicable Laws after giving effect to the applicable anti-assignment provisions of the UCC and other Applicable law (including any requirement to obtain the consent of any Governmental Authority or third person, unless such consent has been obtained) other than to the extent that any such prohibition would be rendered ineffective pursuant to the UCC or any other Applicable Law, (h) any lease, license or other agreements, or any goods or other property subject to a purchase money security interest, Finance Lease or similar arrangements, in each case to the extent permitted under the Loan Documents, to the extent that a pledge thereof or a security interest therein would violate or invalidate such lease, license or agreement, purchase money, Finance Lease or similar arrangement, or create a right of termination in favor of any other party thereto (other than the Borrower and its Restricted Subsidiaries) after giving effect to the applicable anti-assignment clauses of the UCC, Applicable Laws or principles of equity, other than the proceeds thereof the assignment of which is expressly deemed effective under Applicable Laws notwithstanding such prohibition, (i) any intent-to-use United States trademark application for which neither (i) an amendment to allege use to bring the application into conformity with 15 U.S.C. §1051(c) has been filed with and accepted by the USPTO nor (ii) a verified statement of use under 15 U.S.C. §1051(d) has been filed with and accepted by the USPTO, (j) letter of credit rights, (k) receivables and related documentation (or interests therein), including those pledged, factored, transferred or sold under any Permitted Receivables Financing, (l) assets, for which a pledge thereof or a security interest therein is prohibited by any contract binding on such assets, or would result in material adverse financial, tax, regulatory or accounting consequences, as reasonably determined in good faith by the Borrower; provided, that (i) any such limitation described in this clause (l) shall only apply to the extent that any such prohibition could not be rendered ineffective pursuant to the UCC or any other Applicable Law or principles of equity and shall not apply to any proceeds or receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition and (ii) in the event of the termination or elimination of any such prohibition contained in the UCC or any Applicable Law, a security interest in such assets shall be automatically and simultaneously granted under the applicable Collateral Documents and shall be included as Collateral, (m) any governmental licenses (but not the proceeds thereof) or state or local franchises, charters and authorizations, to the extent security interests in favor of the Administrative Agent in such licenses, franchises, charters or authorizations are prohibited or restricted thereby; provided that (i) any such limitation described in this clause (m) on the security interests granted shall only apply to the extent that any such prohibition or restriction could not be rendered ineffective pursuant to the UCC of any applicable jurisdiction or any other Applicable Law or principles of equity and shall not apply to any proceeds or receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition and (ii) in the event of the termination or elimination of any such prohibition or restriction contained in any applicable license, franchise, charter or authorization, a security interest in such licenses, franchises, charters or authorizations shall be automatically and simultaneously granted under the applicable Collateral Documents and such licenses, franchises, charters or authorizations shall be included as Collateral, (n) Equity Interests in (A) any Person (other than the Borrower and wholly owned Restricted Subsidiaries of the Borrower) to the extent and for so long as the pledge thereof in favor of the Administrative Agent is not permitted by the terms of such Person’s joint venture agreement or other applicable Organization Documents; provided, that such prohibition exists on the Closing Date or at the time such Equity Interests are acquired (so long as such prohibition did not arise in contemplation of the Closing Date or such acquisition), (B) any not-for-profit Subsidiary, (C) any captive insurance Subsidiary, (D) any special purpose securitization vehicle (or similar entity) and any special purpose vehicle with respect to a Permitted Financing Transaction and (E) any Unrestricted Subsidiary, (o) margin stock within the meaning of Section 5.13, (p) Excluded Accounts, (q) Inventory, (r) Accounts, (s) General Intangibles, (t) those assets as to which the Lender Representative and the Borrower reasonably agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby, (u) assets secured by a Lien permitted pursuant to Section 7.01(o), and (v) the Equity Interests of any Foreign Subsidiary or Foreign Subsidiary Holdco of any Loan Party to the extent a pledge of such Equity Interests would cause actual or anticipated material adverse tax consequences to any Loan Party (in the Borrower’s reasonable determination from time to time); provided that the Collateral shall at all times include (and “Excluded Property” shall not include) (i) all proceeds arising from the sale or transfer of any of the foregoing Excluded Property to the extent such proceeds do not otherwise constitute Excluded Property and (ii) except with respect to clauses (a), (c), (e), (g), (h), (i), (k), (m), (n), (p), (t), and (v) above, any of the following items solely to the extent such items pertain to, arise from, are collected on, are distributed on account of or are given in exchange for or in settlement of any Collateral: (1) Accounts, (2) Chattel Paper (including Electronic Chattel Paper and Tangible Chattel Paper), (3) Commercial Tort Claims, (4) Documents, (5) General Intangibles, (6) Instruments, (7) Letter-of-Credit Rights and (8) insurance and insurance claim (it being understood that the foregoing items (1) through (7) shall have the meanings set forth in the UCC).
“Excluded Subsidiary” means any of the following, (a) each Immaterial Subsidiary, (b) each Subsidiary that is not a wholly-owned Subsidiary (for so long as such Subsidiary is not a wholly-owned Subsidiary), (c) each Subsidiary that is prohibited from Guaranteeing or granting Liens to secure the applicable Obligations by any Applicable Law or that would require consent, approval, license or authorization of a Governmental Authority to Guarantee or grant Liens to secure the Obligations (unless (x) such consent, approval, license or authorization has been received or (y) such prohibition or restriction is terminated or rendered unenforceable or otherwise deemed ineffective by any other applicable Law), (d) each Subsidiary that is prohibited by any Contractual Obligation (i) in effect on the Closing Date and set forth on Schedule 1.01(e) from Guaranteeing or granting Liens to secure the Obligations on the Closing Date or (ii) at the time such Subsidiary becomes a Subsidiary (in each case, for so long (x) as such restriction or any replacement or renewal thereof is in effect or (y) such prohibition or restriction is not terminated or rendered unenforceable or otherwise deemed ineffective by any applicable Law), (e) each Foreign Subsidiary and Foreign Subsidiary Holdco (and any direct or indirect Subsidiary thereof), (f) any “Security Corporation” as defined in 830 Code of Mass. Regulations 63.38B.1, including Alnylam Securities Corporation so long as it continues to qualify as such, (g) each Unrestricted Subsidiary, (h) not-for-profit subsidiaries, (i) Subsidiaries that are special purpose entities, (j) any subsidiary formed for the purposes of consummating, or party to, a Permitted Financing Transaction, (k) captive insurance subsidiaries and (l) any other Subsidiary with respect to which the Lender Representative and the Borrower reasonably agree that the cost or other consequences (including adverse tax consequences and adverse regulatory consequences) of providing a Guarantee of or granting Liens to secure the Obligations are likely to be excessive in relation to the value to be afforded thereby; provided that, notwithstanding the above, the Borrower may, with the consent of the Lender Representative (such consent not to be unreasonably withheld, conditioned or delayed), designate as a “Guarantor” any Foreign Subsidiary that is a wholly-owned Restricted Subsidiary (an “Additional Foreign Guarantor”) and cause such Additional Foreign Guarantor to guarantee the Obligations and to grant a perfected lien on substantially all of its assets in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to arrangements and documentation in form and substance reasonably satisfactory to the Lender Representative and subject to customary limitations in such jurisdiction to be reasonably agreed to between the Lender Representative and the Borrower (it being understood that (1) notwithstanding anything to the contrary herein, such arrangements and documentation may be governed by, and require perfection steps to be taken in, jurisdictions outside of the United States and (2) the jurisdiction of such Additional Foreign Guarantor shall be reasonably acceptable to the Lender Representative, taking into account the availability and enforceability of guarantees and collateral pledges in such jurisdictions); provided, further, that from and after the execution of such guarantee and collateral documents, such Additional Foreign Guarantor shall no longer constitute an “Excluded Subsidiary” unless released from its obligations under the applicable guarantee agreement as a “Guarantor” in accordance with the terms hereof and thereof and that no Additional Foreign Guarantor shall be released solely on the basis that it was not required to become a Guarantor pursuant to clause (e) of the definition of Excluded Subsidiary.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 2.07) at the time the Guarantee of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which the Guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(f) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.
“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the Aggregate Commitments have terminated and (b) all Obligations have been paid in full (other than contingent indemnification obligations).
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto having substantially the same functions and jurisdiction.
“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Fee Letter” means that certain Fee Letter, dated as of the date hereof, between the Borrower, the Lender Representative and the other parties party thereto.
“Finance Lease” means any lease that has been or is required to be, in accordance with GAAP, recorded, classified and accounted for as a financing lease. For the avoidance of doubt, an operating lease shall not be considered a Finance Lease.
“First Commercial Sale” means the first sale of Inclisiran in the United States by MedCo or its Related Parties (as defined in the MedCo License Agreement) for end use or consumption after Regulatory Approval for Inclisiran has been granted by the FDA.
“Foreign Lender” means a Lender that is not a U.S. Person. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Prepayment Event” has the meaning set forth in Section 2.03(b)(v).
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Holdco” means any Domestic Subsidiary that has no material assets other than Equity Interests or Equity Interests and Indebtedness of one or more Foreign Subsidiaries.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession) including, without limitation, the FASB Accounting Standards Codification, that are applicable to the circumstances as of the date of determination, consistently applied and subject to Section 1.03.
“Givlaari” means that certain pharmaceutical product known by the non-proprietary name givosiran, which, as of the Closing Date, is being commercialized by Borrower in the United States under the brand name Givlaari® under NDA #212194.
“Governmental Authority” means the government of the United States or any other nation or jurisdiction, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supra-national bodies such as the European Union or the European Central Bank).
“GSO” shall mean GSO Capital Partners LP.
“GSO Group” shall mean GSO, Blackstone Holdings Finance Co. L.L.C., Blackstone Alternative Solutions L.L.C., their respective Affiliates and funds and accounts administered, managed, underwritten, agented or advised by any of them.
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of the kind described in clauses (a) through (g) of the definition thereof or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of the kind described in clauses (a) through (g) of the definition thereof or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed or expressly undertaken by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case, in the ordinary course of business, or customary or reasonable indemnity obligations in effect on the Closing Date, or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guaranteed Obligations” has the meaning set forth in Section 10.01.
“Guarantors” means, collectively, the Domestic Subsidiaries of the Borrower as are or may from time to time become parties to this Agreement pursuant to Section 6.13 and any Additional Foreign Guarantors.
“Guaranty” means, collectively, the Guarantee made by the Guarantors under Article X in favor of the Secured Parties, together with each other guaranty delivered pursuant to Section 6.13.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.
“Health Care Activities” means research, development, manufacture, packaging, labeling, storage, testing, transportation, commercialization, import, export, distribution, promotion, marketing or sale activities.
“Health Care Laws” means all health care Laws applicable to Borrower or by which any of its properties, operations, products or other assets is bound or affected, including the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.), the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. §§ 3729 et. seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the exclusion Laws (42 U.S.C. § 1320a-7), the Medicare Program (Title XVIII of the Social Security Act), the Medicaid Program (Title XIX of the Social Security Act), the so-called federal “sunshine” law or Open Payments (42 U.S.C. § 1320a-7h), the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health Act, any federal, state and local Laws regulating the privacy and/or security of individually identifiable information including the EU General Data Protection Regulation (2016/679), state Laws regulating or requiring reporting of interactions between pharmaceutical manufacturers and members of the healthcare industry, Laws regulating the collection, reporting and processing of any applicable rebate, chargeback or adjustment under the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126) or any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs, including in each case any Laws promulgated pursuant to the foregoing and any other similar Laws.
“Hedge Bank” means any person that at any time enters into a Secured Swap Agreement.
“Immaterial Subsidiary” means any Subsidiary that is not a Material Subsidiary.
“Impacted Loans” has the meaning assigned to such term in Section 3.03(a).

“Inclisiran” means that certain pharmaceutical product known by the non-proprietary name inclisiran, which, as of the Closing Date, is being developed by Licensee under the MedCo License Agreement, and has been submitted to the FDA for regulatory approval under the Inclisiran NDA.
“Inclisiran NDA” means the new drug application submitted to FDA by MedCo under NDA #214012.
“Incremental Commitments” has the meaning assigned to such term in Section 2.13.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:
(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b) all reimbursement obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not been reimbursed);
(c) net obligations of such Person under any Swap Contract;
(d) all obligations (including, without limitation, earnout obligations) of such Person to pay the deferred purchase price of property or services (other than trade accounts payable or similar obligations, including accrued expenses owed to a trade creditor incurred in the ordinary course of business), in each case, to the extent such obligations have become due and payable;
(e) all indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, but limited to the lesser of the fair market value of such property (as determined in good faith by the Borrower at the date of determination) and the principal amount of such Indebtedness if recourse is solely to such property;
(f) all Attributable Indebtedness in respect of Finance Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;
(g) all obligations of such Person in respect of Disqualified Equity Interests or Permitted Convertible Debt; and
(h) all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.
Notwithstanding anything herein to the contrary, Indebtedness shall not include (i) prepaid or deferred revenue arising in the ordinary course of business, (ii) endorsements of checks or drafts arising in the ordinary course of business, (iii) Equity Interests to the extent not constituting Disqualified Equity Interests, (iv) any obligations in respect of any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction, (v) deferred compensation and severance, pension, health and welfare retirement and equivalent benefits or any deferred obligations incurred under ERISA until such obligations become a liability on the balance sheet of such Person in accordance with GAAP, (vi) purchase price adjustments, earn out, contingent or other deferred payment payments of a similar nature (including any non-compete payments and consulting payments) made in connection with any Investment or other acquisitions, in each case, to the extent such obligations have not become due and payable, (vii) non-compete or consulting obligations incurred in connection with Investments or other acquisitions until such obligations become a liability on the balance sheet of such Person in accordance with GAAP, (viii) deemed Indebtedness pursuant to Accounting Standards Codification 825 or 480 (formerly SFAS Nos. 133 or 150, respectively), (ix) installment payments or the deferred purchase price of property or services to the extent payable solely in Equity Interests (other than Disqualified Equity Interests) of such Person, (x) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy unperformed obligations of the seller of such asset, (xi) notes or loans if (and so long as) proceeds are held in escrow pursuant to customary escrow arrangements pending the release thereof to repay, defease, redeem or satisfy and discharge such notes or loans, and (xii) notes that have been discharged or legally defeased under any indenture or similar agreement pursuant to customary discharge or defeasance provisions and such notes would not be a liability on the balance sheet of such Person in accordance with GAAP.
The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all obligations as described above; provided that in the case of Indebtedness issued with original issue discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.
“Indemnified Taxes” means all (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning specified in Section 11.04(b).
“Information” has the meaning specified in Section 11.07(a).
“Intellectual Property” has the meaning set forth in the Security Agreement.
“Intercompany Debt” has the meaning specified in Section 7.02(d).
“Interest Election Notice” has the meaning specified in Section 2.06(a)(iii).
“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.
“Interest Period” means, (1) as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one (1), two (2), three (3) or six (6) months thereafter and (2) as to each Base Rate Loan in respect of which a PIK Election is made, the period commencing on the date of the Borrowing of such Base Rate Loan and ending on the first date thereafter on which interest is payable pursuant to Section 2.06; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c) no Interest Period shall extend beyond the Maturity Date.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person (including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guaranties Indebtedness of such other Person); provided, however that endorsements of negotiable instruments and documents in the ordinary course of business or consistent with past practice will not be deemed to be an Investment, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person. For purposes of covenant compliance, the amount of any Investment shall be (i) the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, minus (ii) (x) the amount of dividends or distributions actually received in connection with such Investment and any return of capital and any payment of principal received in respect of such Investment that in each case is received in cash or Cash Equivalents (not in excess of the amount of Investments originally made) and (y) any cancellation of any Investment in the form of a Guarantee (not in excess of the amount of Investment originally made). If the Borrower or any Restricted Subsidiary issues, sells or otherwise Disposes of Equity Interests of a Person that is a Restricted Subsidiary, such that after giving effect thereto such Person is no longer a Restricted Subsidiary, any Investment by the Borrower or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time.
“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party that constitutes Collateral.
“IP Collateral” the (i) Specified Product IP (other than Specified Product IP consisting of RPA Assets) that is owned by the Loan Parties and that does not constitute Shared IP and (ii) any Replacement Collateral that constitutes IP Rights and that does not include Shared IP.
“IP Rights” has the meaning specified in Section 5.23(a).
“IRS” means the United States Internal Revenue Service.
“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit D executed and delivered in accordance with the provisions of Section 6.13.
“Joint Ventures” means (a) any Person which would constitute an “equity method investee” of the Borrower or any of the Restricted Subsidiaries and (b) any Person in whom the Borrower or any of the Subsidiaries beneficially owns any Equity Interest that is not a Restricted Subsidiary.

“Laws” means, collectively, all supranational, foreign, federal, state, local, provincial, municipal or other constitution, treaties, rules, legally binding regulatory policy statement, statute, law (including common law), ordinance, regulation, rule, code or similar requirement of law enacted, adopted, issued or promulgated by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Agreement and, their permitted successors and assigns in accordance with this Agreement.
“Lender Representative” means, initially and as of the Closing Date and until the earlier of such time as the GSO Group ceases to constitute the Required Lenders or GSO has resigned by written notice to the Required Lenders and the Borrower, GSO; it being agreed that, upon and following such time, any determination to be made by the Lender Representative hereunder shall be made by the Required Lenders.
“Lending Office” means, as to the Administrative Agent or any Lender, the office or offices of such Person described as such in such Person’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Borrower and the Administrative Agent; which office may include any Affiliate of such Person or any domestic or foreign branch of such Person or such Affiliate.
“LIBOR” has the meaning specified in the definition of Eurodollar Rate.
“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).
“LIBOR Successor Rate” has the meaning specified in Section 3.03(c).
“LIBOR Successor Rate Conforming Changes” has the meaning specified in Section 3.03(f).
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing).
“Limited Condition Transaction” means any Acquisition, Permitted License or similar Investment of or in any assets, business or Person permitted by this Agreement that the Borrower or one or more of its Restricted Subsidiaries is contractually committed to consummate (it being understood that such commitment may be subject to conditions precedent, which conditions precedent may be amended, satisfied or waived in accordance with the terms of the applicable agreement) and the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.
“Liquidity” means, at any time, the aggregate amount of unrestricted cash and Cash Equivalents of the Loan Parties at such time maintained in accounts in the United States that are not subject to any Liens other than Liens permitted pursuant to Section 7.01(a).
“Loan” means an extension of credit by a Lender to the Borrower under Article II.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) the Collateral Documents, (e) each Joinder Agreement, (f) the Fee Letter, (g) the Agency Fee Letter, (h) the Paying Agent Agreement, (i) the Nondisturbance Agreement, (j) the Side Letter and (k) all other certificates, agreements, documents and instruments executed and delivered, in each case, by or on behalf of any Loan Party pursuant to the foregoing and any amendments, modifications or supplements thereto or to any other Loan Document or waivers hereof or to any other Loan Document; provided, however, that for purposes of Section 11.01, “Loan Documents” shall mean this Agreement, the Guaranty and the Collateral Documents.
“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit E or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
“Loan Parties” means, collectively, the Borrower and each Guarantor.
“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Manufacturing Facility” means the property located at 20 Commerce Way, Norton, Massachusetts.
“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”
“Material Adverse Effect” means a material adverse effect on (a) the operations, business, assets, or financial condition of the Borrower and its Restricted Subsidiaries taken as a whole; or (b) (i) the ability of the Loan Parties, taken as a whole, to perform their payment Obligations under the Loan Documents to which they are a party, (ii) the legality, validity, binding effect or enforceability against the Loan Parties of this Agreement or of the other Loan Documents to which they are a party, taken as whole or (iii) the rights and remedies of the Administrative Agent and the Lenders under any Loan Documents (other than the Nondisturbance Agreement or due to the action or inaction of the Administrative Agent, the Lenders or any other Secured Party).
“Material Impact” means any of the following: (a) a Material Adverse Effect, (b) an adverse and material impact on the ability of the Borrower to repay the Loans, or (c) a material adverse effect on the value of any Specified Product, the Collateral, or the Specified Product IP, in each case, taken as a whole.
“Material Product Agreement” means, other than the MedCo Agreements, (a) any agreement pursuant to which any of the Loan Parties are granted rights under any Specified Product IP that any other Person owns, but excluding any agreements pursuant to which any of the Loan Parties are not granted a license or other rights that are necessary for, or material to, the research, development, manufacture or commercialization of any Specified Product; and (b) any agreement pursuant to which any of the Loan Parties out-licenses (or sublicenses) any Specified Product IP with respect to any Specified Product in return for royalties or other payments and as to which breach, non-performance, cancellation or failure to renew would reasonably be expected to have a Material Impact.
“Material Real Property” means any fee-owned real property located in the United States that is owned by any Loan Party with a fair market value in excess of $10,000,000 (at the Closing Date or, with respect to fee-owned real property acquired after the Closing Date, at the time of acquisition, in each case, as reasonably estimated by the Borrower in good faith).

“Material Subsidiary” means, on any date of determination, any Restricted Subsidiary that, together with its Restricted Subsidiaries, after eliminating intercompany obligations, as of the last day of the most recently ended Measurement Period, (a) generated more than 3.50% of Consolidated revenue of the Borrower and its Restricted Subsidiaries or (b) had total assets of equal to or greater than 3.50% of Consolidated Total Assets, after eliminating intercompany obligations; provided, however, that if at any time there are Restricted Subsidiaries which are not classified as “Material Subsidiaries” but which collectively, as of the last day of the most recently ended Measurement Period, (i) generated more than 7.00% of Consolidated revenue of the Borrower and its Restricted Subsidiaries, after eliminating intercompany obligations, or (ii) had total assets of equal to or greater than 7.00% of Consolidated Total Assets, after eliminating intercompany obligations, then the Borrower shall promptly designate one or more of such Restricted Subsidiaries as Material Subsidiaries such that, after such designation hereunder, the Restricted Subsidiaries that are not designated as Material Subsidiaries did not, as of the last day of the most recently ended Measurement Period, (A) generate more than 7.00% of Consolidated revenue of the Borrower and its Restricted Subsidiaries and (B) have total assets of more than 7.00% of Consolidated Total Assets.
“Maturity Date” means the date that is seven years from the Tranche 1 Funding Date; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“Maximum Modification Amount” means, as of any date, (x) $100,000,000 less (y) the sum of the aggregate amount of Accelerated Commitments and the Reduced Commitments as of such date.
“Measurement Period” means, at any date of determination, the most recently completed four (4) fiscal quarters of the Borrower for which financial statements have been delivered, or were required to have been delivered, pursuant Section 6.01.
“MedCo” means The Medicines Company, a corporation organized and existing under the laws of Delaware.
“MedCo Agreements” means, collectively, (a) the MedCo License Agreement and (b) the MedCo Supply Agreement.
“MedCo Instruction” means the direction letter to MedCo in the form attached hereto as Exhibit L.
“MedCo License Agreement” means that certain License and Collaboration Agreement, dated February 3, 2013, by and between the Borrower and MedCo, as amended on November 22, 2019, and any replacement license or licenses in the Territory and Field (as such terms are defined in the MedCo License Agreement) following termination of the MedCo License Agreement.
“MedCo Supply Agreement” means that certain Supply and Technology Transfer Agreement, dated April 14, 2016, executed by the Borrower and MedCo, as amended on October 10, 2019.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Mortgage” or “Mortgages” means, individually and collectively, as the context requires, each of the fee mortgages, deeds of trust and deeds executed by a Loan Party that purport to grant a Lien to the Administrative Agent (or a trustee for the benefit of the Administrative Agent) for the benefit of the Secured Parties in any Mortgaged Properties, in form and substance reasonably satisfactory to the Administrative Agent and the Lender Representative.

“Mortgaged Property” means any Material Real Property of a Loan Party listed on Schedule 1.01(f) and, thereafter, shall include each other Material Real Property with respect to which a Mortgage is granted pursuant to Section 6.14(b).
“Mortgaged Property Support Documents” means, with respect to any real property subject to a Mortgage, the deliveries and documents described in Section 6.14(b) and Section 6.18(b).
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.
“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by the Borrower or any Restricted Subsidiary in respect of any Disposition, Debt Issuance or Involuntary Disposition (excluding, for the avoidance of doubt, any such amounts held in escrow), net of (a) fees, costs and expenses incurred in connection therewith (including, without limitation, legal, accounting, recording, consultant, and investment banking fees and sales commissions), (b) taxes paid or reasonably estimated to be payable in connection therewith and any repatriation costs associated with receipt or distribution by the applicable taxpayer of such proceeds, (c) in the case of any Disposition or any Involuntary Disposition, the amount necessary to retire any Indebtedness secured by a Lien on the assets subject to such Disposition or Involuntary Disposition other than any Indebtedness with a Lien ranking pari passu with or junior to the Lien securing the Obligations, together with any applicable premiums, penalties, interest or breakage costs, (d) any reserve for adjustment in respect of (x) the sale price of the property that is the subject of such Disposition established in accordance with GAAP and (y) any liabilities associated with such property and retained by any Loan Party after such Disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and (e) in the case of any Disposition or Involuntary Disposition by a Restricted Subsidiary that is a joint venture or other Restricted Subsidiary that is not a wholly owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (e)) attributable to the minority interests and not available for distribution to or for the account of Borrower or a wholly owned Restricted Subsidiary as a result thereof, and it being understood that “Net Cash Proceeds” shall include, without limitation, (i) any cash or Cash Equivalents received upon the Disposition of any non-cash consideration received by the Borrower or any Restricted Subsidiary in any such Disposition or Involuntary Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (d).
“New Arrangement” has the meaning specified in Section 6.21.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Nondisturbance Agreement” means that certain Acknowledgment and Nondisturbance Agreement, dated as of the Closing Date, executed by the Administrative Agent, the Lenders and BX Bodyguard Royalties L.P.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit G.
“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit J or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.
“NPL” means the National Priorities List under CERCLA.
“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document with respect to any Loan or any Secured Swap Agreement owing to any Hedge Bank and (b) all reasonable and documented out-of-pocket costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof pursuant to any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Officer’s Certificate” means a certificate substantially the form of Exhibit H or any other form approved by the Lender Representative.
“Onpattro” means that certain pharmaceutical product known by the non-proprietary name patisiran, which, as of the Closing Date, is being commercialized in the United States under the brand name Onpattro® under NDA #210922.
“Orange Book Patents” means the Patents listed for any Specified Product in the FDA’s Orange Book pursuant to 21 U.S.C. Section 355(b)(1), as such patent listing may be amended from time to time, together with all foreign counterpart patents.
“Organization Documents” means, (a) with respect to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction) and (d) with respect to all entities, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction).
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).
“Outside Date” means December 31, 2022 or such later date as may be agreed by the Lender Representative in its sole discretion.
“Outstanding Amount” means, on any date, the aggregate outstanding principal amount of Loans after giving effect to any Borrowings and prepayments or repayments of Loans occurring on such date.
“Participant” has the meaning specified in Section 11.06(d).
“Participant Register” has the meaning specified in Section 11.06(d).
“Patents” has the meaning set forth in the Security Agreement.
“Patriot Act” has the meaning specified in Section 11.19.
“Paying Agent” means Wilmington Trust, National Association, as paying agent.
“Paying Agent Agreement” means that certain paying agent agreement, to be executed by the Borrower, the Administrative Agent, BX Bodyguard Royalties L.P. and the Paying Agent, delivered pursuant to Section 6.18.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards with respect to Pension Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate or with respect to which the Borrower or any ERISA Affiliate has any liability and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Permits” means any permit, approval, clearance, authorization, license, certificate, certification, concession, grant, franchise, variance, submission, notification, registration, amendment, supplement, exemption or permission obtained from or submitted to any Governmental Authority, including any Regulatory Approval, in respect of any of the Specified Products.
“Permitted Acquisition” means an Acquisition so long as immediately before and after giving effect to the Acquisition:
(a) no Event of Default shall then exist or would exist after giving effect thereto; provided, that, in the case of an Acquisition that constitutes a Limited Condition Transaction, such condition shall be deemed satisfied so long as (i) no Event of Default is continuing as of the date the applicable definitive agreement in respect of such Limited Condition Transaction is entered into and (ii) no Specified Event of Default is continuing as of the date such Limited Condition Transaction is consummated; and
(b) the Loan Parties are in compliance with the financial covenant set forth in Section 7.11.
“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on the Borrower’s Equity Interests purchased by the Borrower in connection with the issuance of any Permitted Convertible Debt; provided that the premium paid by the Borrower or any of its Restricted Subsidiaries for such Permitted Bond Hedge Transaction, less the proceeds received by the Borrower from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Borrower from the sale of such Permitted Convertible Debt issued in connection with the Permitted Bond Hedge Transaction.
“Permitted Convertible Debt” means Indebtedness of the Borrower that (a) is convertible into Equity Interests of Borrower (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such Equity Interest), (b) shall not mature prior to the Maturity Date, (c) is unsecured, (d) does not provide for or otherwise require any amortization prior to scheduled maturity other than customary payments upon a change of control or fundamental change (it being understood that (i) the conversion or redemptions of any such Indebtedness in accordance with clause (a) above and (ii) the payment to holders thereof in Equity Interests of the Borrower (other than Disqualified Equity Interests), in either case, shall not be considered required amortization) or cash in lieu of fractional shares, (f) is not guaranteed by any Restricted Subsidiary of the Borrower that is not a Guarantor and (g) is evidenced and governed by an indenture, note purchase agreement or similar instrument, and may include related documentation, containing terms and conditions, including without limitation, covenants and defaults that are, taken as a whole, not materially more restrictive on Borrower than the covenants and defaults that are, taken as a whole, contained herein (as reasonably determined by Borrower in its good faith judgment).
“Permitted Financing Transaction” means a Permitted Receivables Financing or a Permitted Royalty Financing, as applicable.
“Permitted Licenses” means any of the following, now or in the future: (a) any licensing, partnering, collaboration, research, development, manufacturing, and/or commercial transactions to advance one or more Specified Products, such as, without limitation, contract manufacturing, contract research, co-promotion, marketing and distribution arrangements; (b) any transactions (including assignments, other transfers and Dispositions) that do not involve any Specified Product (even if they involve Intellectual Property applicable to Specified Products and/or inbound licenses so long as (i) such Intellectual Property or each of such inbound license is only included in such transactions with respect to products or programs other than Specified Products and (ii) no such Intellectual Property and/or inbound licenses are assigned, transferred or otherwise subject to any Disposition with respect to the Specified Products); (c) intercompany licenses or grants of rights of distribution, co-promotion or similar commercial rights between or among the Loan Parties; (d) inbound licenses of all or any portion of (x) IP Rights or (y) other rights in respect of one or more Products (or assets that will become Products) and (e) and any combination of clauses (a)-(d) above.
“Permitted Liens” has the meaning set forth in Section 7.01.
“Permitted Receivables Financing” means receivables securitizations or other receivables financings (including any factoring program) with Persons that are not Affiliates of the Loan Parties for accounts receivable of the Loan Parties and their Restricted Subsidiaries, subject to the following requirements:

(a) all sales, conveyances, assignments and/or contributions of receivables by the Borrower or any Restricted Subsidiary to any Receivables Subsidiary are made at fair market value (as determined in good faith by the Borrower), and
(b) the financing terms, covenants, termination events and other provisions thereof are market terms at the time such Permitted Receivables Financing is first entered into (as determined in good faith by a Responsible Officer of the Borrower) and may include Standard Securitization Undertakings.
“Permitted Royalty Financing” means one or more financing transactions in respect of royalties, milestones, other payments and/or other rights of Borrower or its Restricted Subsidiaries with Persons that are not Affiliates of the Loan Parties, so long as the board of directors of the Borrower has determined in good faith that such Permitted Royalty Financing (including financing terms, covenants, termination events and other provisions) is, in the aggregate, economically fair and reasonable to the Borrower and the Restricted Subsidiaries.
“Permitted Transfers” means (a) Dispositions of inventory in the ordinary course of business; (b) Dispositions of property to the Borrower or any Restricted Subsidiary; provided, that if the transferor of such property is a Loan Party then the transferee thereof must be a Loan Party; (c) Dispositions of accounts receivable in connection with the collection or compromise thereof; (d) other than with respect to IP Collateral, non-exclusive licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Restricted Subsidiaries; (e) the sale or disposition of Cash Equivalents for fair market value and (f) Permitted Licenses of the type described in clauses (b) or (c) of the definition thereof.
“Permitted Warrant Transaction” means any call option, warrant or contractual right to purchase (or substantively equivalent derivative transaction) Borrower’s Equity Interests sold by the Borrower substantially concurrently with any purchase by the Borrower of a related Permitted Bond Hedge Transaction.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, fund, account, Governmental Authority or other entity.
“PIK Election” shall mean an election by the Borrower to pay PIK Interest in accordance with Section 2.06(a)(i) or Section 2.06(a)(ii).
“PIK Interest” has the meaning specified in Section 2.06(a)(i).
“PIK Interest Termination Date” shall mean the earliest of (i) the date that is three (3) years after the Tranche 1 Funding Date, (ii) the date on which the Loans are accelerated pursuant to Article 8 and (iii) the date on which all outstanding Loans are repaid in full
“PIK Rate” means, for any day, (a) with respect to any Eurodollar Rate Loan, 8.00% per annum, and (b) with respect to any Base Rate Loan, 7.00% per annum
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.
“Pledged Equity” has the meaning specified in the Security Agreement.
“Prepayment Date” shall mean the date that any prepayment occurs pursuant to the terms of this Agreement.
“Prime Rate” means, for any day, a rate per annum equal to the rate last quoted by The Wall Street Journal as the “base rate on corporate loans posted by at least 70% of the nation’s largest banks” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent (which determination shall be conclusive absent manifest error)) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent (which determination shall be conclusive absent manifest error)).
“Pro Forma Basis” means, with respect to the calculation of the Total Leverage Ratio, the amount of Consolidated EBITDA or Consolidated Total Assets or any other financial test or ratio hereunder and for any other specified purpose hereunder, and for purposes of determining compliance with the covenant set forth in Section 7.11, in each case as of any date, that such calculation shall give pro forma effect to all Specified Transactions (with any such incurrence of Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) (and the application of the proceeds from any such event, asset sale or debt incurrence) that have occurred during the Measurement Period ended on the applicable date of determination and during the period immediately following the applicable date of determination and prior to or simultaneously with the event for which the calculation of any such ratio on such date of determination is made, including pro forma adjustments arising out of events which are attributable to proposed Specified Transaction, using, for purposes of determining such compliance with a financial test or ratio (including any incurrence test), the historical financial statements of all entities, divisions or lines or assets so acquired or sold and the consolidated financial statements of the Borrower and its Restricted Subsidiaries, calculated as if such Specified Transaction, and all other Specified Transactions that have been consummated during the relevant period, and any Indebtedness incurred or repaid in connection therewith, had been consummated (and the change in Consolidated EBITDA resulting therefrom) and incurred or repaid at the beginning of such period and Consolidated Total Assets shall be calculated after giving effect thereto; provided that when calculating any financial test or ratio for purposes of determining compliance with the covenant set forth in Section 7.11, the events described in this definition that occurred subsequent to the end of the applicable Measurement Period shall not be given pro forma effect. Whenever pro forma effect is to be given to any Specified Transaction, the pro forma calculations shall be made in good faith by a Responsible Officer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation is made had been the applicable rate for the entire test period (taking into account any interest hedging arrangements applicable to such Indebtedness). Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower may designate.
“Products” means any drug, biologic, or medical device that is researched, developed, manufactured, packaged, labeled, stored, tested, transported, commercialized, imported, exported, distributed, promoted, marketed or sold by or on behalf of the Borrower, including, without limitation, marketed products and products under development.

“Public Lender” has the meaning specified in Section 6.02.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under §1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualifying Control Agreement” means an agreement, among a Loan Party, a depository institution or securities intermediary and the Administrative Agent, which agreement is in form and substance reasonably acceptable to the Administrative Agent and the Lender Representative and which provides the Administrative Agent with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) or securities account(s) described therein.
“Receivables Subsidiary” means a special purpose wholly owned Restricted Subsidiary of the Borrower created in connection with the transactions contemplated by a Permitted Financing Transaction, which Restricted Subsidiary engages in no activities other than those incidental to such Permitted Financing Transaction; and
(a) no portion of the Indebtedness or any other obligations (contingent or otherwise):
(i) is guaranteed by the Borrower or any Restricted Subsidiary (other than a Receivables Subsidiary and excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);
(ii) is recourse to or obligates the Borrower or any Restricted Subsidiary (other than a Receivables Subsidiary) in any way other than pursuant to Standard Securitization Undertakings; or
(iii) subjects any property or asset of the Borrower or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;
(b) with which neither the Borrower nor any Restricted Subsidiary (other than a Receivables Subsidiary) has any material contract, agreement, arrangement or understanding other than on terms which the Borrower reasonably believes to be no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower, other than with respect to Standard Securitization Undertakings; and
(c) to which neither the Borrower nor any other Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.
“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.
“Reduced Commitments” has the meaning set forth in Section 2.04(a)(ii).
“Register” has the meaning specified in Section 11.06(c).

“Regulation U” means Regulation U of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulatory Approval” means any authorization, approval, license, permit, certificate or exemption issued by any Governmental Authority that is necessary to commercialize a given biologic product, pharmaceutical product or medical device product in a given regulatory jurisdiction.
“Regulatory Documentation” means any and all regulatory filings, reports, applications, notifications and documentation in the United States or in any other country, including all submissions to Governmental Authorities, all investigational new drug applications and amendments thereto, all research ethics committee submissions and authorizations, all Regulatory Approvals, including all Specified Product NDAs and all supplemental applications or amendments thereto, all related drug master files, as well as all correspondence with any Governmental Authorities with respect thereto, in each case, directly or otherwise reasonably relating to any Specified Product (other than Inclisiran), any clinical trial for a Specified Product (other than Inclisiran) administered by or on behalf of the Borrower or any of its Restricted Subsidiaries or the research, development, use, manufacture, licensure, packaging, processing, delivery or commercialization of a Specified Product (other than Inclisiran), or any services provided directly or otherwise reasonably in connection with a Specified Product (other than Inclisiran).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, investment committee members, accountants, agents, trustees, administrators, managers, advisors, consultants, attorneys, current or prospective investors, advisors, financing or funding sources, service providers and representatives of such Person and of such Person’s Affiliates.
“Release” means any actual or threatened release, spill, emission, discharge, deposit, dispersal, disposal, leaking, pumping, pouring, dumping, emptying, placing, injection or leaching or migration into or through the Environment.
“Replacement Collateral” means any Intellectual Property owned by any Loan Party, other than RPA Assets, that is of equal value to the assets sold in connection with a Disposition pursuant to Section 2.03(b) (as mutually determined by the Lender Representative and the Borrower in good faith, or, in the absence of any such determination, at the Borrower’s sole expense, by an independent third-party to be selected by mutual agreement between the Borrower and the Lender Representative).
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.
“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Resignation Effective Date” has the meaning set forth in Section 9.06(a).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the chief executive officer, chief operating officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01(b), the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative

Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party, the Administrative Agent and the Lender Representative. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Administrative Agent or the Lender Representative, each Responsible Officer will provide an incumbency certificate and to the extent requested by the Administrative Agent, appropriate authorization documentation, in form and substance reasonably satisfactory to the Lender Representative.
“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of the Borrower or any of its Restricted Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of the Borrower or any of its Restricted Subsidiaries, now or hereafter outstanding, and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights (in each case, other than Permitted Convertible Debt or Permitted Warrant Transactions) to acquire shares of any class of Equity Interests of any Loan Party or any of its Restricted Subsidiaries, now or hereafter outstanding.
“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.
“Retained Royalty” means 50% of the royalties and 25% of the milestones payable to the Borrower pursuant to the MedCo License Agreement; provided that, if the Applicable Percentage (as defined in the Royalty Purchase Agreement) with respect to the Royalty (as defined in the Royalty Purchase Agreement) is increased to 55% in accordance with the terms of the Royalty Purchase Agreement, then the Retained Royalty shall mean 45% of the royalties payable to the Borrower pursuant to the MedCo License Agreement on and after January 1, 2030.
“Royalty Purchase Agreement” means that certain Purchase and Sale Agreement, dated as of the Closing Date, among the Borrower, as seller, and BX Bodyguard Royalties L.P., a Delaware limited partnership, as purchaser, with respect to the Royalty Product (as defined therein).
“RPA Assets” means (i) the Royalty Purchase Agreement, and any of the rights or obligations of Purchaser or Seller thereunder; (ii) the MedCo License Agreement (but not the Retained Royalty); (iii) the MedCo Supply Agreement; (iv) the Purchased Assets (as defined in the Royalty Purchase Agreement); and (v) any IP Rights that claim or cover Inclisiran, including any “Royalty Product Patents” set forth on Exhibit G to the Royalty Purchase Agreement.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.
“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by any Loan Party or any Restricted Subsidiary whereby any Loan Party or any Restricted Subsidiary transfers such property to a Person and any Loan Party or any Restricted Subsidiary leases it from such Person, other than leases between Loan Parties and their Restricted Subsidiaries.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Indemnitees, each Hedge Bank and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.
“Secured Swap Agreement” means any Swap Agreement that is entered into by and between the Borrower and any Hedge Bank and designated in writing by the Borrower to the Administrative Agent as a “Secured Swap Agreement” (it being understood that one notice with respect to a specified Master Agreement may designate all transactions thereunder as being “Secured Swap Agreements”, without the need for separate notices for each individual transaction thereunder).
“Securities Act” means the Securities Act of 1933, including all amendments thereto and regulations promulgated thereunder.
“Security Agreement” means the security and pledge agreement, dated as of the Closing Date, executed in favor of the Administrative Agent by each of the Loan Parties, as amended, modified, extended, restated, replaced or supplemented from time to time.
“SEMS” means Superfund Enterprise Management System maintained by the U.S. Environmental Protection Agency.
“Shared IP” means the Specified Product IP that is applicable to any product or program of the Borrower or its Restricted Subsidiaries other than the Specified Products.
“Side Letter” means that certain Side Letter, dated as of the date hereof, between the Borrower and the Administrative Agent.
“Solvency Certificate” means a solvency certificate in substantially in the form of Exhibit F.
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the aggregate fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the aggregate present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Event of Default” means an Event of Default pursuant to Section 8.01(a) or Section 8.01(f).

“Specified Product IP” means any and all Patents, Copyrights, Trademarks, trade secrets and other intellectual property recognized under applicable Law (other than Patents, Copyrights, Trademarks, trade secrets and other intellectual property recognized under applicable Law consisting of RPA Assets) that are necessary for, and material to, the research, development, manufacture, commercialization, or other exploitation of any Specified Product(s), including the Orange Book Patents, in each case, during the term of this Agreement.
“Specified Product NDAs” means the FDA-approved NDA for any Specified Product (other than Inclisiran) in the United States, including NDA #210922 for Onpattro and NDA #212194 for Givlaari, and all amendments and supplemental applications to such NDAs, and any other Regulatory Approval for any Specified Product (other than Inclisiran) in any country of the world.
“Specified Products” means Onpattro, Givlaari, Vutrisiran and Inclisiran, together with any other forms, formulations or methods of delivery of any such products in the United States under any brand name or as a generic product by or on behalf of any Loan Party.
“Specified Products Business” has the meaning specified in Section 5.23(a).
“Specified Transaction” means any (a) disposition of all or substantially all the assets of or all the Equity Interests of the Borrower or any Restricted Subsidiary or of any product line, business unit, line of business or division of the Borrower or any Restricted Subsidiary, (b) Permitted Acquisitions, (c) Investment, (d) designation of any Restricted Subsidiary as an Unrestricted Subsidiary, or of any Unrestricted Subsidiary as a Restricted Subsidiary, (e) the proposed incurrence of Indebtedness or making of a Restricted Payment or payment in respect of Indebtedness in respect of which compliance with any financial test or ratio is by the terms of this Agreement required to be calculated on a Pro Forma Basis or (f) cost savings initiative, operating improvement, restructuring or other initiative, action or event, including entry into new contracts, increased pricing or volume and optimization actions.
“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and Guarantees of performance entered into by the Borrower or any Restricted Subsidiary of the Borrower that a Responsible Officer of the Borrower has determined in good faith to be customary in a receivables or royalties financing, as applicable, including those relating to the servicing of the assets of a Receivables Subsidiary.
“Subject Interest Period” has the meaning specified in Section 2.06(a)(iii).
“Subordinated Debt” means Indebtedness incurred by any Loan Party which by is subordinated in Lien priority to the Lien securing the Obligations or in right of payment to the prior payment of the Obligations.
“Subsequent Borrowing Condition” means, as of any date, either (x) (1) Regulatory Approval for Inclisiran shall have been obtained and remain in effect as of such date and (2) the First Commercial Sale shall have occurred on or prior to such date or (y) the Consolidated revenue attributable to Onpattro and Givlaari as of the last day of the most recently ended Measurement Period shall be equal to or greater than $300,000,000.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligations” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the Consolidated balance sheet of such Person and its Restricted Subsidiaries in accordance with GAAP.
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including Sale/Leaseback Transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Target” has the meaning set forth in the definition of “Acquisition.”
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Threshold Amount” means $30,000,000.
“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Outstanding Amount of all Loans of such Lender at such time.
“Total Funded Debt” means, as of any date of determination, the aggregate amount of Indebtedness of the Borrower and its Restricted Subsidiaries consisting of Indebtedness of the type described in clauses (a), (b) (to the extent not cash collateralized and more than one (1) Business Day overdue), (f) and (g) of the definition of Indebtedness. For the avoidance of doubt, Total Funded Debt shall not include any obligations in respect of a Permitted Financing Transaction, milestone payments, back-end payments or similar obligations.
“Total Leverage Ratio” means, with respect to any Measurement Period, the ratio of (a) Total Funded Debt as of the last day of such Measurement Period minus the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries as of such date maintained in accounts in the United States in an aggregate amount not to exceed $375,000,000 to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such Measurement Period.
“Trade Date” has the meaning specified in Section 11.06(g)(i).
“Tranche 1 Availability Period” means the period from and including the Closing Date to the earliest of (i) December 31, 2020 (or such later date as may be agreed by the Lender Representative in its sole discretion), (ii) the date of termination of the Tranche 1 Commitments pursuant to Section 2.04(b), and (iii) the date of termination of the Aggregate Commitments of each Lender pursuant to Section 8.02.
“Tranche 1 Commitment” means, as to each Lender, its obligation to make Tranche 1 Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01(b) under the caption “Tranche 1 Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Tranche 1 Commitments of all of the Lenders on the Closing Date shall be $200,000,000.
“Tranche 1 Funding Date” means the date on which the condition specified in Section 4.03 is satisfied (or waived in accordance with Section 11.01) and the Tranche 1 Loans are funded in accordance with the terms hereof.
“Tranche 1 Loans” has the meaning specified in Section 2.01(a).
“Tranche 1 Mandatory Borrowing Date” has the meaning specified in Section 6.19(a).
“Tranche 2 Availability Period” means the period from and including the Closing Date to the earliest of (i) the Outside Date, (ii) the date of termination of the Tranche 2 Commitments pursuant to Section 2.04(b), and (iii) the date of termination of the Aggregate Commitments of each Lender pursuant to Section 8.02.
“Tranche 2 Commitment” means, as to each Lender, its obligation to make Tranche 2 Loans to the Borrower pursuant to Section 2.01(b) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01(b) under the caption “Tranche 2 Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Tranche 2 Commitments of all of the Lenders on the Closing Date shall be $250,000,000.
“Tranche 2 Funding Date” means the date on which the conditions specified in Section 4.04 are satisfied (or waived in accordance with Section 11.01) and the Tranche 2 Loans are funded in accordance with the terms hereof.
“Tranche 2 Loans” has the meaning specified in Section 2.01(b).
“Tranche 2 Mandatory Borrowing Date” has the meaning specified in Section 6.19(b)(ii).

“Tranche 3 Availability Period” means the period from and including the Closing Date to the earliest of (i) the Outside Date, (ii) the date of termination of the Tranche 3 Commitments pursuant to Section 2.04(b), and (iii) the date of termination of the Aggregate Commitments of each Lender pursuant to Section 8.02.
“Tranche 3 Commitment” means, as to each Lender, its obligation to make Tranche 3 Loans to the Borrower pursuant to Section 2.01(c) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01(b) under the caption “Tranche 3 Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Tranche 3 Commitments of all of the Lenders on the Closing Date shall be $250,000,000.
“Tranche 3 Funding Date” means the date on which the conditions specified in Section 4.05 are satisfied (or waived in accordance with Section 11.01) and the Tranche 3 Loans are funded in accordance with the terms hereof.
“Tranche 3 Loans” has the meaning specified in Section 2.01(c).
“Tranche 3 Mandatory Borrowing Date” has the meaning specified in Section 6.19(c)(ii).
“Transactions” means, collectively, (a) the execution and delivery of this Agreement and the other Loan Documents, the funding and continuation (as applicable) of the Tranche 1 Loans, (b) the consummation of the transactions contemplated by the Royalty Purchase Agreement, (c) the consummation of any other transactions in connection with the foregoing, and (d) the payment of the fees and expenses incurred in connection with any of the foregoing.
“Treasury Rate” means, as of any date of notice of prepayment, the yield to maturity as of the date of such notice of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent statistical release designated as “H.15” under the caption “Treasury constant maturities” or any successor publication which is published at least weekly by the Board of Governors of the Federal Reserve System (or companion online data resource published by the Board of Governors of the federal reserve system) and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity that has become publicly available at least two (2) Business Days prior to the date of such notice (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the applicable Prepayment Date or the Applicable Measurement Date, as applicable, to the date that is twenty-four months after the Applicable Measurement Date; provided, however, that if the period from the applicable Prepayment Date or the Applicable Measurement Date, as applicable, to the date that is twenty-four months after the Applicable Measurement Date is less than one year, the weekly average yield on actively traded U.S. Treasury securities adjusted to a constant maturity of one year will be used.
“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“United States” and “U.S.” mean the United States of America.
“Unrestricted Subsidiary” means any Subsidiary formed or acquired after the Closing Date which, at the option of the Borrower, is designated in writing by the Borrower to the Administrative Agent as being an Unrestricted Subsidiary. The Borrower may designate any such Subsidiary as an Unrestricted Subsidiary (or subsequently re-designate an Unrestricted Subsidiary as a Restricted Subsidiary) at any time so long as immediately after giving effect to such designation or re-designation, as applicable, and any related transactions, on a Pro Forma Basis, (i) no Event of Default shall have occurred and be continuing or shall result therefrom and (ii) the Borrower shall be in pro forma compliance with the financial covenant set forth in Section 7.11 for the Measurement Period most recently ended prior to such designation. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower or applicable Subsidiary therein in a non-Guarantor at the date of designation in an amount equal to the fair market value of the applicable Person’s Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary will constitute the incurrence at the time of designation of any Indebtedness and Liens of such Subsidiary existing at such time and a return on any Investment by the Borrower in Unrestricted Subsidiaries in an amount equal to the fair market value at the date of such designation of the Borrower’s or its Restricted Subsidiary’s (as applicable) Investment in such Subsidiary. It is understood and agreed that at no time may any Unrestricted Subsidiary own any IP Collateral, Shared IP or Mortgaged Property.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(f)(ii)(B)(3).
“USPTO” means the United States Patent and Trademark Office.
“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of such contingency.
“Vutrisiran” means that certain pharmaceutical product known by the non-proprietary name vutrisiran, which, as of the Closing Date, is being developed by the Borrower.
“Withholding Agent” means the Borrower and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.02 Other Interpretive Provisions.
With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(d) Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03 Accounting Terms.
(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (i) Indebtedness of the Borrower and its Restricted Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470–20 on financial liabilities shall be disregarded, (ii) [reserved], and (iii) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC Topic 825 “Financial Instruments” (or any other financial accounting standard having a similar result or effect) to value any Indebtedness of the Borrower or any Restricted Subsidiary at “fair value”, as defined therein. For purposes of determining the amount of any outstanding Indebtedness, no effect shall be given to any election by the Borrower to measure an item of Indebtedness using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification 825–10–25 (formerly known as FASB 159) or any similar accounting standard).
(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower, the Lender Representative or the Required Lenders shall so request, the Lender Representative and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent (for distribution to the Lenders) financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
(c) Consolidation of Variable Interest Entities. All references herein to Consolidated financial statements of the Borrower and its Restricted Subsidiaries or to the determination of any amount for the Borrower and its Restricted Subsidiaries on a Consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04 Rounding.
Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05 Times of Day.
Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.06 UCC Terms.
Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.
1.07 Rates.
The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any rate that is an alternative or replacement for or successor to any of such rates (including, without limitation, any LIBOR Successor Rate) or the effect of any of the foregoing, or of any LIBOR Successor Rate Conforming Changes.
1.08 Limited Condition Transactions.
For purposes of (i) determining compliance with any provision of this Agreement or the other Loan Documents which requires the calculation of any ratio, (ii) determining the accuracy of any representations or warranties or determining whether any Default or Event of Default has occurred or (iii) testing availability under baskets set forth in this Agreement or the other Loan Documents (including baskets measured as a percentage of Consolidated EBITDA or Consolidated Total Assets), in each case, in connection with a Limited Condition Transaction, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreement for such Limited Condition Transaction is entered into (such date, the “LCT Test Date”), and if, on a Pro Forma Basis after giving effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Measurement Period, as applicable, ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated, and (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated and tested on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith have been consummated until such time as the applicable Limited Condition Transaction has actually closed or the definitive agreement for such Limited Condition Transaction has been terminated. For the avoidance of doubt, if any of such ratios or amounts are exceeded as a result of fluctuations in such ratio or amount (including due to fluctuations in Consolidated EBITDA or Consolidated Total Assets of the Borrower and its Restricted Subsidiaries or of the Person subject to such Limited Condition Transaction), at or prior to the consummation of the relevant transaction or action, such ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken.
ARTICLE II
COMMITMENTS AND BORROWINGS
2.01 Loans.
(a) Tranche 1 Borrowing. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a single Loan to the Borrower, in Dollars, on any Business Day during the Tranche 1 Availability Period in an amount equal to its Tranche 1 Commitment as of the Tranche 1 Funding Date (the “Tranche 1 Loans”). The Tranche 1 Loans shall consist of Loans made simultaneously by the Lenders in accordance with their respective Applicable Percentage of the Tranche 1 Commitments as of the Tranche 1 Funding Date. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. The Tranche 1 Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
(b) Tranche 2 Borrowing. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a single Loan to the Borrower, in Dollars, on any Business Day during the Tranche 2 Availability Period in an amount equal to its Tranche 2 Commitment as of the Tranche 2 Funding Date (the “Tranche 2 Loans”). The Tranche 2 Loans shall consist of Loans made simultaneously by the Lenders in accordance with their respective Applicable Percentage of the Tranche 2 Commitments as of the Tranche 2 Funding Date. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed. The Tranche 2 Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
(c) Tranche 3 Borrowing. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a single Loan to the Borrower, in Dollars, on any Business Day during the Tranche 3 Availability Period in an amount equal to its Tranche 3 Commitment as of the Tranche 3 Funding Date (the “Tranche 3 Loans”). The Tranche 3 Loans shall consist of Loans made simultaneously by the Lenders in accordance with their respective Applicable Percentage of the Tranche 3 Commitments as of the Tranche 3 Funding Date. Amounts borrowed under this Section 2.01(c) and repaid or prepaid may not be reborrowed. The Tranche 3 Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
2.02 Borrowings, Conversions and Continuations of Loans.
(a) Notice of Borrowing. Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which notice shall be given by a Loan Notice. Each such Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (x) twelve (12) Business Days prior to the requested date of any Borrowing of Eurodollar Rate Loans or (y) five (5) Business Days prior to the requested date of any conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans and (B) twelve (12) Business Days prior to the requested date of any Borrowing of Base Rate Loans (in each case, or such shorter period as may be agreed by the Administrative Agent and the Lender Representative). Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, in connection with any conversion or continuation of a Loan, if less, the entire principal thereof then outstanding). Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, in connection with any conversion or continuation of a Loan, if less, the entire principal thereof then outstanding). Each Loan Notice shall specify (I) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Loans, as the case may be, (II) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (III) the principal amount of Loans to be borrowed, converted or continued, (IV) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (V) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.
(b) Advances. Following receipt of a Loan Notice for a Borrowing, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 and (x) with respect to the Tranche 1 Loans, Section 4.03, (y) with respect to the Tranche 2 Loans, Section 4.04, and (z) with respect to the Tranche 3 Loans, Section 4.05, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.
(c) Eurodollar Rate Loans. Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the outstanding Eurodollar Rate Loans be converted immediately to Base Rate Loans.
(d) Interest Rates. Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.
(e) Interest Periods. After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five Interest Periods in effect.
(f) Cashless Settlement Mechanism. Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all or the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, the Lender Representative and such Lender.
2.03 Prepayments.
(a) Optional.
(i) The Borrower may, upon notice to the Administrative Agent pursuant to delivery to the Administrative Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty subject to Section 2.03(c) and Section 3.05; provided that, unless otherwise agreed by the Administrative Agent, (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) one (1) Business Day prior to any date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that the Notice of Loan Prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked or postponed by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Loans pursuant to this Section 2.03(a) shall be applied to the principal repayment installments thereof as directed by the Borrower, and, in the absence of direction, in direct order of maturity. Subject to Section 2.12, such prepayments shall be paid to the Lenders in accordance with their respective Applicable Percentages of the outstanding Loans.
(b) Mandatory.
(i) Dispositions and Involuntary Dispositions. The Borrower shall prepay the Loans in an aggregate amount equal to 100% of the Net Cash Proceeds received by the Loan Parties from all Dispositions pursuant to Section 7.05(f), (h), (i), (j) and (l) (other than Permitted Transfers) and Involuntary Dispositions of Collateral within ten (10) Business Days of the date of such Disposition or Involuntary Disposition that are in excess of $10,000,000; provided that, other than with respect to Net Cash Proceeds received in connection with a Disposition or Involuntary Disposition of the Manufacturing Facility, if the Borrower or its Restricted Subsidiaries invest (or commit to invest) the Net Cash Proceeds from such event (or a portion thereof) within 12 months after receipt of such Net Cash Proceeds to acquire, maintain, develop, construct, improve, upgrade, repair or make capital expenditures or Investments with respect to assets or property (x) that constitute Collateral or (y) with respect to which the Administrative Agent, on behalf of the Secured

Parties, shall have received a first priority perfected security interest, then no prepayment shall be required pursuant to this paragraph in respect of such Net Cash Proceeds in respect of such event (or the applicable portion of such Net Cash Proceeds, if applicable) except to the extent of any such Net Cash Proceeds therefrom that have not been so invested (or committed to be invested) by the end of such 12-month period (or if committed to be so invested within such 12-month period, have not been so invested within one hundred eighty (180) days after the 12-month period that follows receipt thereof), at which time a prepayment shall be required in an amount equal to such Net Cash Proceeds that have not been so invested (or committed to be invested); provided, further that, if (x) the Borrower or a Restricted Subsidiary has identified Replacement Collateral in writing to the Lender Representative at least five (5) Business Days prior to the date of such Disposition or Involuntary Disposition, and (y) the Administrative Agent, on behalf of the Secured Parties shall have received (or shall receive in connection with the closing of such Disposition or Involuntary Disposition) a first priority perfected security interest in all such Replacement Collateral on or prior to the date of such Disposition or Involuntary Disposition, then no prepayment (or Cash Collateral) shall be required pursuant to this paragraph in respect of such Net Cash Proceeds.
(ii) Dispositions of Inclisiran. At any time prior to the First Commercial Sale, the Borrower shall prepay the Loans and/or Cash Collateralize the Obligations in an aggregate amount equal to 100% of the Net Cash Proceeds received by the Borrower or any Restricted Subsidiary from all Dispositions and Involuntary Dispositions of Inclisiran (or any rights with respect thereto) that are consummated after the Closing Date within ten (10) Business Days of the date of such Disposition or Involuntary Disposition; provided that, if (x) the Borrower or a Subsidiary has identified Replacement Collateral in writing to the Lender Representative at least ten (10) Business Days prior to the date of such Disposition or Involuntary Disposition, and (y) the Administrative Agent, on behalf of the Secured Parties shall have received (or shall receive in connection with the closing of such Disposition or Involuntary Disposition) a first priority perfected security interest in all such Replacement Collateral, to the extent required by Section 6.14, on or prior to the date of such Disposition or Involuntary Disposition, then no prepayment (or Cash Collateral) shall be required pursuant to this paragraph in respect of such Net Cash Proceeds.
(iii) Debt Issuance. Within one (1) Business Day upon the receipt by the Borrower or any Restricted Subsidiary of the Net Cash Proceeds of any Debt Issuance, the Borrower shall prepay the Loans as hereinafter provided in an aggregate amount equal to 100% of such Net Cash Proceeds.
(iv) Application of Payments. Each prepayment of Loans pursuant to the foregoing provisions of this Section 2.03(b) shall be applied, to the principal repayment installments of the Loans, on a ratable basis among the Tranche 1 Loans, the Tranche 2 Loans and the Tranche 3 Loans outstanding at the time of such prepayment, in inverse order of maturity in respect of each tranche, including, without limitation, the final principal repayment installment on the Maturity Date. Subject to Section 2.12, such prepayments shall be paid to the Lenders in accordance with their respective Applicable Percentages of the outstanding Loans.
(v) Foreign Subsidiary Prepayments. Notwithstanding any other provisions of this Section 2.03, (i) to the extent that any or all of the Net Cash Proceeds of any event giving rise to prepayment pursuant to Section 2.03(b)(i) or (iii) are attributable to any Foreign Subsidiary that is not a Guarantor (a “Foreign Prepayment Event”), which is prohibited or delayed by any applicable local law relating to financial assistance, corporate benefit, thin capitalization and the fiduciary and statutory duties of the directors of the relevant Foreign Subsidiary or any other from being repatriated to the Loan Parties, an amount equal to the portion of such Net Cash Proceeds generated by such Foreign Subsidiary and so affected will not be required to be applied to repay the Loans at the times provided in this Section 2.03(b), but only to the extent, and for so long as, Applicable Law will not permit repatriation to the Loan Parties, and once a repatriation of any of such affected Net Cash Proceeds is permitted under Applicable Law, an amount equal to such Net Cash Proceeds will be promptly (and in any event not later than three (3) Business Days after such repatriation is permitted) applied (net of any taxes payable resulting from any repatriation) to the repayment of the Loans pursuant to this Section 2.03(b), and (ii) to the extent that the Borrower has determined in good faith that repatriation to the United States of any or all of the Net Cash Proceeds of any Foreign Prepayment Event generated by any Foreign Subsidiary that is not a Guarantor would have material adverse tax consequences to the Borrower (in the Borrower’s reasonable determination, and taking into account any foreign tax credit or benefit actually realized in connection with such repatriation), an amount equal to such Net Cash Proceeds so affected will not be required to be applied to repay the Loans at the times provided in this Section 2.03(b), but only to the extent, and so long as, such material adverse tax consequences apply and once such material adverse tax consequences no longer apply, an amount equal to such Net Cash Proceeds will be promptly (and in any event not later than three (3) Business Days after such repatriation no longer causes such material adverse tax consequences) applied to the repayment of the Loans pursuant to this Section 2.03(b); provided that, in each case, each Loan Party will, and will cause the applicable Foreign Subsidiary to, use commercially reasonable efforts to take any action to permit such repatriation without material adverse tax consequences including (A) the making of an intercompany loan by the applicable Foreign Subsidiary to the Loan Party in an amount equal to the portion of such Net Cash Proceeds and (B) in the case of clause (i), the taking of all commercially reasonable actions required by Applicable Law to permit such repatriation.
(c) Call Protection. Notwithstanding anything to the contrary contained in this Agreement, at the time of (x) any prepayment of the Loans pursuant to Section 2.03(a) or Section 2.03(b), (y) the acceleration of any Loans pursuant to Article VIII or (z) any termination of any Commitment as a result of a Commitment Termination Event, in each case, prior to the Maturity Date:
(i) prior to the date that is twenty-four months after the Applicable Measurement Date, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each applicable Lender, a fee in an amount equal to the product of the Applicable Premium multiplied by the aggregate principal amount of all Loans so prepaid (in the case of clause (x)), accelerated (in the case of clause (y)) or deemed prepaid (in the case of clause (z));
(ii) on and after the date that is twenty-four months after the Applicable Measurement Date, but prior to the date that is thirty-six months after the Applicable Measurement Date, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each Lender with outstanding Loans, a fee in an amount equal to 5.0% of the aggregate principal amount of all Loans so prepaid (in the case of clause (x)), accelerated (in the case of clause (y)) or deemed prepaid (in the case of clause (z));

(iii) on and after the date that is thirty-six months after the Applicable Measurement Date, but prior to the date that is forty-eight months after the Applicable Measurement Date, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each Lender with outstanding Loans, a fee in an amount equal to 2.0% of the aggregate principal amount of all Loans so prepaid (in the case of clause (x)), accelerated (in the case of clause (y)) or deemed prepaid (in the case of clause (z)); and
(iv) on and after the date that is forty-eight months after the Applicable Measurement Date, but prior to the date that is sixty (60) months after the Applicable Measurement Date, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each Lender with outstanding Loans, a fee in an amount equal to 1.0% of the aggregate principal amount of all Loans so prepaid (in the case of clause (x)), accelerated (in the case of clause (y)) or deemed prepaid (in the case of clause (z)).
The Applicable Premium shall be fully earned, and due and payable, on the date of the applicable prepayment, or, if earlier, on the date such prepayment is required to be made, and shall be non-refundable or curable when made. The Loan Parties further acknowledge and agree that the Applicable Premium is not intended to act as a penalty or to punish the Loan Parties for any such prepayment or amendment.
Notwithstanding anything to the contrary in this Agreement or any other Loan Document, it is understood and agreed that if the Obligations are accelerated as a result of the occurrence of any Event of Default (including by operation of law or otherwise), the Applicable Premium will also be due and payable and shall constitute part of the Obligations for all purposes herein. The Applicable Premium shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. THE LOAN PARTIES EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT, THE ACCRUAL OR COLLECTION OF THE APPLICABLE PREMIUM. The Loan Parties expressly agree that (i) the Applicable Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (ii) the Applicable Premium shall be payable notwithstanding the then prevailing market interest rates at the time payment is made, (iii) there has been a course of conduct between the Lender Representative, the Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Applicable Premium, (iv) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 2.04(c), (v) the Loan Parties’ agreement to pay the Applicable Premium is a material inducement to the Lenders to make the Loans, and (vi) the Applicable Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Lenders, not a penalty, and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders.
Within the parameters of the applications set forth above, prepayments pursuant to Section 2.03(b) shall be applied first to Base Rate Loans and then to Eurodollar Rate Loans in inverse order of Interest Period maturities. All prepayments under Section 2.03(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.
2.04 Termination, Reduction or Acceleration of Commitments.
(a) Optional.

(i) Except as set forth in Section 2.04(a)(ii) and Section 2.04(a)(iii), the Borrower may not terminate or permanently reduce any Commitments at any time other than in connection with an Early Refinancing.
(ii) Reduced Commitments. On any date prior to the date that is twelve (12) months after the Closing Date, the Borrower may elect to permanently reduce the undrawn Commitments in an aggregate principal amount not to exceed the Maximum Modification Amount upon notice to the Administrative Agent and the Lender Representative (the amount of reduced Commitments, the “Reduced Commitments”); provided that (i) any such notice shall be received by the Administrative Agent and the Lender Representative not later than 11:00 a.m. five (5) Business Days prior to the date of reduction and (ii) the Reduced Commitments shall be applied to the undrawn Commitments as directed by the Borrower on such date.
(iii) Accelerated Commitments. On any date prior to the date that is twelve (12) months after the Closing Date, the Borrower may accelerate the undrawn Tranche 2 Commitments and/or the undrawn Tranche 3 Commitments (the “Accelerated Commitments”) in an aggregate amount not to exceed the Maximum Modification Amount on such date by reallocating the Accelerated Commitments to Tranche 1 Commitments and/or Tranche 2 Commitments; provided that the Borrower shall have provided written notice to the Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to the date of such acceleration. The Tranche 2 Commitments and the Tranche 3 Commitments that are accelerated pursuant to this Section 2.04(a)(iii) shall be automatically and permanently reduced as directed by the Borrower.
(b) Mandatory.
(i) The aggregate Tranche 1 Commitments shall be automatically and permanently reduced to zero on the Tranche 1 Funding Date.
(ii) The aggregate Tranche 2 Commitments shall be automatically and permanently reduced to zero on the Tranche 2 Funding Date.
(iii) The aggregate Tranche 3 Commitments shall be automatically and permanently reduced to zero on the Tranche 3 Funding Date.
(c) Outside Date. If the Subsequent Borrowing Condition has not been satisfied as of the Outside Date, the Lender Representative may in its sole discretion, upon notice to the Borrower, terminate all (or any portion) of the Aggregate Commitments that are undrawn as of such date.
2.05 Repayment of Loans.
The Borrower shall repay to the Lenders an amount equal to the aggregate principal amount of all Loans outstanding on the Maturity Date together with all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder.
2.06 Interest and Default Rate.
(a) Interest.

(i) Subject to the provisions of Section 2.06(b), the unpaid principal amount of each Base Rate Loan shall bear interest (i) with respect to each Interest Period ending on or prior to the PIK Interest Termination Date and any portion of any Interest Period occurring on or prior to the PIK Interest Termination Date, at the Borrower’s election, (A) at a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Rate, payable entirely in cash (“Cash Interest”), or (B) so long as no Event of Default shall have occurred and be continuing, at a rate per annum equal to the Base Rate in effect from time to time plus the PIK Rate, payable in kind (“PIK Interest”) by adding such interest to such unpaid principal amount (on a pro rata basis among the Lenders) and (ii) with respect to each Interest Period ending after the PIK Interest Termination Date (other than any portion of any Interest Period occurring on or prior to the PIK Interest Termination Date), entirely as Cash Interest at a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Rate, in each case from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise).
(ii) Subject to the provisions of Section 2.06(b), the unpaid principal amount of each Eurodollar Rate Loan shall bear interest (i) with respect to each Interest Period ending on or prior to the PIK Interest Termination Date and any portion of any Interest Period occurring on or prior to the PIK Interest Termination Date, at the Borrower’s election, (A) at a rate per annum equal to the Eurodollar Rate in effect from time to time plus Applicable Rate, payable entirely as Cash Interest or (B) so long as no Event of Default shall have occurred and be continuing, at a rate per annum equal to the Eurodollar Rate in effect from time to time plus the PIK Rate, as PIK Interest by adding such interest to such unpaid principal amount (on a pro rata basis among the Lenders) and (ii) with respect to each Interest Period ending after the PIK Interest Termination Date (other than any portion of any Interest Period occurring on or prior to the PIK Interest Termination Date), entirely as Cash Interest at a rate per annum equal to the Eurodollar Rate in effect from time to time plus the Applicable Rate, in each case from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise).
(iii) Prior to the PIK Interest Termination Date, the Borrower shall elect the form of interest payment for each Interest Period by delivering a notice (the “Interest Election Notice”) at least three (3) Business Days prior to the commencement of the applicable Interest Period. Each Interest Election Notice shall include information to the following effect: (i) the relevant Interest Payment Date; (ii) whether interest shall be paid on such interest payment date as Cash Interest or as PIK Interest; and (iii) if interest shall be paid as PIK Interest, the increase in the principal amount of the Loans to be effective upon the relevant Interest Payment Date as a result of such payment and the principal amount of the Loans to be outstanding as of such Interest Payment Date after giving effect to such payment. If the Borrower does not deliver an Interest Election Notice in respect of any Interest Period (the “Subject Interest Period”), the interest on the Loans will be payable on the Interest Payment Date in respect of the Subject Interest Period as Cash Interest; provided that (1) in no event shall any interest in respect of any Interest Period (or portion thereof) occurring after the PIK Interest Termination Date be payable as PIK Interest and (2) in no event shall accrued and unpaid interest be payable as PIK Interest in connection with any voluntary or mandatory prepayment of principal of the Loans.
(b) Default Rate. Upon the request of the Required Lenders, and notice to the Borrower while any Event of Default exists (including a payment default), all past due Obligations may accrue at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable promptly upon demand.
(c) Interest Payments. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.07 Fees.
(a) Agency Fee Letter. The Borrower shall pay to the Administrative Agent, for its own account, fees in the amounts and at the times specified in the Agency Fee Letter.
(b) Fee Letter. The Borrower shall pay to the Lender Representative, for its own account, fees in the amounts and at the times specified in the Fee Letter.
2.08 Computation of Interest and Fees.
All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred sixty (360) day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate hereunder.
2.09 Evidence of Debt.
The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The Administrative Agent shall maintain the Register in accordance with Section 11.06(c). The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control in the absence of manifest error. Upon the request of any Lender to the Borrower, the Borrower shall execute and deliver to such Lender (with a copy to the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
2.10 Payments Generally; Administrative Agent’s Clawback.
(a) General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Except as otherwise specifically provided for in this Agreement, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b) Funding by Lenders; Presumption by Administrative Agent.
(i) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, but shall have no obligation to do so, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, but shall have no obligation to do so, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.
(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).
(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(f) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing shall be made from the Lenders, each payment of fees under Section 2.07 shall be made for account of the Lenders, and each termination or reduction of the amount of the Commitments shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (ii) each Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective or their respective Loans that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; (iv) each payment of interest on Loans by the Borrower shall be made for account of the applicable Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders; and (v) each payment of the Obligations under Secured Swap Agreements shall be made for the account of the applicable Hedge Banks pro rata in accordance with the amounts due thereunder then and due payable to the respective Hedge Banks.
2.11 Sharing of Payments by Lenders.
If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such

Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then, in each case under clauses (a) and (b) above, the Lender receiving such greater proportion shall (A) notify the Administrative Agent and the Lender Representative of such fact, and (B) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:
(i) if any such participations or sub-participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or sub-participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii) the provisions of this Section 2.11 shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to any Loan Party or any Affiliate thereof (as to which the provisions of this Section 2.11 shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
2.12 Defaulting Lenders.
(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.
(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Lender Representative as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Lender Representative; third, if so determined by the Lender Representative and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the

Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise as may be required under the Loan Documents in connection with any Lien conferred thereunder or directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Lender Representative agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with their Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
2.13 Increase in Commitments.
On any date following the one year anniversary of the Closing Date, by written notice to the Administrative Agent, the Borrower may request from the Lenders a one-time increase in the Aggregate Commitments by an amount up to $50,000,000 (the “Incremental Commitments”); provided that (i) no Lender will have an obligation to provide any portion of the Incremental Commitments and (ii) the Incremental Commitments shall be made on terms and conditions as agreed between the Administrative Agent, the Borrower and the Lenders providing such Incremental Commitments.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01 Taxes.
(a) Defined Terms. For purposes of this Section 3.01, the term “Applicable Law” includes FATCA.

(b) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Laws. If any Applicable Laws (as determined in the good faith discretion of an applicable Withholding Agent) require the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholdings or deductions (including withholdings or deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(c) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent or the Lender Representative timely reimburse it for the payment of, any Other Taxes.
(d) Tax Indemnifications.
(i) Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(ii) Each Lender shall, and does hereby, severally indemnify and shall make payment in respect thereof within ten (10) days after demand therefor, (A) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (B) the Administrative Agent against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (C) the Administrative Agent against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (d)(ii).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority, as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender Representative.
(f) Status of Lenders; Tax Documentation.
(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W–9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W–8BEN–E (or W–8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W–8BEN–E (or W–8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2) executed copies of IRS Form W–8ECI;
(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I–1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W–8BEN–E (or W–8BEN, as applicable); or
(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W–8IMY, accompanied by IRS Form W–8ECI, IRS Form W–8BEN–E (or W–8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit I–2 or Exhibit I–3, IRS Form W–9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I–4 on behalf of each such direct and indirect partner;
(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies (or originals, as required) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

Solely for the purposes of this clause (f)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01, including any payments of additional amounts pursuant to this Section 3.01, it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
3.02 Illegality.
If any Lender determines that any Change in Law after the Closing Date has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund or charge interest with respect to any Loan, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent and the Lender Representative without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent, the Lender Representative and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice,

(A) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent and the Lender Representative without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (B) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.
3.03 Inability to Determine Rates.
(a) If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, (i) the Administrative Agent or the Lender Representative determines that (A) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, or (B) (1) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan and (2) the circumstances described in Section 3.03(c)(i) do not apply (in each case with respect to this clause (i), “Impacted Loans”), or (ii) the Administrative Agent, the Lender Representative or the Required Lenders determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent and the Lender Representative (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 3.03(a), until the Administrative Agent upon instruction of the Required Lenders) revoke such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
(b) Notwithstanding the foregoing, if the Administrative Agent or the Lender Representative has made the determination described in clause (a)(i) of this Section 3.03, the Administrative Agent, the Lender Representative and the Borrower, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (i) the Administrative Agent and the Lender Representative revoke the notice delivered with respect to the Impacted Loans under clause (a)(i) of this Section 3.03, (ii) the Administrative Agent and the Lender Representative or the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to the Lenders of funding the Impacted Loans, or (iii) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent, the Lender Representative and the Borrower written notice thereof.
(c) Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, but without limiting Sections 3.03(a) and (b) above, if the Administrative Agent and the Lender Representative determine (which determination shall be conclusive and binding upon all parties hereto absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Lender Representative and the Borrower) that the Borrower or Required Lenders (as applicable) have determined (which determination likewise shall be conclusive and binding upon all parties hereto absent manifest error), that:
(i) adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii) the administrator of the LIBOR Screen Rate or a Governmental Authority having or purporting to have jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”); or
(iii) syndicated loans currently being executed, or that include language similar to that contained in this Section 3.03, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Administrative Agent and the Lender Representative or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent, the Lender Representative and the Borrower may amend this Agreement solely for purpose of replacing LIBOR in accordance with this Section 3.03 with (x) one or more SOFR-Based Rates or (y) another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities for such benchmarks which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Lender Representative (with written notice of such selection provided to Administrative Agent) from time to time in its reasonable discretion and may be periodically updated (the “Adjustment;” and any such proposed rate, a “LIBOR Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders (A) in the case of an amendment to replace LIBOR with a rate described in clause (x), object to the Adjustment; or (B) in the case of an amendment to replace LIBOR with a rate described in clause (y), object to such amendment; provided that for the avoidance of doubt, in the case of clause (A), the Required Lenders shall not be entitled to object to any SOFR-Based Rate contained in any such amendment. Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent in consultation with the Lender Representative.
(d) If no LIBOR Successor Rate has been determined and the circumstances under clause (c)(i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (i) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (ii) the Eurodollar Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (ii)) in the amount specified therein.
(e) Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than 1.00% for purposes of this Agreement.
(f) In connection with the implementation of a LIBOR Successor Rate, the Administrative Agent, in consultation with the Lender Representative and with the consent of the Borrower, will have the right to make LIBOR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such LIBOR Successor Rate Conforming Changes to the Lenders reasonably promptly after such amendment becomes effective.
(g) For purposes hereof:
(i) “LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters as may be appropriate, in the discretion of the Administrative Agent (in consultation with the Lender Representative and with the consent of the Borrower), to reflect the adoption and implementation of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent and the Borrower, in consultation with the Lender Representative, determine that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent, in consultation with the Lender Representative and with the consent of the Borrower, determines is reasonably necessary in connection with the administration of this Agreement);

(ii) “Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York for the purpose of recommending a benchmark rate to replace LIBOR in loan agreements similar to this Agreement;
(iii) “SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website and that has been selected or recommended by the Relevant Governmental Body;
(iv) “SOFR-Based Rate” means SOFR or Term SOFR; and
(v) “Term SOFR” means the forward-looking term rate for any period that is approximately (as determined by the Administrative Agent, the Lender Representative and the Borrower) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Administrative Agent, in consultation with the Lender Representative and the Borrower, from time to time in its reasonable discretion.
3.04 Increased Costs; Reserves on Eurodollar Rate Loans.
(a) Increased Costs Generally. If any Change in Law shall:
(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));
(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Rate Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s or holding company for any such reduction suffered.
(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent demonstrable error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent and the Lender Representative) of such additional interest or costs from such Lender. If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.
(e) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).
3.05 Compensation for Losses.
Upon demand of any Lender (with a copy to the Administrative Agent and the Lender Representative) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (other than lost profits) incurred by it as a result of:
(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or
(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;
excluding any loss of anticipated profits but including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.
3.06 Mitigation Obligations; Replacement of Lenders.
(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower, such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 11.13.
3.07 Survival.
All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, resignation of the Administrative Agent and the Lender Representative and the Facility Termination Date.
ARTICLE IV
CONDITIONS PRECEDENT
4.01 Conditions of Effectiveness.
The effectiveness of this Agreement and the obligation of each Lender to make Loans hereunder is subject to satisfaction or waiver of the following conditions precedent:
(a) Execution of Credit Agreement; Loan Documents. The Administrative Agent and the Lenders shall have received (i) counterparts of this Agreement, executed by a Responsible Officer of each Loan Party and a duly authorized officer of each Lender, (ii) for the account of each Lender that has requested a Note prior to the Closing Date, a Note executed by the Borrower,

(iii) counterparts of the Security Agreement executed by a Responsible Officer of the applicable Loan Parties and a duly authorized officer of each other Person party thereto, as applicable, (iv) counterparts of the Agency Fee Letter, the Fee Letter and the Side Letter and (v) counterparts of the Nondisturbance Agreement.
(b) Officer’s Certificate. The Administrative Agent and the Lenders shall have received an Officer’s Certificate dated the Closing Date, certifying as to the Organization Documents of each Loan Party (which, to the extent filed with a Governmental Authority, shall be certified as of a recent date by such Governmental Authority), the resolutions of the governing body of each Loan Party, the good standing, existence or its equivalent of each Loan Party in its jurisdiction of formation and of the incumbency (including specimen signatures) of the Responsible Officers of each Loan Party.
(c) Legal Opinions of Counsel. The Administrative Agent and the Lenders shall have received a customary opinion or opinions of counsel for the Loan Parties, dated the Closing Date and addressed to the Administrative Agent and the Lenders party to this Agreement on the Closing Date.
(d) Personal Property Collateral. The Administrative Agent and the Lenders shall have received:
(i) (A) searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of each Loan Party and each jurisdiction where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral and copies of the financing statements on file in such jurisdictions and (B) tax lien, judgment and bankruptcy searches;
(ii) searches of ownership of Intellectual Property in the appropriate governmental offices and such patent/trademark/copyright filings as requested by the Administrative Agent or the Lender Representative prior to the Closing Date in order to perfect the Administrative Agent’s security interest in the Intellectual Property; and
(iii) forms of UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s and the Lender Representative’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral.
(e) Liability, Casualty, Property, Terrorism and Business Interruption Insurance. The Administrative Agent and the Lenders shall have received copies of insurance certificates evidencing insurance meeting the requirements set forth herein or in the Collateral Documents.
(f) Solvency Certificate. The Administrative Agent and the Lenders shall have received a Solvency Certificate signed by a Responsible Officer of the Borrower as to the Solvency of the Borrower and its Restricted Subsidiaries, on a Consolidated basis, after giving effect to the transactions contemplated hereby.
(g) Anti-Money-Laundering; Beneficial Ownership. Upon the reasonable request of the Administrative Agent, the Lender Representative or any other Lender made at least five (5) Business Days prior to the Closing Date, the Borrower shall have provided to the Administrative Agent, the Lender Representative or such other Lender or the Lender Representative the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the

Patriot Act, and any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered to each Lender that so requests, a Beneficial Ownership Certification in relation to such Loan Party.
(h) Consents. The Administrative Agent and the Lenders shall have received evidence that all members, boards of directors, governmental, shareholder and material third party consents and approvals necessary in connection with the entering into of this Agreement have been obtained.
(i) Fees and Expenses. The Administrative Agent, the Lender Representative and the Lenders shall have received all fees and expenses owing hereunder or under the Agency Fee Letter and under the Fee Letter on the Closing Date, but, in the case of expenses, only to the extent invoiced prior to the Closing Date.
Without limiting the generality of the provisions of Section 9.03(c), for purposes of determining compliance with the conditions specified in this Section 4.01, the Lender Representative and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Representative or any Lender unless the Administrative Agent shall have received notice from the Lender Representative or such Lender prior to the proposed Closing Date specifying its objection thereto.
4.02 Conditions to all Borrowings.
The obligation of each Lender to honor any Loan Notice (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:
(a) Representations and Warranties. The representations and warranties of the Borrower and each other Loan Party contained in Article II, Article V or any other Loan Document, shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct on and as of the date of such Borrowing and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects on and as of the date of such Borrowing, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a).
(b) Default. No Default shall exist, or would immediately result from such proposed Borrowing or from the application of the proceeds thereof.
(c) Loan Notice. The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.
Each Loan Notice (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Borrowing.

4.03 Conditions to Borrowing of Tranche 1 Loans.
The obligation of each Lender to honor the Loan Notice with respect to the Borrowing of Tranche 1 Loans is subject to the requested funding date of the Tranche 1 Loans occurring during the Tranche 1 Availability Period.
4.04 Conditions to Borrowing of Tranche 2 Loans.
The obligation of each Lender to honor the Loan Notice with respect to the Borrowing of Tranche 2 Loans is subject to the following conditions precedent:
(a) Subsequent Borrowing Condition. The Subsequent Borrowing Condition shall have been satisfied on and as of the Tranche 2 Funding Date.
(b) Tranche 1 Funding Date. The condition specified in Section 4.03 has been satisfied on as of the date of the Tranche 2 Funding Date.
(c) Loan Notice. The requested funding date of the Tranche 2 Loans as specified in the applicable Loan Notice is a date occurring during the Tranche 2 Availability Period.
4.05 Conditions to Borrowing of Tranche 3 Loans.
The obligation of each Lender to honor the Loan Notice with respect to the Borrowing of Tranche 3 Loans is subject to the following conditions precedent:
(a) Subsequent Borrowing Condition. The Subsequent Borrowing Condition shall have been satisfied on and as of the Tranche 3 Funding Date.
(b) Tranche 2 Funding Date. The conditions specified in Section 4.04 have been satisfied on as of the date of the Tranche 3 Funding Date.
(c) Loan Notice. The requested funding date of the Tranche 3 Loans as specified in the applicable Loan Notice is a date occurring during the Tranche 3 Availability Period.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
Each Loan Party represents and warrants to the Administrative Agent, the Lender Representative and the Lenders, as of the date made or deemed made, that:
5.01 Existence, Qualification and Power.
Each Loan Party and each of its Restricted Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
5.02 Authorization; No Contravention.
The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of (or the requirement to create) any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Applicable Law, except in the case of this Section 5.02(b), with respect to any conflict, breach, violation, or payment, to the extent that such conflict, breach, violation, or payment would not reasonably be expected to have a Material Adverse Effect.
5.03 Governmental Authorization; Other Consents.
No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, other than (i) authorizations, approvals, actions, notices and filings which have been duly obtained, (ii) filings to perfect the Liens created by the Collateral Documents and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.
5.04 Binding Effect.
This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principals of equity.
5.05 Financial Statements; No Material Adverse Effect.
(a) Audited Financial Statements. The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations and comprehensive loss, cash flows and changes in shareholders’ equity for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) Material Adverse Effect. Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.
5.06 Litigation.
There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any Restricted Subsidiary that (a) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby, or (b) either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.
5.07 [Reserved].
5.08 Ownership of Property.
Each Loan Party and each of its Restricted Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, subject to Permitted Liens and except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.09 Environmental Matters.
(a) (A) except as could not reasonably be expected to result in material liability to any Loan Party or any of its Restricted Subsidiaries, none of the properties currently or formerly owned, leased or operated by any Loan Party or any of its Restricted Subsidiaries is listed or formally proposed for listing on the NPL or on the SEMS list; (B) except as would not have a Material Adverse Effect, as of the Closing Date, to the best knowledge of the Loan Parties and their Subsidiaries, there is no asbestos or asbestos-containing material on, at or in any property currently owned, leased or operated by any Loan Party or any of its Restricted Subsidiaries; (C) except as would not have a Material Adverse Effect, there has not been a Release of Hazardous Materials on, at, under or from any property currently, or to the best knowledge of the Loan Parties and their Subsidiaries, formerly owned, leased or operated by any Loan Party or any of its Restricted Subsidiaries, or otherwise arising from the operations of any Loan Party or any of its Restricted Subsidiaries; and (D) except as would not have a Material Adverse Effect, no Environmental Claim is pending or, to the best knowledge of the Loan Parties and their Subsidiaries, threatened, with respect to or in connection with any Loan Party or any of its Restricted Subsidiaries or any real properties currently or formerly owned, leased or operated by any Loan Party or any of its Restricted Subsidiaries;
(b) (A) except as would not have a Material Adverse Effect, neither any Loan Party nor any of its Restricted Subsidiaries is undertaking, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any Release of Hazardous Materials at, on, under, or from any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and (B) except as would not have a Material Adverse Effect, all Hazardous Materials generated, used, treated, handled, stored, or transported by or on behalf of any Loan Party or any of its Restricted Subsidiaries have been disposed of in a manner which could not reasonably expected to result in liability to any Loan Party or any of its Restricted Subsidiaries; and

(c) except as would not have a Material Adverse Effect, each of the Loan Parties and their respective Subsidiaries is, and within the period of all applicable statutes of limitation has been, in compliance with all Environmental Laws (which compliance includes, but is not limited to, the possession of all Environmental Permits and compliance with the terms and conditions thereof).
5.10 Insurance.
The properties of each Loan Party are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Restricted Subsidiary operates. The general liability, casualty, property, terrorism and business interruption insurance coverage of the Loan Parties as in effect on the Closing Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 5.10 and such insurance coverage complies with the requirements set forth in this Agreement and the other Loan Documents.
5.11 Taxes.
Each Loan Party and its Restricted Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. There is no proposed tax assessment against any Loan Party or any Restricted Subsidiary that would, if made, have a Material Adverse Effect, nor is there any tax sharing agreement applicable to the Borrower or any Restricted Subsidiary (other than any tax sharing agreement solely between Borrower and one or more of its Restricted Subsidiaries).
5.12 ERISA Compliance.
(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws except as would not have a Material Adverse Effect. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or is subject to a favorable opinion letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS except as would not have a Material Adverse Effect. To the best knowledge of the Loan Parties, nothing has occurred that would prevent or cause the loss of such tax-qualified status except as would not have a Material Adverse Effect.
(b) There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c) (i) No ERISA Event has occurred, and no Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan or Multiemployer Plan except as would not have a Material Adverse Effect; (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and no Loan Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date except as would not have a Material Adverse Effect; (iii) no Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid except as would not have a Material Adverse Effect; (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA except as would not have a Material Adverse Effect; and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan except as would not have a Material Adverse Effect.
(d) Neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (i) on the Closing Date, those listed on Schedule 5.12 hereto and (ii) thereafter, Pension Plans not otherwise prohibited by this Agreement.
5.13 Margin Regulations; Investment Company Act.
(a) Margin Regulations. Neither the Borrower nor any of its Restricted Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing, not more than twenty-five percent (25%) of the value of the assets (either of the Borrower only or of the Borrower and its Restricted Subsidiaries on a Consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between the Borrower or any of its Restricted Subsidiaries and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.
(b) Investment Company Act. No Loan Party is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.
5.14 Disclosure.
(a) No report, financial statement, certificate or other written information with respect to the Borrower or its Subsidiaries furnished by or on behalf of any Loan Party to the Administrative Agent, the Lender Representative or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished and other than projected financial information, pro forma information and information of a general economic or industry nature), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, pro forma information each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery; it being understood that actual results may vary from such forecasts and that such variances may be material.

(b) On the Closing Date, the Borrower does not have any Subsidiaries other than the Subsidiaries listed on Schedule 5.14(b). Schedule 5.14(b) sets forth, as of the Closing Date, the name and the jurisdiction of organization of each Subsidiary and, as to each Subsidiary, the percentage of each class of Equity Interests owned by any Loan Party and the designation of any Subsidiary as an Immaterial Subsidiary. The Borrower does not own or hold, directly or indirectly, any Equity Interests of any Person other than such Subsidiaries and Investments permitted by Section 7.03.
5.15 Compliance with Laws.
Each Loan Party and each Restricted Subsidiary thereof is in compliance with the requirements of all Applicable Laws, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
5.16 Solvency.
The Borrower and its Restricted Subsidiaries are Solvent on a Consolidated basis.
5.17 Reserved.
5.18 Sanctions Concerns and Anti-Corruption Laws.
(a) Sanctions Concerns. No Loan Party, nor any Restricted Subsidiary, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by one or more individuals or entities that are (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals or HMT’s Consolidated List of Financial Sanctions Targets, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction. The Borrower and its Restricted Subsidiaries have conducted their businesses in compliance with all applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions.
(b) Anti-Corruption Laws. The Loan Parties and their Subsidiaries have conducted their business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other applicable anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
5.19 EEA Financial Institutions.
No Loan Party is an EEA Financial Institution.
5.20 Covered Entities.
No Loan Party is a Covered Entity.

5.21 Beneficial Ownership Certification.
The information included in the Beneficial Ownership Certification, if applicable, is true and correct in all material respects as of the date when furnished.
5.22 Reserved.
5.23 Intellectual Property; Licenses, Etc.
(a) Each Loan Party and each of its Restricted Subsidiaries owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, trade secrets, know-how, franchises, licenses and all other Intellectual Property and related rights (collectively, “IP Rights”) that are used in or reasonably necessary for the development, manufacture, and commercialization of the Specified Products (“Specified Products Business”), and no Specified Product IP is owned or in-licensed by any Affiliate of the Borrower that is not a Loan Party or a Restricted Subsidiary.
(b) Schedule 5.23(b) sets forth a true, correct and complete listing, under separate headings, of all written Contractual Obligations under which any Loan Party or any of its Restricted Subsidiaries (i) has received a license or other right to practice of use any Specified Product IP that any other Person owns, or (ii) owes any royalties or other payments to any Person for the use of any Specified Product IP with respect to any Specified Product, or (iii) has granted any Person any right or interest in any Specified Product IP with respect to any Specified Product in return for royalties or other payments, excluding, in the case of each of clause (i)-(iii), Contractual Obligations that are (x) not material or (y) entered into in the ordinary course of business (which, for the avoidance of doubt, includes investigator-initiated study agreements and material transfer agreements related to research, in both cases entered into in the ordinary course of business). The Borrower may update this list to add additional Contractual Obligations, so long as such amendment occurs by written notice to the Administrative Agent, subject to the Borrower’s obligations and restrictions under this Agreement.
(c) Schedule 5.23(c) sets forth a true, correct and complete listing, including the owner and registration or application number, of all the Specified Product IP that are U.S. (federal or state) and foreign (i) Patents, (ii) registered trademarks and trademark applications and (iii) registered copyrights and copyright applications. As used herein, the term “registrations” refers to issued Patents under subsection (i), registered trademarks under subsection (ii), and registered copyrights under subsection (iii). Except as identified in Schedule 5.23(c), (A) with respect to the Specified Product IP owned by a Loan Party or a Restricted Subsidiary, the owner listed on Schedule 5.23(c) is the exclusive owner of such registration or application; (B) to the Borrower’s knowledge, the registrations of the Specified Product IP owned by a Loan Party or a Restricted Subsidiary are valid, subsisting and enforceable; (C) (x) with respect to the Specified Product IP owned by a Loan Party, none of those registrations or applications have lapsed or been abandoned, cancelled or expired and (y) with respect to all other Specified Product IP, to the Borrower’s knowledge, none of those registrations or applications have lapsed or been abandoned, cancelled or expired; (D) solely with respect to such registrations or applications within the Specified Product IP owned by a Loan Party, such Loan Party has taken commercially reasonable steps to maintain such registrations or applications, including by paying filing fees and submitting responses prior to final deadlines; and (E) solely with respect to such registrations or applications within the Specified Product IP owned by a Loan Party or a Restricted Subsidiary, each individual (including, to the Borrower’s knowledge, individuals not employed by a Loan Party or any Restricted Subsidiary) associated with the filing and prosecution of such registrations or applications, including the named inventors, has complied in all material respects with all applicable duties of candor and good faith in dealing with any patent office, including the USPTO, in those jurisdictions where such duties exist. The Borrower may update this list to add additional registrations or applications, so long as such amendment occurs by written notice to the Administrative Agent and the Lender Representative, subject to the Borrower’s obligations and restrictions under this Agreement.
(d) Except as disclosed on Schedule 5.23(d), there is no opposition, interference, reexamination, inter partes review, post-grant review, derivation or other post-grant proceeding, injunction, claim, suit, action, subpoena, hearing, inquiry, investigation (by the International Trade Commission or otherwise), complaint, arbitration, mediation, demand, decree or other dispute, proceeding or claim (collectively, “Disputes”) to which a Loan Party or a Restricted Subsidiary is a party (or, to the Borrower’s knowledge, to which a Loan Party or a Restricted Subsidiary is not a party) that is pending or, to Borrower’s knowledge, currently threatened, that challenges the legality, scope, validity, enforceability, infringement, ownership, inventorship or other rights with respect to any of the Specified Product IP, except, in each case, any of the foregoing that are not material or as may arise in the ordinary, day-to-day course of prosecution of intellectual property applications and registrations. As of the Closing Date, no Loan Party or Restricted Subsidiary has received any written notice that there is any, and to the Borrower’s knowledge there is no, Person who is or claims to be an inventor under any Patent included in the Specified Product IP who is not a named inventor thereof. The Borrower may update Schedule 5.23(d), so long as such amendment occurs by written notice to the Administrative Agent, subject to the Borrower’s obligations and restrictions under this Agreement.
(e) Except as set forth on Schedule 5.23(e), to the knowledge of the Borrower, neither the Specified Products Business as currently conducted, nor the discovery, development, manufacture, use, import, export or commercialization of any Specified Product, or related service, process, method, substance, part or other material now used by any Loan Party or any of its Restricted Subsidiaries in the Specified Products Business infringes, misappropriates or otherwise violates any IP Rights held by any other Person, and to the best knowledge of the Borrower, there is no pending or threatened, and no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) would reasonably be expected to give rise to or serve as a basis for any reasonable action, suit, or proceeding, or any investigation or claim by any Person that claims or alleges that the discovery, development, manufacture, use, import, export or commercialization of any Specified Product anywhere in the world infringes on any Patent or other IP Rights of any other Person or constitutes misappropriation of any other Person's trade secrets or other Intellectual Property rights, in each case. Except as set forth on Schedule 5.23(e), to the knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed by any Loan Party or any Restricted Subsidiary in connection with the Specified Products Business infringes upon any rights held by any other Person. Except as set forth on Schedule 5.23(e) or as would not reasonably be expected to have a Material Impact, to the Borrower’s knowledge, no third party is infringing, misappropriating or otherwise violating any Specified Product IP owned or used by any Loan Party or any of its Restricted Subsidiaries, or any of their respective licensees. The Borrower may update Schedule 5.23(e), so long as such amendment occurs by written notice to the Administrative Agent, subject to the Borrower’s obligations and restrictions under this Agreement.
(f) Except as disclosed in Schedule 5.23(f), no Loan Party or any of its Restricted Subsidiaries has entered into any Contractual Obligation (other than this Agreement and the other Loan Documents) (i) creating a lien, charge, security interest or other encumbrance on, the Specified Product IP or any royalties on, or proceeds from, sales of any Specified Product, except for any such lien, charge, security interest or other encumbrance on the Specified Product IP that is immaterial to any Specified Product, (ii) pursuant to which a Loan Party or any of its Restricted Subsidiaries has sold, transferred, assigned or pledged to any Person royalties on, or proceeds from, sales of any Specified Product or (iii) providing for milestone payments or similar development, commercialization or intellectual property-related payments by a Loan Party to any Person applicable (or that with further development and commercialization may become applicable) to any Specified Product. The Borrower may update Schedule 5.23(f), so long as such amendment occurs by written notice to the Administrative Agent, subject to the Borrower’s obligations and restrictions under this Agreement.
5.24 Labor Matters.
As of the Closing Date, there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any of its Domestic Subsidiaries as of the Closing Date and neither the Borrower nor any Restricted Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five (5) years preceding the Closing Date.
5.25 FDA and Healthcare Matters.
(a) Borrower has all Permits from the FDA or other Governmental Authority required to conduct its business as currently conducted, and each such Permit is valid and subsisting in full force and effect, in each case, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Borrower has not received written notice that the FDA or any other Governmental Authority is considering, limiting, suspending, or revoking such Permits or changing the marketing classification or labeling of any Specified Products under such Permits that, in each case, would reasonably be expected to have a Material Adverse Effect. To the knowledge of Borrower, there is no false or materially misleading information or significant omission in any Specified Product application or other required notification, submission or report to the FDA or other Governmental Authority that was not corrected by subsequent submission, and, to the knowledge of the Borrower, all such applications, notifications, submissions and reports provided by Borrower were true, complete, and correct in all material respects as of the date of submission to FDA or other Governmental Authority, in each case, except as would not reasonably be expected to have a Material Adverse Effect. Borrower has not failed to fulfill and perform its obligations which are due under each such Permit, and no event has occurred which would constitute a breach or default by Borrower under any such Permit, in each case that would reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, any third party that is engaged by the Borrower in Health Care Activities related to the Specified Products is in compliance in all material respects with all applicable Health Care Laws and Permits insofar as they pertain to the Specified Products except as would not reasonably be expected to have a Material Adverse Effect.
(b) To the extent applicable, to the knowledge of the Borrower, all Health Care Activities related to the Specified Products have been and are in compliance in all material respects with the Health Care Laws, in each case, except as would not reasonably be expected to have a Material Adverse Effect. There have been no recalls, field alerts, “dear doctor” letters, investigator notices, safety alerts or other notices of action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Specified Products, except as would not reasonably be expected to have a Material Adverse Effect. To the knowledge of Borrower, there are no defects in the formulation of any approved Products that are reasonably expected to prevent the safe and effective performance of any such Product for its intended use (other than such limitations specified in the applicable package insert), in each case, except as would not reasonably be expected to have a Material Adverse Effect. None of the Specified Products has been the subject of any products liability or warranty action against Borrower, in each case, except as would not reasonably be expected to have a Material Adverse Effect.
(c) The preclinical and clinical studies conducted by or on behalf of the Borrower with respect to the Specified Products, were, and, if still pending, are being, conducted in all material respects in accordance with applicable standards for products or product candidates comparable to those being developed by the Borrower, including without limitation 21 C.F.R. Parts 50, 54, 56, 58, and 312, except as would not reasonably be expected to have a Material Adverse Effect. The Borrower has not received any written notices from the FDA or other Governmental Authority or from any institutional review board or comparable authority requesting or requiring the termination, suspension, or clinical hold of any clinical studies with respect to the Specified Products, except as would not reasonably be expected to have a Material Adverse Effect.
(d) Except as set forth on Schedule 5.25(d), as of the Closing Date, Borrower has not received any written notice or communication from the FDA or other Governmental Authority alleging material noncompliance with any Health Care Law, including without limitation any Form FDA 483, notice of inspectional observation, notice of adverse finding, notice of violation, warning letters, untitled letters or other notices from the FDA. Except as would not reasonably be expected to result in a Material Adverse Effect, no Specified Product has been seized, withdrawn, detained, or subject to a suspension of research, manufacturing, distribution or commercialization activity imposed by a Governmental Authority.
(e) As of the Closing Date, neither the Borrower nor, to its knowledge, any of its Affiliates, has been debarred, suspended or excluded, or has been convicted of any crime or engaged in any conduct that would result in a debarment, suspension or exclusion by FDA or from any federal or state government health care program. As of the Closing Date, the Borrower is not a party to nor has any ongoing reporting obligations pursuant to any corporate integrity agreement, deferred prosecution agreement, monitoring agreement, consent decree, settlement order, plan of correction or similar agreement imposed by any Governmental Authority.
ARTICLE VI
AFFIRMATIVE COVENANTS
Each of the Loan Parties hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date, such Loan Party shall, and shall cause each of its Restricted Subsidiaries to:
6.01 Financial Statements.
Deliver to the Administrative Agent (for distribution to the Lender Representative and each Lender):
(a) Audited Financial Statements. As soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower, a Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related Consolidated statements of operations and comprehensive loss, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of PricewaterhouseCoopers LLP or any other independent certified public accountant selected by the Borrower of nationally recognized standing or that is otherwise reasonably acceptable to the Lender Representative, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit other than solely with respect to, or resulting from, an upcoming maturity date occurring within one (1) year from the time such opinion is delivered.
(b) Quarterly Financial Statements. As soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower (or, if later, five (5) days after the date required to be filed with the SEC solely as a result of any extension permitted by the SEC in connection with the 2020 COVID-19 pandemic), a Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related Consolidated statements of operations and comprehensive loss, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such Consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller who is a Responsible Officer of the Borrower as fairly presenting, in all material respects, the financial condition, results of operations and comprehensive loss, shareholders’ equity and cash flows of the Borrower and its Restricted Subsidiaries, subject only to normal year-end audit adjustments and the absence of footnotes.
(c) Unrestricted Subsidiary Reconciliation. For any period in which a Subsidiary has been designated as an Unrestricted Subsidiary, simultaneously with the delivery of the financial statements referred to in clauses (a) and (b) above for such period, supplemental financial information necessary to eliminate the accounts of Unrestricted Subsidiaries from such consolidated financial statements.
6.02 Certificates; Other Information.
Deliver to the Administrative Agent (for distribution to the Lender Representative and each Lender):
(a) Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower.
(b) SEC Notices. Promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Restricted Subsidiary thereof, copies of each notice or other correspondence received from the SEC concerning any investigation or possible investigation by such agency regarding financial or other operational results of any Loan Party or any Restricted Subsidiary thereof that would reasonably be expected to result in a Material Adverse Effect.
(c) Reserved.
(d) Environmental Notice. Promptly after the assertion or occurrence thereof, (i) any Release required to be reported by any Loan Party or any of its Restricted Subsidiaries to any Governmental Authority under any applicable Environmental Laws, and any remedial actions related thereto; and (ii) any notice of any Environmental Claim received by any Loan Party or any of its Restricted Subsidiaries of any noncompliance by any Loan Party or any of its Restricted Subsidiaries with any applicable Environmental Law or Environmental Permit, or that causes any property described in the Mortgages to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law, in each case, that could reasonably be expected to result in a Material Adverse Effect.
(e) Anti-Money-Laundering; Beneficial Ownership Regulation. Promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent, the Lender Representative or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.
(f) Beneficial Ownership. To the extent any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, an updated Beneficial Ownership Certification promptly following any change in the information provided in the Beneficial Ownership Certification delivered to any Lender in relation to such Loan Party that would result in a change to the list of beneficial owners identified in such certification.
(g) FDA Notifications. Promptly after the receipt thereof by any Responsible Officer of the Borrower, (a) details with respect to any material (i) “warning letter”, or (ii) notification of a mandated or requested recall, in each case, from the FDA (or analogous foreign, state or local Governmental Authority) affecting the Specified Products.
(h) MedCo Agreements and Material Product Agreements. Notice (i) promptly (but, in any event within ten (10) Business Days) after a Loan Party receives a written notice of default or event of default under any MedCo Agreement or any Material Product Agreement, (ii) promptly (but, in any event within five (5) Business Days) after a Loan Party receives any written termination notice or (iii) promptly upon the later of ten (10) Business Days and the delivery of the next Compliance Certificate, of any new agreement with MedCo with respect to Inclisiran or any new Material Product Agreement is entered into by the Loan Parties, in each case, together with a copy of such notice or new agreement.
(i) Specified Product IP. Promptly upon the later of ten (10) Business Days and the delivery of the next Compliance Certificate, written notice of any Dispute that the Borrower reasonably determines is material to the Borrower and its Restricted Subsidiaries, taken as a whole, involving any of the Orange Book Patents or Specified Product IP to which a Loan Party is a party.
(j) Additional Information. Promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Restricted Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent, the Lender Representative or any Lender may from time to time reasonably request in writing to the extent such information is reasonably available to such Loan Party or any Restricted Subsidiary.
Notwithstanding anything to the contrary in this Section 6.02, neither the Borrower nor any of its Subsidiaries will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.
Documents required to be delivered pursuant to Section 6.01(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the

Internet at the website address listed on Schedule 1.01(a); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender, the Lender Representative and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrower hereby acknowledges that (i) the Borrower, Administrative Agent and/or an Affiliate thereof may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by providing Borrower Materials directly to the Lenders or posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar or a substantially similar electronic transmission system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (A) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (B) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, any Affiliate thereof and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws; (C) all Borrower Materials marked “PUBLIC” are permitted to be made available by the Borrower directly to the Lenders or by the Administrative Agent through a portion of the Platform designated “Public Side Information;” (D) the Borrower and any Affiliate thereof shall be entitled to deliver any Borrower Materials that are not marked “PUBLIC” as being suitable only for delivery to the designated representative of Lender entitled to receive such non-PUBLIC information, and (E) the Administrative Agent and any Affiliate thereof shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information” and shall only post such Borrower Materials on a portion of the Platform designated “PRIVATE.” Each Lender agrees to designate in writing to Borrower and to Administrative Agent the names and contact information (including email addresses) of one or more representatives entitled to receive Public Side Information and one or more representatives to receive non-PUBLIC information.
6.03 Notices.
Promptly, but in any event within five (5) Business Days, notify the Administrative Agent (for distribution to the Lender Representative and each Lender) upon obtaining knowledge of:
(a) the occurrence of any Default;
(b) any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Restricted Subsidiary; (ii) any action, suit, dispute, litigation, investigation, proceeding or suspension involving the Borrower or any Restricted Subsidiary or any of their respective properties and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Restricted Subsidiary, including pursuant to any applicable Environmental Laws;
(c) the occurrence of any ERISA Event that would reasonably be expected to result in a Material Adverse Effect;
(d) any occurrence of any Disposition of property or assets for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.03(b)(i) or Section 2.03(b)(ii);
(e) the satisfaction of any component of the Subsequent Borrowing Condition; and
(f) (i) any written notice received by the Borrower from any Governmental Authority alleging any potential or actual violations of any Health Care Law by the Borrower, (ii) any written notice that the FDA (or international equivalent) is limiting, suspending or revoking any Permit affecting the Specified Products, (iii) any written notice that the Borrower has become subject to any administrative or regulatory enforcement action, proceeding or investigation issued by the FDA or other Governmental Authority with respect to any of the Specified Products, (iv) notice of the exclusion or debarment from any governmental healthcare program or debarment or disqualification by FDA of the Borrower, (v) any written notice that a Specified Product has been seized, withdrawn, recalled or subject to a suspension of manufacturing by a Governmental Authority, (vi) any written notice that FDA or other Governmental Authority is changing the market classification or labeling of any Specified Product under any such Permit, or (vii) the receipt of notice, or occurrence of any decision, to conduct a voluntary or mandatory recall, withdrawal, removal, suspension of manufacturing or marketing, or discontinuation of any Specified Product, in each case of clauses (i) through (vii), to the extent such notice would reasonably be expected to result in material and adverse consequences to the Borrower and its Restricted Subsidiaries, taken as a whole.
Each notice pursuant to this Section 6.03 (other than Section 6.03(d) or (e)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and to the extent applicable, stating what action the Borrower has taken and proposes to take with respect thereto.
6.04 Payment of Obligations.
Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Restricted Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property (other than Permitted Liens); and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, in each case, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
6.05 Preservation of Existence, Etc.
(a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05;

(b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and
(c) use commercially reasonable efforts to preserve or renew all of its registered patents, trademarks, trade names and service marks related to the IP Collateral or the Shared IP, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.
6.06 Maintenance of Properties.
(a) Except if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and
(b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.07 Maintenance of Insurance.
(a) Maintenance of Insurance. Maintain with financially sound and reputable (as determined by the Borrower in good faith) insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.
(b) Evidence of Insurance. Cause the Administrative Agent to be named as lenders’ loss payable, loss payee or mortgagee, as its interest may appear, and/or additional insured with respect of any such insurance providing liability coverage or coverage in respect of any Collateral, and cause, unless otherwise agreed to by the Lender Representative, each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or cancelled (or ten (10) days prior notice in the case of cancellation due to the nonpayment of premiums). No more than one time per year, the Loan Parties shall provide, or cause to be provided, to the Administrative Agent, evidence of insurance, to the extent such evidence is reasonably requested by the Administrative Agent (acting at the written direction of the Required Lenders) or the Lender Representative.
6.08 Compliance with Laws.
Comply with the requirements of all Applicable Laws (including applicable Health Care Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.
6.09 Books and Records.
(a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Restricted Subsidiary, as the case may be; and
(b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Restricted Subsidiary, as the case may be.
6.10 Inspection Rights.
(a) Permit representatives of the Administrative Agent or the Lender Representative to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures and after giving the Borrower an opportunity to participate in any such discussions with such accountants), not more than one (1) time per calendar year at reasonable times during normal business hours and upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent, the Lender Representative or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower. Notwithstanding anything to the contrary in this Section 6.10, the Borrower will not be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.
6.11 Use of Proceeds.
Use the proceeds of any Borrowing (i) to fund cash to the Borrower’s balance sheet for clinical trial progression, (ii) to continue the development of the Borrower’s manufacturing facility, (iii) consummate buybacks of the Borrower’s Equity Interests and (iv) for general corporate purposes and working capital not in contravention of any Law or of any Loan Document.
6.12 [Reserved].
6.13 Covenant to Guarantee Obligations.
The Loan Parties will cause each of their Domestic Subsidiaries (other than any Excluded Subsidiary) whether newly formed, after acquired or otherwise existing (including any Subsidiary ceasing to be an Excluded Subsidiary) to promptly (and in any event within forty-five (45) days after such Subsidiary is formed or acquired or ceases to be an Excluded Subsidiary (or such longer period of time as agreed to by the Lender Representative in its reasonable discretion)) become a Guarantor hereunder by way of execution of a Joinder Agreement. In connection with the foregoing, the Loan Parties shall deliver to the Administrative Agent and the Lender Representative, with respect to each new Guarantor to the extent applicable, substantially the same documentation required pursuant to Sections 4.01(b) – (d), and 6.14 and such other documents or agreements as the Administrative Agent or the Lender Representative may reasonably request, including without limitation, updated Schedules 5.10, 5.12, and 5.14(b).
6.14 Covenant to Give Security.
Except with respect to Excluded Property:

(a) Equity Interests and Personal Property. Each Loan Party will cause the Pledged Equity and all of its tangible and intangible personal property that constitutes Collateral now owned or hereafter acquired by it to be subject at all times to a first priority, perfected Lien (subject to Permitted Liens) in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Obligations pursuant to the terms and conditions of the Collateral Documents. Each Loan Party shall provide opinions of counsel to the extent reasonably requested by the Lender Representative and any filings and deliveries reasonably necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Lender Representative.
(b) Real Property. If any Loan Party acquires a fee ownership interest in any Material Real Property after the Closing Date, it shall provide to the Administrative Agent within one hundred eighty (180) days (or such extended period of time as reasonably agreed to by the Lender Representative) a Mortgage and such other support documents as the Administrative Agent (acting at the written direction of the Required Lenders) or the Lender Representative may reasonably request to cause such Material Real Property to be subject to a first priority, perfected Lien (subject in each case to Permitted Liens) in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Obligations pursuant to the terms and conditions of the Collateral Documents.
(c) Account Control Agreements. Subject to Section 6.18, each of the Loan Parties shall not open, maintain or otherwise have any deposit or other accounts (including securities accounts) at any bank or other financial institution, or any other account where money or securities are or may be deposited or maintained with any Person, other than (i) deposit accounts that are maintained at all times with depositary institutions as to which the Administrative Agent shall have received a Qualifying Control Agreement within 30 days after the opening or acquisition thereof, (ii) securities accounts that are maintained at all times with financial institutions as to which the Administrative Agent shall have received a Qualifying Control Agreement thirty (30) days after the opening or acquisition thereof, and (iii) Excluded Accounts.
(d) Further Assurances. At any time upon the reasonably written request of the Administrative Agent (acting at the written direction of the Required Lenders) or the Lender Representative, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent or the Lender Representative may reasonably deem necessary or desirable to maintain in favor of the Administrative Agent, for the benefit of the Secured Parties, Liens on the Collateral that are duly perfected in accordance with the requirements of, or the obligations of the Loan Parties under, the Loan Documents and all Applicable Laws.
(e) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, other than with respect to any Additional Foreign Guarantor, in no event shall the Loan Parties be required, nor shall the Administrative Agent be authorized, to take any of the following actions (i) execute, deliver or otherwise obtain any agreement, instrument or documents governed by foreign law, (ii) perfect any pledge, security interest or Mortgage by any means other than by (A) filings pursuant to the UCC in the office of the secretary of state (or similar central filing office) of the relevant states and jurisdictions, (B) filings in the applicable real estate records with respect to any Material Real Property with respect to which a Mortgage has been granted or any fixtures relating to any Material Real Property with respect to which a Mortgage has been granted to the extent provided in clause (b) above or Section 6.18(b), (C) filings with the USPTO, as applicable, with respect to Intellectual Property, (D) to the extent certificated, delivery of stock certificates and other certificated securities and the applicable transfer powers endorsed in blank and (E) entering into Control Agreements pursuant to clause (c) above or Section 6.18(a), or (iii) to take any actions with respect to any assets not located in the United States (including any Intellectual Property registered or applied for in any jurisdiction outside the United States) or enter into any security document governed by the laws of a jurisdiction other than a jurisdiction within the United States; provided that this clause (iii) shall not apply to the Collateral described in clause (ii)(D) above.
6.15 Environmental Matters.
Comply in all material respects, and take commercially reasonable steps to cause all lessees and other Persons operating or occupying its properties to comply in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; conduct any investigation, study, sampling and testing, cleanup, removal, remedial or other action to remove and clean up all Hazardous Materials from any of its properties to the extent required of any Loan Party or any of its Restricted Subsidiaries under, and in accordance with, all applicable Environmental Laws; and make an appropriate response to any Environmental Claim against such Loan Party or any of its Restricted Subsidiaries.
6.16 Anti-Corruption Laws; Sanctions.
Conduct its business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other applicable anti-corruption legislation in other jurisdictions and with all applicable Sanctions, and maintain policies and procedures designed to promote and achieve compliance with such laws and Sanctions.
6.17 Further Assurances.
Promptly upon the reasonable written request by the Administrative Agent (acting at the written direction of the Required Lenders), the Lender Representative, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, the Lender Representative, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by Applicable Law, subject any Loan Party’s or any of its Restricted Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder to the extent provided in Section 6.14 and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party is or is to be a party, and cause each of its Restricted Subsidiaries to do so.
6.18 Post-Closing Covenants.
(a) Qualifying Control Agreements. By the date that is ninety (90) days after the Closing Date, or such later date as agreed to by the Lender Representative, deliver to the Administrative Agent, each Qualifying Control Agreement required to be delivered pursuant to Section 6.14.
(b) Material Real Property. By the date that is one hundred eighty (180) days after the Closing Date, or such later date as reasonably agreed to by the Lender Representative, deliver to the Administrative Agent with respect to any Material Real Property, in form and substance reasonably satisfactory to the Administrative Agent, the Lender Representative and the Lenders, a Mortgage, duly executed by the appropriate Loan Party, together with:
(i) evidence that counterparts of such Mortgage has been duly executed, acknowledged and delivered and is in form suitable for filing or recording in all filing or recording offices that the Lender Representative may deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing, documentary, stamp, intangible and recording taxes and other fees in connection therewith have been paid,
(ii) a fully paid American Land Title Association Lender’s Extended Coverage title insurance policy (the “Mortgage Policy”), with endorsements and in amounts reasonably agreed between the Lender Representative and the Borrower based on the value of the property and, issued, coinsured and reinsured by title insurers reasonably acceptable to the Lender Representative, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all Liens, other than Permitted Liens, and providing for such other affirmative insurance and such coinsurance (or reinsurance with direct access) as the Lender Representative may reasonably deem necessary or desirable,
(iii) an American Land Title Association/National Society of Professional Engineers form survey, for which all necessary fees (where applicable) have been paid, and dated no more than one hundred eighty (180) days after the Closing Date, or such later date as reasonably agreed to by the Lender Representative, certified to the Administrative Agent and the issuer of the Mortgage Policy in a manner reasonably satisfactory to the Lender Representative by a land surveyor duly registered and licensed in the jurisdiction in which the Material Real Property is located and reasonably acceptable to the Administrative Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects acceptable to the Lender Representative,
(iv) evidence of the insurance required by the terms of Section 6.07,
(v) an opinion of local counsel as to the enforceability of the Mortgage and such other matters reasonably requested by the Administrative Agent or the Lender Representative; and
(vi) evidence that all other action that the Administrative Agent or the Lender Representative may deem necessary or desirable in order to create valid first and subsisting Liens (subject to Permitted Liens) on such Material Real Property has been taken.
(c) Stock Certificates. By the date that is (x) three (3) Business Days after the Closing Date with respect to Alnylam U.S., Inc, Sirna Therapeutics, Inc. and Alnylam Securities Corporation or (y) twenty (20) Business Days after the Closing Date with respect to Alynlam (Bermuda) Inc., or in either case, such later date as reasonably agreed to by the Lender Representative, deliver to the Administrative Agent all stock or membership certificates, if any, evidencing the Pledged Equity with respect to such Loan Parties and undated stock or transfer powers duly executed in blank.

(d) Insurance Endorsements. By the date that is fifteen (15) Business Days after the Closing Date, or such later date as reasonably agreed to by the Lender Representative, deliver to the Administrative Agent all endorsements with respect to the insurance certificates delivered to the Administrative Agent on the Closing Date pursuant to Section 4.01(e), in each case meeting the requirements set forth herein or in the Collateral Documents.
(e) Paying Agent Agreement. By the date that is ten (10) Business Days after the Closing Date, or such later date as reasonably agreed to by the Lender Representative, deliver or cause to be delivered to the Administrative Agent a fully executed version of the Paying Agent Agreement, with such changes and modifications from the form attached hereto as Exhibit K as may be agreed in good faith between the Borrower, BX Bodyguard Royalties L.P. and the Paying Agent; provided that any such changes or modifications that adversely affect the rights of the Administrative Agent under the Paying Agent Agreement must be acceptable to both the Administrative Agent and the Lender Representative, each in its sole discretion.
6.19 Loan Notices.
(a) Tranche 1 Loans. If the Borrower has not delivered a Loan Notice with respect to a Borrowing of Tranche 1 Loans and the conditions set forth in Section 4.03 shall have been satisfied prior to December 31, 2020 (other than delivery of a Loan Notice), deliver a Loan Notice pursuant to Section 4.03 on December 31, 2020 or such later date as may be agreed by the Lender Representative in its sole discretion (such date, the “Tranche 1 Mandatory Borrowing Date”).
(b) Tranche 2 Loans.
(i) If (x) the Subsequent Borrowing Condition and conditions set forth in Section 4.03 shall have been satisfied on and as of June 30, 2021 (other than delivery of a Loan Notice) and (y) the Borrower has not delivered a Loan Notice with respect to a Borrowing of Tranche 2 Loans prior to June 30, 2021, deliver a Loan Notice pursuant to Section 4.04 on June 30, 2021 (or such later date as may be agreed by the Lender Representative in its sole discretion).
(ii) If the Subsequent Borrowing Condition or conditions set forth in Section 4.03 shall not have been satisfied on or prior to June 30, 2021 (other than delivery of a Loan Notice) but are each satisfied on and as of any later date that is within the Tranche 2 Availability Period (such date, the “Tranche 2 Mandatory Borrowing Date”), deliver a Loan Notice pursuant to Section 4.04 within five (5) Business Day following the Tranche 2 Mandatory Borrowing Date (or such later date as may be agreed by the Lender Representative in its sole discretion).
(c) Tranche 3 Loans.
(i) If (x) the Subsequent Borrowing Condition or conditions set forth in Section 4.03 shall have been satisfied on and as of December 31, 2021 (other than delivery of a Loan Notice) and (y) the Borrower has not delivered a Loan Notice with respect to a Borrowing of Tranche 3 Loans prior to December 31, 2021, deliver a Loan Notice pursuant to Section 4.05 on December 31, 2021 (or such later date as may be agreed by the Lender Representative in its sole discretion).
(ii) If the Subsequent Borrowing Condition or conditions set forth in Section 4.03 shall not have been satisfied on or prior to December 31, 2021 (other than delivery of a Loan Notice) but are each satisfied on and as of any later date that is within the Tranche 3 Availability Period (such date, the “Tranche 3 Mandatory Borrowing Date”), deliver a Loan Notice pursuant to Section 4.05 within five (5) Business Day following the Tranche 3 Mandatory Borrowing Date (or such later date as may be agreed by the Lender Representative in its sole discretion).
6.20 Maintenance, Defense and Enforcement of Specified Product IP.
Each Loan Party and its Restricted Subsidiaries shall take all steps that the Loan Parties and Restricted Subsidiaries believe are commercially reasonable under the circumstances to maintain, defend and enforce the Specified Product IP that is owned by a Loan Party or any of its Restricted Subsidiaries.
6.21 Termination of MedCo License Agreement.
If MedCo terminates or provides written notice of termination of the MedCo License Agreement (in whole or with respect to Inclisiran, or any portion of the Territory (as defined in the MedCo License Agreement), or a termination that would adversely affect the value of the Collateral), or the MedCo License Agreement otherwise terminates (in whole or with respect to Inclisiran, or any portion of the Territory, or a termination that could adversely affect the value of the Collateral), then the Lender Representative and Borrower shall discuss and consider in good faith the scope of the Borrower’s commercialization capabilities (including consideration of the ability of the Borrower to maximize Inclisiran sales) as of such time and, if the Lender Representative and the Borrower, acting reasonably, mutually agree that the Borrower’s commercialization capabilities are sufficient to Commercialize (as defined in the MedCo License Agreement) Inclisiran in part or all of the Territory, then, to the extent permitted by Section 12.3 of the MedCo License Agreement, the Borrower may elect to use commercially reasonable efforts to Commercialize Inclisiran itself in part or all of such portion of the Territory. If the Borrower so elects, it shall consult with the Lender Representative in good faith regarding its Commercialization activities. If the Borrower does not elect to Commercialize Inclisiran in any portion of the Territory or the Lender Representative and the Borrower mutually conclude, after good faith discussion and consideration, that there is any portion of the Territory in which the Borrower lacks the requisite capabilities to Commercialize Inclisiran, then, to the extent permitted by Section 12.3 of the MedCo License Agreement, the Borrower shall use commercially reasonable efforts to negotiate and enter into one or more (sub)licenses with one or more third parties under the Royalty Product Patents (as defined in the Royalty Purchase Agreement), including pursuant to a co-promotion or co-commercialization arrangement in all or a portion of the Territory, to Commercialize Inclisiran in the Territory (any such (sub)license, a “New Arrangement”). If any New Arrangement is a co-promotion or co-commercialization agreement, the Borrower shall consult with the Lender Representative in a customary manner and on a reasonable basis regarding any Commercialization activities it performs under such agreement. The terms of any such New Arrangement (other than any co-promotion or co-commercialization agreement) shall be no less favorable to the Borrower than those contained in the MedCo License Agreement with respect to the royalty rates and milestone terms set forth in Article 7 of the MedCo License Agreement (including the incorporation into such New Arrangement of the limitations on Royalty Reductions (as defined in the Royalty Purchase Agreement) set forth in Section 7.4.6 of the MedCo License Agreement) and otherwise shall be no less materially favorable, and no less materially burdensome, to the Borrower with respect to the obligations and costs imposed on the Borrower, disclaimers of the Borrower’s liability, intellectual property ownership and control, commercialization diligence and indemnification of the Borrower. Should the Lender Representative identify any prospective New Arrangement, the Borrower agrees to evaluate such New Arrangement in good faith and shall use commercially reasonable efforts to negotiate and enter into such New Arrangement that satisfies the requirements set forth in the foregoing sentence. The Lender Representative shall provide assistance to and cooperate with the Borrower, at the Borrower’s cost and expense (to be paid by or on behalf of the Borrower), in such efforts as the Borrower shall undertake in connection with any New

Arrangement. In the event the Borrower enters into a New Arrangement, references in this Agreement to the MedCo License Agreement shall be deemed to be references to the New Arrangement, and references to MedCo shall be deemed to be references to the (sub)licensee under such New Arrangement. Such New Arrangement shall also provide that all payments in respect of the royalties and milestones that are payable under such New Arrangement, solely to the extent constituting Collateral, shall be made by the (sub)licensee directly to the Paying Agent pursuant to the Paying Agent Agreement (until the consummation of and subject to any Permitted Royalty Financings and permitted Dispositions, provided that any portion of such royalties and milestones constituting Collateral that is not transferred pursuant to a Permitted Royalty Financing or permitted Disposition shall continue to be paid to the Paying Agent until transferred pursuant to a Permitted Royalty Financing or permitted Disposition). Following the effective date of any New Arrangement, (A) the Lender Representative and the Borrower shall cooperate with one another to make mutually agreed amendments to this Agreement (and shall cooperate with one another and with the Paying Agent to make mutually agreed amendments to the Paying Agent Agreement) that give effect to the immediately preceding sentence and (B) the Borrower shall deliver to the (sub)licensee under such New Arrangement an instruction letter substantially similar to the MedCo Instruction but with references to the MedCo License Agreement and MedCo replaced by references to such New Arrangement and the (sub)licensee thereunder, respectively. In the event that, despite using commercially reasonable efforts to do so, the Borrower is unable to enter into a New Arrangement with a (sub)licensee for Inclisiran, then the Borrower shall (i) use commercially reasonable efforts to Commercialize Inclisiran itself in the Territory, and (ii) consult with the Lender Representative in a customary manner and on a reasonable basis, regarding the Borrower’s own Commercialization activities, as well as other potential opportunities for a New Arrangement.
6.22 Regulatory Documentation.
Each Loan Party and each of its Restricted Subsidiaries shall, promptly upon the reasonable written request of the Administrative Agent (acting at the written direction of the Required Lenders or the Lender Representative), execute and deliver to the Administrative Agent any document required to acknowledge, confirm, register, record, or perfect the Administrative Agent’s interest in any part of the Regulatory Documentation, whether now owned or hereafter acquired; provided, however, that the Loan Party that is the holder of any Specified Product NDA shall execute and deliver to the Administrative Agent following any Event of Default (a) a complete executed transferor letter in customary form for such Specified Product NDA and (b) any further version of such transferor letter together with any foreign equivalents of such transferor letter as requested by the Administrative Agent (acting at the written direction of the Required Lenders or the Lender Representative), and shall file any and all such transferor letters and related documentation with the appropriate Governmental Authorities upon the request of the Administrative Agent following an Event of Default.
6.23 Payments under MedCo License Agreement; Escrow.
On the Closing Date, the Borrower shall deliver the MedCo Instruction to MedCo, and thereafter, to the extent the Retained Royalty constitutes Collateral, the Borrower shall use commercially reasonable efforts to cause MedCo to pay amounts owed to the Borrower pursuant to the MedCo License Agreement (to the extent constituting Collateral) into an escrow account in accordance with the Paying Agent Agreement.

ARTICLE VII
NEGATIVE COVENANTS
Each of the Loan Parties hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date, no Loan Party shall, nor shall it permit any Restricted Subsidiary to, directly or indirectly:
7.01 Liens.
Create, incur, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, except for the following (the “Permitted Liens”):
(a) Liens pursuant to any Loan Document;
(b) Liens existing on the Closing Date and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(b) and (iii) any renewal, refinancings, replacements or extension of the obligations secured or benefited thereby is permitted by Section 7.02(b);
(c) Liens for Taxes, assessments or other governmental charges or levies not yet due and not yet overdue for 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP for property Taxes on property such Person or one of its Restricted Subsidiaries has determined to abandon if the sole recourse for such Tax, assessment, charge, levy or claim is to such property;
(d) Statutory Liens such as carriers’, warehousemen’s, landlords’, mechanics’, materialmen’s, repairmen’s, construction contractors’, airports’, navigation authority’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than sixty (60) days or which are being contested in good faith and by appropriate proceedings diligently conducted (or which, if due and payable, are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, to the extent required by GAAP); provided that adequate reserves with respect thereto are maintained on the books of the applicable Person;
(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
(f) deposits to secure the performance of bids, tenders, trade contracts and leases (other than Indebtedness), statutory obligations, surety, stay, customs and appeal bonds, performance bonds, or as security for contested taxes or import duties or for the payment of rent, and other obligations of a like nature incurred in the ordinary course of business;
(g) Liens in favor of the issuers of performance and surety bonds, bid, indemnity, warranty, release, appeal or similar bonds or with respect to regulatory requirements or letters of credit or bankers’ acceptances issued and completion of guarantees provided for, in each case, pursuant to the request of and for the account of the Borrower or any Restricted Subsidiary in the ordinary course of its business;

(h) survey exceptions, non-monetary encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, reservations of rights or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) affecting real property or incidental to the conduct of business of the applicable Person or to the ownership of its properties, which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Borrower or its Restricted Subsidiaries and, with respect to the Manufacturing Facility, do not materially detract from the value thereof;
(i) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 8.01(h);
(j) Liens securing Indebtedness permitted under Section 7.02(c); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;
(k) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or any of its Restricted Subsidiaries with any Lender, in each case in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing solely the customary amounts owing to such bank with respect to cash management and operating account arrangements; provided, that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;
(l) Liens arising out of judgments or awards not resulting in an Event of Default; provided the applicable Loan Party or Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review;
(m) Any interest or title of a lessor, licensor or sublessor under any lease, license, sublease, sublicense, occupancy agreement or assignment of or in respect of real or personal property and covering only those assets so leased, subleased, licensed or sublicensed;
(n) Liens of a collection bank arising under Section 4–210 of the UCC on items in the course of collection;
(o) Liens on property of a Person existing at the time such Person acquired the property or the Person is merged into or consolidated with the Borrower or any Restricted Subsidiary of the Borrower or becomes a Restricted Subsidiary of the Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or Investment and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or such Restricted Subsidiary or acquired by the Borrower or such Restricted Subsidiary, and the applicable Indebtedness secured by such Lien is permitted under Section 7.02(f);
(p) Liens securing Indebtedness permitted under Section 7.02(g) or (j);
(q) any zoning, building or similar laws or rights reserved to or vested in any Governmental Authority;

(r) other Liens securing Indebtedness outstanding in an aggregate secured principal amount not to exceed the greater of (x) $75,000,000 and (y) 3.75% of Consolidated Total Assets as of the last day of the Measurement Period most recently ended prior to the date of incurrence;
(s) Liens on specific items of inventory or other goods and proceeds of the Borrower or a Restricted Subsidiary securing such Person’s obligations in respect of bankers’ acceptances or letters of credit entered into in the ordinary course of business issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(t) Liens arising from, or from UCC financing statement filings regarding, operating leases or consignments entered into by the Borrower or its Restricted Subsidiaries in the ordinary course of business;
(u) Liens in favor of the Borrower or any Guarantor securing any Indebtedness permitted to be incurred under Section 7.02;
(v) deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers or under self-insurance arrangements in respect of such obligations;
(w) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;
(x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business;
(y) Liens (i) of a collection bank arising under Section 4-210 of the UCC, or any comparable or successor provision, on items in the course of collection; (ii) attaching to pooling, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; and (iii) in favor of banking or other financial institutions or entities, or electronic payment service providers, arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;
(z) any Liens with respect to Equity Interests of any joint venture, co-promotion agreement or similar arrangement pursuant to any joint venture, co-promotion or similar agreement;
(aa) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(bb) (x) Liens on receivables and related assets incurred under Permitted Receivables Financings and (y) Liens on IP Rights and related assets incurred under Permitted Royalty Financings;
(cc)  (x) Liens solely on any cash earnest money deposits made by the Borrower or its Restricted Subsidiaries in connection with any letter of intent or other agreement in respect of any permitted Investment and (y) Liens on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in a permitted Investment to be applied against the purchase price for such Investment;

(dd) Liens on any real property that constitutes Excluded Property;
(ee) Liens listed as exceptions on any Mortgage Policy;
(ff) Liens on any IP Rights that do not constitute (x) IP Collateral, (y) Shared IP or (z) other IP Rights applicable to one or more of the Specified Products;
(gg) Liens in connection with any Permitted License;
(hh) Liens pursuant to the Royalty Purchase Agreement (as in effect on the date hereof) in favor of the purchaser thereunder;
(ii) in the case of any account described in clause (e)(ii) of the definition of “Excluded Accounts,” Liens on such account in favor of any counterparty to the applicable Contractual Obligation; and
(jj) Liens on any inbound license or other agreements that are not applicable to any of the Specified Products.
It is understood and agreed that Section 7.01(j), (r), (u), (ff)(y) and (ff)(z) will not permit a Lien to be granted on any Shared IP or any Material Product Agreement other than a Lien pursuant to the Loan Documents in favor of the Administrative Agent for the benefit of the Secured Parties
7.02 Indebtedness.
Create, incur, assume or suffer to exist any Indebtedness, except:
(a) Indebtedness under the Loan Documents;
(b) Indebtedness outstanding on the date hereof and listed on Schedule 7.02 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; and, still further, that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination, standstill and related terms (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable, when taken as a whole, in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;
(c) Indebtedness in respect of Finance Leases, Synthetic Lease Obligations and purchase money obligations (within the limitations set forth in Section 7.01(j)); provided, however, that the aggregate amount of all such Indebtedness (to the extent constituting Indebtedness under GAAP) at any one time outstanding that is secured by a Lien on the Collateral shall not exceed the greater of (x) $25,000,000 and (y) 1.5% of Consolidated Total Assets as of the last day of the Measurement Period most recently ended prior to the date of incurrence;

(d) Unsecured Indebtedness of a Restricted Subsidiary of the Borrower owed to the Borrower or a Restricted Subsidiary of the Borrower, which Indebtedness is permitted under the provisions of Section 7.03 (“Intercompany Debt”);
(e) Guarantees of the Borrower or any Restricted Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Restricted Subsidiary; provided that, (i) such Guarantees are not prohibited by the provisions of Section 7.03 and (ii) if the Indebtedness being guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Obligations on terms at least as favorable to the Lenders;
(f) Indebtedness of any Person that becomes a Restricted Subsidiary of the Borrower after the date hereof in a transaction permitted hereunder in an aggregate principal amount outstanding at the time such Person becomes a Restricted Subsidiary of the Borrower not to exceed (i) the greater of (x) 400% of Consolidated EBITDA of the Target as of the last day of the Measurement Period most recently ended prior to the date of incurrence and (y) 3.75% of Consolidated Total Assets of the Borrower and its Restricted Subsidiaries as of the last day of the Measurement Period most recently ended prior to the date of incurrence plus (ii) an unlimited amount so long as, in the case of this clause (ii), as of the Measurement Period most recently ended prior to the date of incurrence, the Total Leverage Ratio is not greater than 3.50:1.00 on a Pro Forma Basis; provided that such Indebtedness is existing at the time such Person becomes a Restricted Subsidiary of the Borrower and was not incurred solely in contemplation of such Person’s becoming a Restricted Subsidiary of the Borrower (and any refinancings, refundings, renewals or extensions on Indebtedness incurred in reliance on this Section 7.02(f); provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; and, still further, that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination, standstill and related terms (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable, when taken as a whole, in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate);
(g) Swap Obligations (contingent or otherwise) existing or arising under any Swap Contract, including any payments in connection with the termination of any Swap Obligations, provided that such Swap Obligations are (or were) entered into by such Person for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates and not for speculative purposes;
(h) Indebtedness owed to any financial institution in respect of overdrafts, netting services, purchasing or debit card programs, credit card programs and related liabilities arising from ordinary course treasury, depository or cash management services or in connection with any automated clearing house transfers of funds, including any payments in connection with the termination thereof;

(i) Indebtedness in respect of (A) letters of credit issued for the account of the Borrower or a Restricted Subsidiary (x) securing obligations not constituting Indebtedness for borrowed money or (y) otherwise, in aggregate principal amount not to exceed $75,000,000 and (B) bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(j) Indebtedness of the Borrower or any Restricted Subsidiary under an asset-based or cash flow revolving credit facility in an aggregate principal amount (inclusive of all unused commitments thereunder) not to exceed the greater of $200,000,000 and 10% of Consolidated Total Assets as of the Measurement Period most recently ended prior to the date of incurrence; provided that, to the extent that any obligor under such revolving credit facility is a Loan Party, such revolving credit facility shall at all times subject to an intercreditor agreement on terms and conditions satisfactory to the Lender Representative in its reasonably discretion;
(k) Indebtedness consisting of obligations of the Borrower or any of its Restricted Subsidiaries in respect of deferred compensation, indemnification, earn-outs, milestone payments, adjustment of purchase or other similar arrangements incurred by such Person in connection with the Transactions, Permitted Acquisitions, any Investment permitted hereunder or any license, transfer or other Disposition permitted hereunder;
(l) Permitted Convertible Debt in an aggregate outstanding principal amount not to exceed (i) $1,000,000,000 plus (ii) an unlimited amount so long as, in the case of this clause (ii), as of the Measurement Period most recently ended prior to the date of incurrence, the Total Leverage Ratio is not greater than 4.00:1.00 on a Pro Forma Basis;
(m) other Indebtedness in an aggregate principal amount outstanding not to exceed the greater of $50,000,000 and 2.50% of Consolidated Total Assets as of the Measurement Period most recently ended prior to the date of incurrence;
(n) Indebtedness of the Borrower and its Restricted Subsidiaries consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(o) Indebtedness of Restricted Subsidiaries that are not Loan Parties in an aggregate principal amount at any one time outstanding not to exceed $50,000,000;
(p) Indebtedness owed to future, current or former officers, directors, managers, employees, consultants and independent contractors thereof or any direct or indirect parent thereof, their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Borrower not to exceed $10,000,000 at any time outstanding;
(q) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;
(r) Indebtedness incurred by the Borrower and its Restricted Subsidiaries in connection with bankers’ acceptances, discounted bills of exchange, warehouse receipts or similar facilities or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business;
(s) guarantees incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sub-licensees and distribution partners;

(t) Indebtedness incurred by the Borrower and its Restricted Subsidiaries on behalf of, or representing Guarantees of Indebtedness of, joint ventures; provided that the aggregate principal amount or liquidation preference, as applicable, of Indebtedness incurred or guaranteed pursuant to this clause (t) at any time outstanding does not exceed $15,000,000;
(u) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under Applicable Law;
(v) Indebtedness incurred in connection with a Permitted Financing Transaction and Permitted Licenses;
(w) guarantees of Indebtedness of a direct or indirect parent of the Borrower in lieu of capital contributions, purchases of Equity Interests or other Investments; provided that any such guarantee described in this clause (w) constitutes an Investment that is permitted under Section 7.03; and
(x) Indebtedness of the Borrower or any Restricted Subsidiary consisting of (i) deferred compensation or equity based compensation to current or former officers, directors, consultants, advisors or employees thereof, in each case in the ordinary course of business or (ii) Taxes, assessments or governmental charges to the extent such Taxes are being contested in good faith.
7.03 Investments.
Make or hold any Investments, except:
(a) Investments held by the Borrower and its Restricted Subsidiaries in the form of cash or Cash Equivalents;
(b) Loans and advances to, or guarantees of Indebtedness of, officers, directors, employees, managers, consultants or independent contractors of the Borrower and Restricted Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes;
(c)  (i) Investments by the Borrower and its Restricted Subsidiaries in their respective Restricted Subsidiaries outstanding on the date hereof, (ii) additional Investments by the Borrower and its Restricted Subsidiaries in Loan Parties, (iii) additional Investments by Restricted Subsidiaries of the Borrower that are not Loan Parties in other Restricted Subsidiaries that are not Loan Parties, (iv) additional Investments by the Loan Parties in Restricted Subsidiaries that are not Loan Parties to the extent such Investments constitute bona fide transfer pricing transactions, cost-sharing arrangements, “cost-plus” arrangements or cash management operations or are otherwise made in the ordinary course of business and (v) so long as no Event of Default has occurred and is continuing or would result from such Investment, additional Investments (other than those permitted by clause (iv) of this Section 7.03(c)) by the Loan Parties in Restricted Subsidiaries that are not Loan Parties in an aggregate amount invested from the date hereof not to exceed the greater of (x) $100,000,000 and (y) 5.0% of Consolidated Total Assets as of the last day of the Measurement Period most recently ended prior to the date of such Investment; provided Investments made in reliance on this Section 7.03(c)(iv) shall not be made with any assets that constitute IP Collateral or Shared IP;
(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and

Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(e) Guarantees permitted by Section 7.02;
(f) Investments existing on the date hereof (other than those referred to in Section 7.03(c)(i)) and set forth on Schedule 7.03 and Investment consisting of an extension, modification, replacement or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the Closing Date; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the Closing Date or (b) as otherwise permitted under this Agreement;
(g) Permitted Acquisitions; provided that the aggregate amount of all cash consideration invested after the Closing Date in connection with Permitted Acquisitions in reliance on this Section 7.03(g) and allocable to the purchase or other acquisition of (x) any Restricted Subsidiary that will not become a Loan Party or (y) assets to be held by a Person that is not or will not become a Loan Party shall not exceed the greater of $250,000,000 and 12.5% of Consolidated Total Assets as of the last day of the most recently ended Measurement Period invested from the date hereof plus any portion of the Net Cash Proceeds received by the Borrower from the sale of Equity Interests (other than Disqualified Equity Interests) of the Borrower;
(h) Investments in Joint Ventures; provided that (1) Investments made in reliance on this Section 7.03(h) shall not be made with any assets that constitute Collateral (other than cash and Cash Equivalents) as of the Closing Date, (2) no Event of Default has occurred and is continuing or would result from such Investment and (3) immediately prior to, and after giving effect to such Investment, the Borrower would be in compliance with the financial covenant set forth in Section 7.11;
(i) Investments made with Equity Interests (other than Disqualified Equity Interests) of the Borrower or from the Net Cash Proceeds received by the Borrower from the sale of Equity Interests of the Borrower so long as such Investments are made within 270 days after the receipt of such proceeds;
(j) any customary upfront milestone, marketing or other payment in the ordinary course of business to another Person in connection with obtaining a right to receive a royalty or other payments in the future;
(k) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
(l) other Investments in an aggregate amount invested from the date hereof not to exceed the greater of (x) $200,000,000 and (y) 10.0% of Consolidated Total Assets as of the last day of the most recently ended Measurement Period; provided Investments made in reliance on this Section 7.03(l) shall not be made with any assets that constitute IP Collateral or Shared IP;
(m) Swap Contracts permitted under Sections 7.02(g);
(n) Investments in connection with any Permitted Licenses;

(o) Investments consisting of purchases or acquisitions of inventory, supplies, materials and equipment or purchases, acquisitions, licenses, sublicenses or leases or subleases of intellectual property, or other rights or assets, in each case in the ordinary course of business;
(p) Investments consisting of (v) Liens permitted under Section 7.01, (w) Indebtedness (including guarantees) permitted under Section 7.02, (x) mergers, amalgamations, consolidations and transfers of all or substantially all assets permitted under Section 7.04, (y) Dispositions permitted under Section 7.05, or (z) Restricted Payments permitted under Section 7.06;
(q) Investments consisting of purchases and acquisitions of assets or services useful in the business of the Borrower or any Restricted Subsidiary in the ordinary course of business;
(r) any Investment of the non-cash consideration received from a Disposition that was made pursuant to and in compliance with Section 7.05(j);
(s) Investments consisting of earnest money deposits made by the Borrower or its Restricted Subsidiaries in connection with any letter of intent or other agreement in respect of any Investment permitted by this Section 7.03;
(t) acquisitions of obligations of one or more officers or other employees of any direct or indirect parent of the Borrower, the Borrower or any Restricted Subsidiary of the Borrower in connection with such officer’s or employee’s acquisition of Equity Interests of any direct or indirect parent of the Borrower, so long as no cash is actually advanced by the Borrower or any Restricted Subsidiary to such officers or employees in connection with the acquisition of any such obligations;
(u) guarantees of operating leases (for the avoidance of doubt, excluding obligations in respect of Finance Leases) or of other obligations, in each case, that do not constitute Indebtedness and are entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;
(v) Investments consisting of the redemption, purchase, repurchase or retirement of any Equity Interests permitted by Section 7.06;
(w) non-cash Investments made in connection with bona fide tax planning and reorganization activities as determined in good faith by the Borrower; provided Investments made in reliance on this Section 7.03(w) shall not be made with any assets that constitute IP Collateral or Shared IP;
(x) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client and customer contracts and loans or advances made to, and guarantees with respect to obligations of, distributors, suppliers, licensors and licensees in the ordinary course of business;
(y) Investments of a Restricted Subsidiary acquired after the Closing Date or of an entity merged into or amalgamated or consolidated with a Restricted Subsidiary in a transaction that is not prohibited by Section 7.03 after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;
(z) Investments in connection with the Manufacturing Facility;

(aa) Investments by the Loan Parties and their Restricted Subsidiaries made using the Cumulative Credit so long as the Cumulative Credit Conditions are satisfied at such time, provided Investments made in reliance on this Section 7.03(aa) shall not be made with any assets that constitute IP Collateral or Shared IP;
(bb) any Investments in connection with a Permitted Bond Hedge Transaction; and
(cc) any Investment in connection with a Permitted Financing Transaction.
7.04 Fundamental Changes.
Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:
(a) any Restricted Subsidiary may merge with (i) the Borrower; provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Restricted Subsidiaries, provided that when any Loan Party is merging with another Restricted Subsidiary (that is not also a Loan Party), such Loan Party shall be the continuing or surviving Person;
(b) any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party;
(c) any Restricted Subsidiary that is not a Loan Party may Dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another Restricted Subsidiary that is not a Loan Party or (ii) to a Loan Party;
(d) any Restricted Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) the Person surviving such merger shall be a wholly-owned Restricted Subsidiary of the Borrower and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving Person;
(e) each of the Borrower and any of its Restricted Subsidiaries may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that in each case, immediately after giving effect thereto (i) in the case of any such merger to which the Borrower is a party, the Borrower is the surviving Person and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving Person;
(f) any Restricted Subsidiary (other than the Borrower) may merge, amalgamate or consolidate with, or dissolve into, any other Person in order to effect a permitted Investment; provided that (i) the continuing or surviving Person shall, to the extent subject to the terms hereof, have complied with the requirements of Section 6.13 and Section 6.14, (ii) to the extent constituting an Investment, such Investment must be a permitted Investment under Section 7.03, and (iii) to the extent constituting a Disposition, such Disposition must be permitted under Section 7.05;
(g) any Restricted Subsidiary may merge, dissolve, liquidate, amalgamate, consolidate with or into another Person or Dispose of its assets if (i) such transaction is undertaken in good faith to improve the tax efficiency of the Borrower and its Restricted Subsidiaries and (ii) after giving effect to such transaction, each of the security interests of the Administrative Agent in the Collateral, taken as a whole, is not materially impaired; and
(h) Investments permitted under Section 7.03 may be structured as a merger, consolidation or amalgamation.
7.05 Dispositions.
Make any Disposition or enter into any agreement to make any Disposition, except:
(a) Permitted Transfers;
(b) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
(c) Dispositions of equipment to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
(d) Dispositions permitted by Section 7.04;
(e) the settlement or early termination or cancellation of any Permitted Bond Hedge Transaction or any related Permitted Warrant Transaction;
(f) Permitted Licenses;
(g) Dispositions consisting of Permitted Liens;
(h) Dispositions in connection with any Permitted Financing Transaction;
(i) non-exclusive licenses of IP Rights granted in the ordinary course of business;
(j) other Dispositions so long as at least 75.0% of the consideration paid in connection therewith shall be cash or Cash Equivalents paid substantially concurrently with consummation of the transaction and shall be in an amount not less than the fair market value of the property disposed of; provided that for the purposes of this Section 7.05(j), the following shall be deemed to be cash (x) any securities received by the Loan Parties or any Restricted Subsidiary from such transferee that are converted by such Person into cash or Cash Equivalents upon the closing of the applicable Disposition, (y) any purchase price adjustment, milestone payment, royalty, earnout, contingent payment, back-end or other deferred payment of a similar nature, (z) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (z) that is at that time outstanding, not to exceed $5,000,000, determined at the time of such Disposition; provided, further that, (1) immediately after giving effect to such Disposition, the Borrower would be in compliance with the financial covenant set forth in Section 7.11 and (2) the Net Cash Proceeds received in respect of a Disposition made in reliance on this Section 7.05(j) shall be applied in accordance with Section 2.03(b);
(k) Disposition of any real property that is not Material Real Property; and
(l) other Dispositions in an amount not to exceed $10,000,000.

7.06 Restricted Payments.
Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:
(a) each Restricted Subsidiary may make Restricted Payments to any Person that owns Equity Interests in such Restricted Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;
(b) so long as no Event of Default has occurred and is continuing or would result therefrom (except to the extent made in connection with the death, disability, retirement or other termination of employment of employees, directors, officers or consultants of the Borrower or any Restricted Subsidiary), the Borrower and any Restricted Subsidiary may purchase, redeem or otherwise acquire the Equity Interests of the Borrower any such Restricted Subsidiary from employees, former employees, directors, former directors, officers, former officers, consultants or former consultants of the Borrower or such Restricted Subsidiary (or permitted transferees of such employees, former employees, directors, former directors, officers, former officers, consultants or former consultants) pursuant to any management equity plan or stock option plan or any other management or employment benefit plan or stock option plan or arrangement or sale bonus or similar agreement; provided that the aggregate amount of such Restricted Payments (excluding amounts representing cancellation of Indebtedness) shall not exceed $10,000,000 in the aggregate in any fiscal year plus the proceeds of any key-person life insurance policies;
(c) the Borrower may make Restricted Payments to purchase, redeem or otherwise acquire Equity Interests of the Borrower in an aggregate amount during the term of this Agreement not to exceed $50,000,000 plus the lesser of (x) $50,000,000 and (y) 25% of the Net Cash Proceeds from the sale or issuance of Permitted Convertible Debt and Equity Interests (other than Disqualified Equity Interests) plus the proceeds of any key-person life insurance policies; provided that (1) no Event of Default has occurred and is continuing or would result from such Restricted Payments, (2) immediately prior to, and after giving effect to such Restricted Payments, the Borrower would be in compliance with the financial covenant set forth in Section 7.11;
(d) the Borrower may make Restricted Payments with or from the Net Cash Proceeds received by the Borrower from the sale of Equity Interests (other than Disqualified Equity Interests) of the Borrower so long as (i) any such Restricted Payments are made within 270 days after the receipt of such proceeds, (ii) no Event of Default has occurred and is continuing or would result from such Restricted Payments and (iii) immediately prior to, and after giving effect to such Restricted Payments, the Borrower would be in compliance with the financial covenant set forth in Section 7.11; provided that Restricted Payments made in reliance on this Section 7.06(d) shall not exceed $175,000,000 during the term of this Agreement;
(e) any required payment with respect to, or required early unwind or settlement of, any Permitted Bond Hedge Transaction or Permitted Warrant Transaction, in each case, in accordance with the terms of the agreement governing such Permitted Bond Hedge Transaction or Permitted Warrant Transaction; provided that, in the case of this clause (e), to the extent cash is required to be paid under a Permitted Warrant Transaction as a result of the election of “cash settlement” (or substantially equivalent term) as the “settlement method” (or substantially equivalent term) thereunder by the Borrower (including in connection with the exercise and/or early unwind or settlement thereof), the payment of such cash shall not be permitted by this clause (e) other than to the extent such payment is offset against any payments received by the Borrower pursuant to the exercise, settlement, termination or unwind of any related Permitted Bond Hedge

Transaction substantially concurrently with, or a commercially reasonable period of time before or after, the unwind or settlement of the relevant Permitted Warrant Transaction;
(f) the Borrower may make other Restricted Payments in an aggregate amount during the term of this Agreement not to exceed the greater of (x) $75,000,000 and (y) 3.75% of Consolidated Total Assets as of the last day of the most recently ended Measurement Period, so long as (1) no Event of Default has occurred and is continuing or would result from such Restricted Payments and (2) immediately prior to, and after giving effect to such Restricted Payments, the Borrower would be in compliance with the financial covenant set forth in Section 7.11;
(g) the payment of any dividend or distribution or consummation of any redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, if at the date of declaration or notice such payment would have complied with the provisions of this Agreement;
(h) [reserved];
(i)  (i) repurchases of Equity Interests of the Borrower deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants, (ii) payments made or expected to be made by any Loan Party in respect of withholding or similar taxes payable or expected to be payable by any future, present or former director, officer, employee, manager, consultant or independent contractor of the Borrower or any direct or indirect parent of the Borrower or any Restricted Subsidiary of the Borrower (or their respective Affiliates, estates or immediate family members) in connection with the exercise of stock options or the grant, vesting or delivery of Equity Interests of the Borrower or any direct or indirect parent of the Borrower; and (iii) loans or advances to officers, directors, employees, managers, consultants and independent contractors of the Borrower or any direct or indirect parent of the Borrower or any Restricted Subsidiary of the Borrower in connection with such Person’s purchase of Equity Interests of the Borrower or any direct or indirect parent of the Borrower; provided that (1) no cash is actually advanced pursuant to this subclause (iii) other than to pay taxes due in connection with such purchase, unless immediately repaid and (2) such loan or advance is permitted under Section 7.03;
(j) [reserved];
(k) the payment of cash in lieu of the issuance of fractional shares of Equity Interests in connection with any merger, consolidation, amalgamation or other business combination, or in connection with any dividend, distribution or split of or upon exercise, conversion or exchange of Equity Interests, warrants, options or other securities exercisable or convertible into, Equity Interests of the Borrower or any direct or indirect parent of the Borrower; and
(l) Restricted Payments made using the Cumulative Credit so long as the Cumulative Credit Conditions are satisfied at such time.
7.07 Change in Nature of Business.
Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Restricted Subsidiaries on the date hereof or any business reasonably related, complementary, incidental, ancillary thereto or any reasonable extensions thereto.

7.08 Transactions with Affiliates.
Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person with a value in excess of $5,000,000 other than (a) advances of working capital to any Loan Party, (b) transfers of cash and assets to any Loan Party, (c) intercompany transactions expressly permitted by this Agreement, (d) compensation and reimbursement of expenses of officers and directors, (e) transactions that are on terms that are not less favorable to the Borrower or a Restricted Subsidiary in any material respect than would be obtainable by the Borrower or such Restricted Subsidiary at such time in a comparable arm’s-length transaction with a Person other than an Affiliate (as determined in good faith by the senior management or the board of directors of the Borrower), (f) Restricted Payments permitted by Section 7.06, (g) any (i) employment, consulting, service or termination agreement, or customary indemnification arrangements, entered into by the Borrower or its Restricted Subsidiaries with current, former or future officers, directors, employees, managers, consultants and independent contractors, (ii) subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current, former or future officers, directors, employees, managers, consultants and independent contractors of the Borrower or its Restricted Subsidiaries and (iii) payment of compensation or other employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers officers, directors, employees, managers, consultants and independent contractors of the Borrower or its Restricted Subsidiaries (including amounts paid pursuant to any management equity plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, stock option or similar plans and any successor plan thereto and any supplemental executive retirement benefit plans or arrangements), in each case in the ordinary course of business or as otherwise approved in good faith by the board of directors of the Borrower or of a Restricted Subsidiary, (h) Permitted Licenses, (i) transactions existing on the Closing Date and described on Schedule 7.08 (j) transactions and payments required under the definitive agreement for any Permitted Acquisition or permitted Investment; provided that the transactions and payments were in existence or required, respectively, at the time such Permitted Acquisition or permitted Investment was consummated or did not arise in contemplation thereof and (k) transactions with a Receivables Subsidiary in connection with a Permitted Receivables Financing.
7.09 Burdensome Agreements.
Enter into, or permit to exist, any Contractual Obligation (except for this Agreement and the other Loan Documents) that encumbers or restricts the ability of any such Person to (i) make Restricted Payments to any Loan Party, (ii) pay any Obligations owed to any Loan Party, (iii) make loans or advances to any Loan Party, or (iv) create any Lien upon any of their properties or assets, whether now owned or hereafter acquired that constitute Collateral, except the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:
(a) contractual encumbrances or restrictions of the Borrower or any Restricted Subsidiary in effect on the Closing Date, including pursuant to this Agreement and the other Loan Documents, related Swap Contracts and Indebtedness permitted pursuant to Section 7.02(b);
(b) Applicable Law or any applicable rule, regulation or order;
(c) any agreement or other instrument of a Person acquired by or merged, amalgamated or consolidated with or into Loan Party that was in existence at the time of such acquisition (or at the time it merges with or into any Loan Party in connection with the acquisition of assets from such Person (but, in each case, not created in contemplation thereof)), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired or designated; provided that in connection with a merger, amalgamation or consolidation under this clause (c), if a Person other than any Loan Party is the successor company with respect to such merger, amalgamation or consolidation, any agreement or instrument of such Person or any Restricted Subsidiary of such Person, shall be deemed acquired or assumed, as the case may be, by any Loan Party, as the case may be, at the time of such merger, amalgamation or consolidation;
(d) customary encumbrances or restrictions contained in contracts or agreements for the sale of assets applicable to such assets pending consummation of such sale, including customary restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of capital stock or assets of such Restricted Subsidiary;
(e) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
(f) customary provisions in operating or other similar agreements, asset sale agreements and stock sale agreements entered into in connection with the entering into of such transaction, which limitation is applicable only to the assets that are the subject of those agreements;
(g) purchase money obligations for property acquired and obligations in respect of Finance Leases, to the extent such obligations impose restrictions on the property so acquired, solely as permitted by, the terms of this Agreement;
(h) encumbrances or restrictions in connection with any Permitted Financing Transaction that, in the good faith determination of the Borrower, are reasonably necessary or advisable in connection with such Permitted Financing Transaction;
(i) customary provisions contained in leases, sub-leases, licenses, sublicenses, contracts and other similar agreements entered into in the ordinary course of business to the extent such obligations impose restrictions on the property subject to such lease;
(j) any encumbrance or restriction contained in other Indebtedness of the Borrower or any Restricted Subsidiary that is incurred subsequent to the Closing Date pursuant to Section 7.02, provided that (i) such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Borrower’s ability to make anticipated principal or interest payments under this Agreement (as determined by the Borrower in good faith) and (ii) such encumbrances and restrictions contained in any agreement or instrument taken as a whole are not materially less favorable to the Lenders than the encumbrances and restrictions contained in this Agreement (as determined by the Borrower in good faith);
(k) any encumbrance or restriction arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, (x) detract from the value of the property or assets of the Borrower or any Restricted Subsidiary in any manner material to the Borrower or any Restricted Subsidiary or (y) materially affect the Borrower’s ability to make future principal or interest payments under this Agreement, in each case, as determined by the Borrower in good faith;
(l) any encumbrance or restriction contained in secured Indebtedness otherwise permitted to be incurred pursuant to Sections 7.01 and 7.02 to the extent limiting the right of the debtor to dispose of the assets securing such Indebtedness;

(m) customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to the applicable joint venture;
(n) any encumbrances or restrictions contained in any agreements governing any Permitted License or Permitted Financing Transaction;
(o) any encumbrances or restrictions of the type referred to in the immediately preceding clauses (a) through (n) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to such immediately preceding clauses (a) through (m) above; provided that such encumbrances and restrictions contained in any such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing are, in the good faith judgment of the Borrower, not materially more restrictive, taken as a whole, than the encumbrances and restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and
(p) any encumbrances or restrictions pursuant to the Royalty Purchase Agreement (as in effect on the date hereof).
For purposes of determining compliance with this Section 7.09, the subordination of loans or advances made to the Borrower and its Restricted Subsidiaries to other Indebtedness incurred by the Borrower or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.
7.10 Use of Proceeds.
Use the proceeds of any Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
7.11 Financial Covenant.
Permit Liquidity as of the last day of any fiscal quarter of the Borrower to be less than $100,000,000.
7.12 Fiscal Year; Legal Name, State of Formation; Form of Entity and Accounting Changes.
(a) Amend any of its Organization Documents in any manner materially adverse to the interests of the Lenders in their capacities as such (as reasonably determined by the Borrower);
(b) change its fiscal year without delivery of prior written notice to the Administrative Agent;
(c) without providing ten (10) days prior written notice to the Administrative Agent and the Lender Representative (or such extended period of time as agreed to by the Lender Representative), change its name, state of formation, form of organization or principal place of business; or

(d) make any material change in accounting policies or reporting practices without delivery of prior written notice to the Administrative Agent, except as required by GAAP.
7.13 Sale/Leaseback Transactions.
Enter into any Sale/Leaseback Transaction unless (a) the Disposition of the property thereunder is permitted by Section 7.05 and (b) any Liens arising in connection therewith (including Liens deemed to arise in connection with any such Capital Lease Obligations and Synthetic Lease Obligations) are permitted by Section 7.01.
7.14 Prepayments, Etc. of Certain Debt.
Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof, or make any payment in violation of any subordination, standstill or collateral sharing terms of or governing any Subordinated Debt or Permitted Convertible Debt, except (a) the prepayment of the Loans in accordance with the terms of this Agreement, (b) regularly scheduled or required repayments or redemptions of Indebtedness under the Indebtedness set forth in Schedule 7.02 and refinancings and refundings of such Indebtedness in compliance with Section 7.02(b), (c) prepayments of Subordinated Debt or Permitted Convertible Debt made using the Cumulative Credit so long as the Cumulative Credit Conditions are satisfied at such time, (d) other prepayments of Subordinated Debt or Permitted Convertible Debt in an aggregate principal amount during the term of this Agreement not to exceed the greater of (x) $30,000,000 and (y) 1.50% of Consolidated Total Assets as of the last day of the Measurement Period most recently ended prior to the date of such payment, so long no Event of Default has occurred and is continuing or would result from such prepayment, (e) issuance of Equity Interests (other than Disqualified Equity Interests) (and cash in lieu of fractional shares in connection with such issuance) of the Borrower in connection with any conversion, exercise, repurchase, exchange, redemption, settlement or early termination or cancellation of Permitted Convertible Debt or in connection with any Permitted Warrant Transaction, (f) the issuance of Permitted Convertible Debt permitted by Section 7.02(l) in exchange for other Permitted Convertible Debt, (g) the redemption, purchase, exchange, early termination or cancellation of Permitted Convertible Debt in an aggregate principal amount not to exceed the Net Cash Proceeds received by the Borrower from the issuance of additional Permitted Convertible Debt or Equity Interests (other than Disqualified Equity Interests) permitted by Section 7.02(l) in connection with a refinancing of the Permitted Convertible Debt being redeemed, purchased, exchanged, terminated or cancelled and (h) payments of the initial purchase price for each Swap Contract and Permitted Bond Hedge Transaction.
7.15 Amendment, Etc. of Debt Documents.
Amend, modify or change in any manner any term or condition of any Subordinated Debt if such amendment or modification would violate the terms of any subordination agreement in respect of such Subordinated Debt or amend, modify or change in any manner any term or condition of any Permitted Convertible Debt that would result in such Permitted Convertible Debt no longer constituting Permitted Convertible Debt.
7.16 Sanctions.
Directly or indirectly, use any Borrowing or the proceeds of any Borrowing, or lend, contribute or otherwise make available such Borrowing or the proceeds of any Borrowing to any Person, to unlawfully fund any activities of or business with any Person, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Administrative Agent, or otherwise) of Sanctions.

7.17 Anti-Corruption Laws.
Directly or indirectly, use any Borrowing or the proceeds of any Borrowing for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other anti-corruption legislation in other jurisdictions.
7.18 MedCo Agreements and Material Product Agreements.
Without the Lender Representative’s prior written consent:
(a) No Loan Party or any of its Restricted Subsidiaries shall agree to any set-off, counter-claim or other deduction under or with respect to any MedCo Agreement or any Material Product Agreement other than any such set-off, counter-claim or other deduction that is expressly required by the terms of such MedCo Agreement or Material Product Agreement as in effect on the date hereof, except for any such set-off, counter-claim or other deduction that would not reasonably be expected to result in a Material Impact; and
(b) No Loan Party or any of its Restricted Subsidiaries shall amend or permit the amendment of any provision of any MedCo Agreement or Material Product Agreement or waive any of their respective rights under any such MedCo Agreement or Material Product Agreement, except to the extent of any amendment which would not reasonably be expected to result in a Material Impact; and
(c) No Loan Party or any of its Restricted Subsidiaries shall permit any of its Subsidiaries that is not a Loan Party or a Restricted Subsidiary to register, or file an application to register, any Specified Product IP or any IP Rights that would constitute Specified Product IP if registered or filed by a Loan Party or any of its Restricted Subsidiaries (or take, or permit any such Subsidiaries to take, any act or omission that would permit any other Affiliate to generate, register, or file an application to register, any IP Rights relating to any Specified Product).
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
8.01 Events of Default.
Any of the following shall constitute an event of default (each, an “Event of Default”):
(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any fee due hereunder, or (iii) within seven (7) days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), Section 6.05 (solely with respect to the Borrower), 6.08, 6.10, 6.11 or Article VII; or
(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document (other than the Nondisturbance Agreement) on its part to be performed or observed and such failure continues for thirty (30) days after notice thereof by the Administrative Agent (given at the written direction of the Required Lenders) to the Borrower; or
(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
(e) Cross-Default. (i) Any Loan Party or any Restricted Subsidiary thereof (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) for borrowed money having an aggregate outstanding principal amount of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) after the expiration of any applicable grace or cure period therefor to cause, with the giving of notice if required, such Indebtedness for borrowed money to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; provided that it is understood that a conversion (or the occurrence of any customary “conversion triggers”), redemption or purchase of Permitted Convertible Debt shall not constitute an Event of Default under this Section 8.01(e)(i)(B); or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Restricted Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Restricted Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Restricted Subsidiary as a result thereof is greater than the Threshold Amount; provided that this clause (e)(ii) shall not apply to any early payment requirement or unwinding or termination with respect to any Permitted Bond Hedge Transaction or Permitted Warrant Transaction, or satisfaction of any condition giving rise to or permitting the foregoing, in accordance with the terms thereof, so long as, in any such case, Borrower is not the “defaulting party” (or substantially equivalent term) under the terms of such Permitted Bond Hedge Transaction or Permitted Warrant Transaction, as applicable; or
(f) Insolvency Proceedings, Etc. Any Loan Party or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or
(h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
(j) Invalidity of Loan Documents. In each case, except with respect to the Nondisturbance Agreement, any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations arising under the Loan Documents, ceases to be in full force and effect; or any Loan Party or any other Person contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any provision of any Loan Document, or purports in writing to revoke or rescind any provision of any Loan Document; or it is or becomes unlawful for a Loan Party to perform any of its obligations under the Loan Documents; or
(k) Collateral Documents. Any Collateral Document after delivery thereof pursuant to the terms of the Loan Documents shall for any reason cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on any material portion of the Collateral purported to be covered thereby, or any Loan Party shall assert the invalidity of such Liens; or
(l) Change of Control. There occurs any Change of Control.
Without limiting the provisions of Article IX, if a Default shall have occurred under the Loan Documents, then such Default will continue to exist until it either is cured (to the extent specifically permitted) in accordance with the Loan Documents or is otherwise expressly waived by the Lender Representative as determined in accordance with Section 11.01; and once an Event of Default occurs under the Loan Documents, then such Event of Default will continue to exist until it is expressly waived by the Lender Representative or by the Administrative Agent with the approval of the Required Lenders, as required hereunder in Section 11.01.

8.02 Remedies upon Event of Default.
If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a) declare the Commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;
(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder (including the Applicable Premium) or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and
(c) exercise on behalf of itself, the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or Applicable Law or equity;
provided, however, that upon the occurrence of an event described in Section 8.01(f) with respect to the Borrower, the Commitment of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts (including the Applicable Premium) as aforesaid shall automatically become due and payable, in each case without further act of the Lender Representative, the Administrative Agent or any Lender.
8.03 Application of Funds.
After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02) or if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all Obligations then due hereunder, any amounts received on account of the Obligations shall, subject to the provisions of Section 2.12, be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender)) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this Second clause payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this Third clause payable to them;
Fourth, to (i) payment of that portion of the Obligations constituting unpaid principal of the Loans and (ii) obligations then due from the Borrower or any Loan Party pursuant to Secured Swap Agreements in an amount not to exceed, in the case of this clause (ii), $50,000,000, ratably among the Lenders and, in the case of obligations pursuant to Secured Swap Agreements, the parties entitled thereto, in proportion to the respective amounts described in this Fourth clause held by them;
Fifth, to payment of obligations pursuant to Secured Swap Agreements that are in excess of $50,000,000 then due from the Borrower or any Loan Party, ratably among the parties entitled thereto in accordance with the amounts of obligations under such Secured Swap Agreements then due to such parties; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
ARTICLE IX
ADMINISTRATIVE AGENT
9.01 Appointment and Authority.
(a) Appointment. Each of the Lenders hereby irrevocably appoints, designates and authorizes Wilmington Trust, National Association to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(b) Collateral Agent. The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to (i) execute any and all documents (including releases) with respect to the Collateral (including any intercreditor agreement and any amendment, supplement, modification or joinder with respect thereto) and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by the Administrative Agent shall bind the Lenders and (ii) negotiate, enforce or settle any claim, action or proceeding affecting the

Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender.
(c) Lender Representative. Each of the Lenders hereby irrevocably appoints GSO to act on its behalf as the Lender Representative hereunder and under the other Loan Documents and authorizes the Lender Representative to take such actions on its behalf and to exercise such powers as are delegated to the Lender Representative by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The Lender Representative shall be fully justified in failing or refusing to take any action hereunder, unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liabilities, losses, costs and expenses (including attorneys’ fees and expenses) which may be incurred by it by reason of taking or continuing to take any such action. The Lender Representative shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with written instructions signed by the Required Lenders (or such greater percentage of Lenders expressly required hereunder), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. Notwithstanding the foregoing, the Lender Representative shall have authority, in its sole discretion, to take or not to take any action, unless this Agreement or any of the other Loan Documents specifically requires the consent of the Required Lenders, a greater percentage of Lenders or of all of the Lenders.
9.02 Rights as a Lender.
If a Lender or the Lender Representative is serving as the Administrative Agent hereunder, such Person shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial, advisory, underwriting or other business with any Loan Party or any Restricted Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.
9.03 Exculpatory Provisions.
(a) Neither the Administrative Agent nor any of its officers, partners, directors, employees or agents shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. The Lender Representative shall have no duties or obligations hereunder or any other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent and the Lender Representative each of their officers, partners, directors, employees or agents:
(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing and without limiting the generality of the foregoing, the use of the term “agent” herein and in other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under any agency doctrine of any applicable Law and instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt refraining from any action that, in its respective opinion or the opinion of its respective counsel, may be a violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;
(iii) shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates that is communicated to, or in the possession of, the Administrative Agent, the Lender Representative or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent or the Lender Representative herein
(iv) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Lender Representative, the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.02 and 11.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by the final and non-appealable judgment of a court of competent jurisdiction. Neither the Administrative Agent nor the Lender Representative shall be deemed to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to the Administrative Agent or the Lender Representative, respectively, by the Borrower or a Lender;
(v) shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (E) the value or the sufficiency of any Collateral, or (F) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent;
(vi) shall not be responsible for (A) perfecting, maintaining, monitoring, preserving or protecting the security interest or Lien granted under this Agreement, the Collateral Documents, any other Loan Document or any agreement or instrument contemplated hereby or thereby, (B) the filing, re-filing, recording, re-recording or continuing or any document, financing statement, mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times or (C) providing, maintaining, monitoring or preserving insurance on or the payment of taxes with respect to any of the Collateral. The actions described in items (A) through (C) shall be the sole responsibility of the Borrower;
(vii) shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement or the other Loan Documents arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; pandemics, riots; business interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action;
(viii) shall not be (A) required to qualify in any jurisdiction in which it is not presently qualified to perform its obligations as such Administrative Agent or (B) required to take any enforcement action against a Loan Party or any other obligor outside of the United States;
(ix) shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor the list or identities of, or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (A) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (B) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution;
(x) shall not be responsible for the negligence, misconduct or other action or inaction of any sub-agent that it selects as provided in Section 9.05 absent gross negligence or willful misconduct by the Administrative Agent (as determined in a final and non-appealable judgment by a court of competent jurisdictions) in the selection of such sub-agents;
(xi) shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Agreement and any other Loan Document to which Administrative Agent is a party, whether or not an original or a copy of such agreement has been provided to the Administrative Agent; and
(xii) shall not be responsible for nor have any duty to monitor the performance or any action of the Loan Parties, the Lenders, or any of their directors, members, officers, agents, affiliates or employee, nor shall they have any liability in connection with the malfeasance or nonfeasance by such party; the Administrative Agent and the Lender Representative may assume performance by all such Persons of their respective obligations.
(b) Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent or the Lender Representative to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to any anti-terrorism Law, including any programs involving any of the following items relating to or in connection with the Loan Parties or their respective Subsidiaries, any of their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (i) any identity verification procedures, (ii) any record keeping, (iii) any comparisons with government lists, (iv) any customer notices or (v) any other procedures required under any anti-terrorism Law.
(c) The delivery by the Borrower or any other Loan Party of any reports, information and documents to the Administrative Agent or the Lender Representative is for informational purposes only and the Administrative Agent’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein. Each party to this Agreement acknowledges and agrees that the Administrative Agent may, but shall not be obligated to, from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Loan Documents and the notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of Borrower and the other Loan Parties. The Administrative Agent shall not be liable for any action taken or not taken by any such service provider. Neither the Administrative Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by the Administrative Agent under or in connection with any of the Loan Documents.
9.04 Reliance by Administrative Agent.
The Administrative Agent and the Lender Representative shall each be entitled to rely upon, and shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent and the Lender Representative also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent and/or the Lender Representative may presume that such condition is satisfactory to such Lender unless the Administrative Agent or the Lender Representative, respectively, shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent and the Lender Representative may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent or the Lender Representative shall have received written notice from such Lender prior to the proposed Closing Date specifying its objections.
9.05 Delegation of Duties.
The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Lender Representative may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent, the Lender Representative and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent or the Lender Representative and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Lender Representative. Neither the Administrative Agent nor the Lender Representative shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent or the Lender Representative, respectively, acted with gross negligence or willful misconduct in the selection of such sub-agents.
9.06 Resignation.
(a) Notice. The Administrative Agent may at any time give notice of its resignation to the Lender and the Borrower. Upon receipt of any such notice of resignation, the Lender Representative shall have the right to appoint a successor, which shall be a financial institution with an office in the United States, or an Affiliate of any such financial institution with an office in the United States. If no such successor shall have been so appointed by the Lender Representative and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lender Representative appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date. In addition, upon not less than ten (10) days prior written notice (the “Removal Effective Date”), the Administrative Agent may be removed (with or without cause) by the Lender Representative at any time in its sole discretion, but with the prior written consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed).
(b) Effect of Resignation or Removal. With effect from the Resignation Effective Date or the Removal Effective Date, as applicable (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Lender Representative appoints a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article XI and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its subagents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (A) while the retiring Administrative Agent was acting as Administrative Agent and (B) after such resignation for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including, without limitation, (1) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Secured Parties and (2) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.
(c) Lender Representative Resignation. The Lender Representative may at any time resign from its position as the Lender Representative hereunder by giving written notice of its resignation to the Administrative Agent, the Lenders and the Borrower, such resignation to become effective upon the date set forth in such notice of resignation.
9.07 Non-Reliance on Administrative Agent, the Lender Representative and the Other Lenders.
Each Lender expressly acknowledges that none of the Administrative Agent nor the Lender Representative has made any representation or warranty to it, and that no act by the Administrative Agent or the Lender Representative hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Lender Representative to any Lender as to any matter, including whether the Administrative Agent or the Lender Representative have disclosed material information in their (or their Related Parties’) possession. Each Lender represents to the Administrative Agent and the Lender Representative that it has, independently and without reliance upon the Administrative Agent, the Lender Representative, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Lender Representative, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.
9.08 No Other Duties, Etc.
The Administrative Agent may at any time request instructions from the Lender Representative or the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents the Administrative Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, the Administrative Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Lender Representative, the Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Person shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Lender Representative or the Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of the Required Lenders (or such other applicable portion of the Lenders), the Administrative Agent shall have no obligation to take any action if it believes, in good faith, that such action would violate applicable law or exposes the Administrative Agent to any liability for which it is not entitled to satisfactory reimbursement and indemnification in accordance with the provisions of Section 11.04. Anything herein to the contrary notwithstanding, none of the titles listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.
9.09 Administrative Agent May File Proofs of Claim; Credit Bidding.
(a) In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel to the extent provided for herein and all other amounts due the Lenders and the Administrative Agent under 2.09 and 11.04) allowed in such judicial proceeding; and
(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 11.04.
(b) Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any to authorize the Administrative Agent to vote in respect of the claim of any Lender r or in any such proceeding.
(c) The Secured Parties hereby irrevocably authorize the Administrative Agent or the Lender Representative, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (i) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (ii) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any Applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (A) the Administrative Agent and/or the Lender Representative shall be authorized to form one or more acquisition vehicles to make a bid, (B) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent or the Lender Representative with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement), and (C) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.
9.10 Collateral and Guaranty Matters.
(a) Each of the Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,
(i) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) upon the Facility Termination Date, (B) that is sold or otherwise Disposed of or to be sold or otherwise Disposed of as part of or in connection with any sale or other Disposition permitted hereunder or under any other Loan Document, including, for the avoidance of doubt, in connection with any Permitted License, Permitted Financing Transaction or other transaction permitted hereunder or under any other Loan Document (it being understood and agreed with respect to release of Liens under this subsection that the Administrative Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the release of Liens being made in fully compliance with the provisions of the Loan Documents), (C) any assets becoming Excluded Property (it being understood and agreed with respect to release of Liens under this subsection that the Administrative Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the release of Liens being made in fully compliance with the provisions of the Loan Documents), or (D) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 11.01;

(ii) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i); and
(iii) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents (it being understood and agreed with respect to release of Liens under this subsection that the Administrative Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the release of Liens being made in fully compliance with the provisions of the Loan Documents).
(b) Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.
(c) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
9.11 Survival.
This Article IX shall survive the termination of this Agreement, the repayment, satisfaction or discharge of all Obligations and the resignation, removal or replacement of the Administrative Agent.
ARTICLE X
CONTINUING GUARANTY
10.01 Guaranty.
Each Guarantor hereby absolutely and unconditionally, jointly and severally guarantees, as primary obligor and as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all Obligations, excluding, for the avoidance of doubt, all Excluded Swap Obligations (for each Guarantor, subject to the proviso in this sentence, its “Guaranteed Obligations”); provided that the liability of each Guarantor individually with respect to this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable state law. Without limiting the generality of the foregoing, the Guaranteed Obligations shall include any such indebtedness, obligations, and liabilities, or portion thereof, which may be or hereafter become unenforceable or compromised or shall be an allowed or disallowed claim under any proceeding or case commenced by or against any debtor under any Debtor Relief Laws. The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Obligations absent manifest error. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of the Guarantors, or any of them, under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing (other than that the Obligations have been in paid in full).
10.02 Rights of Lenders.
Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Lender Representative and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.
10.03 Certain Waivers.
Each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrower or any other Loan Party; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower or any other Loan Party; (c) the benefit of any statute of limitations affecting any Guarantor’s liability hereunder; (d) any right to proceed against the Borrower or any other Loan Party, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by Applicable Law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.

10.04 Obligations Independent.
The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.
10.05 Subrogation.
No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until the Facility Termination Date. If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Obligations, whether matured or unmatured.
10.06 Termination; Reinstatement.
This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until the Facility Termination Date. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or a Guarantor is made, or any of the Secured Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this Section 10.06 shall survive termination of this Guaranty.
10.07 Stay of Acceleration.
If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against a Guarantor or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each Guarantor, jointly and severally, immediately upon demand by the Secured Parties.
10.08 Condition of Borrower.
Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as such Guarantor requires, and that none of the Secured Parties has any duty, and such Guarantor is not relying on the Secured Parties at any time, to disclose to it any information relating to the business, operations or financial condition of the Borrower or any other guarantor (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).
10.09 Appointment of Borrower.
Each of the Loan Parties hereby appoints the Borrower to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) the Borrower may execute such documents and provide such authorizations on behalf of such Loan Parties as the Borrower deems appropriate in its sole discretion and each Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Administrative Agent or a Lender to the Borrower shall be deemed delivered to each Loan Party and (c) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Borrower on behalf of each of the Loan Parties.
10.10 Right of Contribution.
The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under Applicable Law.
10.11 Keepwell.
Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each specified Loan Party to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.11, or otherwise under this Agreement, as it relates to such specified Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 10.11 shall remain in full force and effect until the Termination Conditions have been satisfied. Each Qualified ECP Guarantor intends that this Section 10.11 constitute, and this Section 10.11 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each specified Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE XI. MISCELLANEOUS
11.01 Amendments, Etc.
(a) Subject to Section 3.03(c) and the last paragraph of this Section 11.01, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(i) waive any condition set forth in Article IV, without the written consent of each Lender;
(ii) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent in Section 4.02, 4.03, 4.04 or 4.05 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(iii) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;
(iv) reduce the principal of, or the rate of interest specified herein (including, for the avoidance of doubt, the 1.00% floor with respect to the Eurodollar Rate) on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;
(v) change (i) Section 8.03, Section 2.10 or Section 2.12 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) Section 2.10(f) in a manner that would alter the pro rata application required thereby without the written consent of each Lender directly affected thereby;
(vi) change any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or thereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
(vii) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;
(viii) release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone); or
(ix) release the Borrower or permit the Borrower to assign or transfer any of its rights or obligations under this Agreement or the other Loan Documents without the consent of each Lender;
and provided, further, that (A) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document and (B) the Agency Fee Letter and the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.
(b) Notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender, or all Lenders, may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (A) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender; (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (iii) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.
(c) Notwithstanding anything to the contrary herein, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower, the Lender Representative and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.
(d) Notwithstanding any provision herein to the contrary, if the Administrative Agent, the Lender Representative and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document (including the schedules and exhibits thereto), then the Administrative Agent, the Lender Representative and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.
(e) Notwithstanding any provision herein to the contrary, no amendment, modification or waiver of this Agreement or any Loan Document altering Section 2.10(f)(v) or resulting in Obligations owing to any Hedge Bank becoming unsecured (other than releases of Liens permitted in accordance with the terms hereof), in each case in a manner materially adverse to any Hedge Bank, shall be effective without the written consent of such Hedge Bank.
11.02 Notices; Effectiveness; Electronic Communications.
(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax transmission or e-mail transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i) if to the Borrower or any other Loan Party, the Administrative Agent, or the Lender Representative, to the address, fax number, e-mail address or telephone number specified for such Person on Schedule 1.01(a); and
(ii) if to any other Lender, to the address, fax number, e-mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).
(b) Electronic Communications.
(i) Notices and other communications to the Administrative Agent, the Lenders and the Lender Representative hereunder may be delivered or furnished by electronic communication (including e-mail, FPML messaging, and Internet or intranet websites) pursuant to an electronic communications agreement (or such other procedures approved by the Administrative Agent in its sole discretion); provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication. The Administrative Agent, the Lender Representative or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
(ii) Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (B) notices and other communications posted to an Internet or intranet website shall be deemed received by the intended recipient upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail address or other written acknowledgement) indicating that such notice or communication is available and identifying the website address therefor; provided that for both clauses (A) and (B), if such notice or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent, the Lender Representative or any of their Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.
(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, and the Lender Representative may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. Each other

Lender may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the Lender Representative. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and e-mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one (1) individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.
(e) Reliance by Administrative Agent, the Lender Representative and Lenders. The Administrative Agent, the Lender Representative and the Lenders shall be entitled to rely and act upon any notices (including, without limitation, telephonic or electronic notices, Loan Notices and Notice of Loan Prepayment) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, the Lender Representative, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
11.03 No Waiver; Cumulative Remedies; Enforcement.
(a) No failure by any Lender, the Lender Representative or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b)  any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.12), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
11.04 Expenses; Indemnity; Damage Waiver.
(a) Costs and Expenses. The Loan Parties shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and the Lender Representative (limited, in the case of legal counsel, to the reasonable and documented fees, charges and disbursements of one legal counsel to the Lender Representative and one legal counsel to the Administrative Agent), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable, documented out-of-pocket expenses incurred by the Administrative Agent, the Lender Representative or any Lender (limited to the reasonable fees, documented out-of-pocket disbursements and other charges of one legal counsel to the Administrative Agent and one legal counsel to the Lender Representative and the Lenders (taken as a whole), and, if reasonably necessary, of one local counsel to the Administrative Agent and one local counsel to the Lender Representative and the Lenders (taken as a whole), in each case, in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions, in each case, in relevant jurisdictions material to the interests of the Lenders), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.04, or (B) in connection with Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Lender Representative, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned, leased or operated by a Loan Party or any of its Restricted Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Restricted Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) other than Administrative Agent and its

Related Parties, result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a claim not involving an act or omission of the Borrower and that is brought by an Indemnitee against another Indemnitee (other than against the Administrative Agent, any sub-agents and their Related Parties, in their capacities as such). Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c) Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under clauses (a) or (b) of this Section 11.04 to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against its Related Party acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.10(d).
(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e) Payments. All amounts due under this Section 11.04 shall be payable not later than fifteen (15) Business Days after demand therefor together with a reasonably detailed invoice with respect thereto.
(f) Survival. The agreements in this Section 11.04 and the indemnity provisions of Section 11.02(e) shall survive the resignation or removal of the Administrative Agent or the Lender Representative, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside.
To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
11.06 Successors and Assigns.
(a) Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.06(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i) Minimum Amounts.
(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in clause (b)(i)(B) of this Section 11.06 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B) in any case not described in clause (b)(i)(A) of this Section 11.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents with respect to the Loans and/or the Commitment assigned.
(iii) Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section 11.06 and, in addition, the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof.
(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; provided further, that such fee will be waived for any assignment from a Lender to an Affiliate of a Lender or an Approved Fund. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of one or more natural Persons) or (D) any Disqualified Institution.
(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this clause (b)(vi), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(vii) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.06(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).
(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for Tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and interest amounts) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender (with respect to such Lender’s interest only), at any reasonable time and from time to time upon reasonable prior notice.
(d) Participations.
(i) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons, a Defaulting Lender, a Disqualified Institution or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each

Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participations.
(ii) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(f) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 11.06; provided that such Participant (A) shall be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under clause (b) of this Section 11.06 and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.12 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and interest amounts) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103–1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note or Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.07 Treatment of Certain Information; Confidentiality.
(a) Treatment of Certain Information. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its respective Affiliates, its auditors and its and their respective Related Parties (and, if such Person is a member of the GSO Group, then it may make disclosures to any other member of the GSO Group) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, in each case based upon the reasonable advice of the disclosing Administrative Agent’s or Lender’s legal counsel (in which case the disclosing Administrative Agent or Lender, as applicable, agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority or self-regulatory authorities exercising examination or regulatory authority), to the extent not prohibited by Applicable Law, to promptly notify the Borrower of such disclosure); (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same (or at least as restrictive) as those of this Section 11.07 (or as may otherwise be reasonably acceptable to the Borrower), to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement; provided that no such disclosure shall be made by such Lender or any of its respective Affiliates to any such Person that is a Disqualified Institution or that does not agree to be bound by the provisions of this Section 11.07(a); or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (vii) on a confidential basis to (A) any rating agency in connection with rating the Borrower or its Restricted Subsidiaries or the credit facilities provided hereunder or (B) the provider of any Platform or other electronic delivery service used by the Administrative Agent to deliver Borrower Materials or notices to the Lenders or (viii) with the consent of the Borrower or to the extent such Information (ix) becomes publicly available other than as a result of a breach of this Section 11.07, (x) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or on the Borrower’s behalf and not in violation of any confidentiality agreement or obligation owed to the Borrower or (xi) is already in the possession of or is independently discovered or developed by a party hereto without utilizing any Information received from the Borrower or violating the terms of this Section 11.07. For purposes of this Section 11.07, “Information” means all information received from the Borrower or any Restricted Subsidiary relating to the Borrower or any Restricted Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Restricted Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the

Commitments; provided that such Person is advised of their obligation to keep information of this type confidential.
(b) Non-Public Information. Each of the Administrative Agent and the Lenders acknowledges that (i) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with Applicable Law, including United States federal and state securities Laws.
(c) Press Releases. The Loan Parties and their Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of the Administrative Agent, the Lender Representative or any Lender or their respective Affiliates or referring to this Agreement or any of the Loan Documents without the prior written consent of the Administrative Agent and the Lender Representative, unless (and only to the extent that) the Loan Parties or such Affiliate reasonably determine that it is necessary or desirable for them to do so under Applicable Law and then, in any event the Loan Parties or such Affiliate will consult with such Person before issuing such press release or other public disclosure.
11.08 Right of Setoff.
If an Event of Default shall have occurred and be continuing, each Lender and each of its respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Required Lenders, to the fullest extent permitted by Applicable Law to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured, secured or unsecured, or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its respective Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have under Applicable Law. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
11.09 Interest Rate Limitation.
Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
11.10 Counterparts; Integration; Effectiveness.
This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document, or any certificate delivered thereunder, by fax transmission or e-mail transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document or certificate. Without limiting the foregoing, to the extent a manually executed counterpart is not specifically required to be delivered under the terms of any Loan Document, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.
11.11 Survival of Representations and Warranties.
All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
11.12 Severability.
If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13 Replacement of Lenders.
(a) If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon written notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);
(ii) such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(iv) such assignment does not conflict with Applicable Laws; and
(v) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
(b) A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
(c) Each party hereto agrees that (i) an assignment required pursuant to this Section 11.13 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided, that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided further that any such documents shall be without recourse to or warranty by the parties thereto.
11.14 Governing Law; Jurisdiction; Etc.
(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING

OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, THE LENDER REPRESENTATIVE, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE LENDER REPRESENTATIVE OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (b) OF THIS SECTION 11.14. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15 Waiver of Jury Trial.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.
11.16 Subordination.
Each Loan Party (a “Subordinating Loan Party”) hereby subordinates the payment of all obligations and indebtedness of any other Loan Party owing to it, whether now existing or hereafter arising, including but not limited to any obligation of any such other Loan Party to the Subordinating Loan Party as subrogee of the Secured Parties or resulting from such Subordinating Loan Party’s performance under this Guaranty, to the indefeasible payment in full in cash of all Obligations. If the Secured Parties so request, any such obligation or indebtedness of any such other Loan Party to the Subordinating Loan Party shall be enforced and performance received by the Subordinating Loan Party as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Obligations, but without reducing or affecting in any manner the liability of the Subordinating Loan Party under this Agreement. Without limitation of the foregoing, so long as no Default has occurred and is continuing, the Loan Parties may make and receive payments with respect to Intercompany Debt; provided, that in the event that any Loan Party receives any payment of any Intercompany Debt at a time when such payment is prohibited by this Section 11.16, such payment shall be held by such Loan Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to the Administrative Agent.
11.17 No Advisory or Fiduciary Responsibility.
(a) In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lender Representative and the Lenders and their respective Affiliates are arm’s-length commercial transactions between the Borrower each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Lender Representative and the Lenders and their respective Affiliates, on the other hand, (ii) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Administrative Agent, the Lender Representative and each Lender and each of their respective Affiliates each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for the Borrower any other Loan Party or any of their respective Affiliates, or any other Person and (ii) neither the Administrative Agent, the Lender Representative, nor any Lender nor any of their respective Affiliates has any obligation to the Borrower any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Lender Representative and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, the Lender Representative, nor any Lender nor any of their respective Affiliates has any obligation to disclose any of such interests to the Borrower any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Lender Representative, the Lenders and their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.
(b) The Borrower further acknowledges that the Lender Representative, the Lenders and their respective Affiliates may acquire, hold or sell, for their own accounts and the accounts of investors, the equity, debt and other securities and financial instruments (including, common equity, bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by the Lender Representative, the Lenders or their respective Affiliates or any of their respective investors, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
11.18 Electronic Execution; Electronic Records.
(a) The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, upon the reasonable request of the Administrative Agent, any electronic signature shall be promptly followed by such manually executed counterpart. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent and each of the Lenders of a manually signed paper document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”) which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention.
(b) The Borrower hereby acknowledges the receipt of a copy of this Agreement and all other Loan Documents. The Administrative Agent, the Lender Representative and each Lender may, on behalf of the Borrower, create a microfilm or optical disk or other electronic image of this Agreement and any or all of the other Loan Documents. The Administrative Agent, the Lender

Representative and each Lender may store the electronic image of this Agreement and the other Loan Documents in its electronic form and then destroy the paper original as part of the Administrative Agent’s, the Lender Representative’s and each Lender’s normal business practices, with the electronic image deemed to be an original and of the same legal effect, validity and enforceability as the paper originals.
11.19 USA Patriot Act Notice.
Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and the other Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107–56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name and address of the Borrower and each other Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and each other Loan Party in accordance with the Patriot Act. The Borrower and each other Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all such other documentation and information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.
11.20 Acknowledgement and Consent to Bail-In of EEA and UK Financial Institutions.
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	ALNYLAM PHARMACEUTICALS, INC. By: /s/ John Maraganore Name: John Maraganore, Ph.D. Title: Chief Executive Officer

GUARANTORS:	SIRNA THERAPEUTICS, INC. By: /s/ Mary Beth Delena Name: Mary Beth Delena Title: Secretary
ALNYLAM U.S., INC. By: /s/ Mary Beth Delena Name: Mary Beth Delena Title: Secretary

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent By: /s/ Jessica A. Jankiewicz Name: Jessica A. Jankiewicz Title: Assistant Vice President

LENDERS:	GSO COF III AIV-1 LP By: GSO Capital Opportunities Associates III LLC, its general partner as a Lender By: /s/ Marisa J. Beeney Name: Marisa J. Beeney Title: Authorized Person

GSO COF III AIV-1 LP
By: GSO Capital Opportunities Associates III LP, its general partner
By: GSO Capital Solutions Associates III (Delaware) LLC, its general partner as a Lender
By: /s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Person
BSOF BODYGUARD HOLDINGS L.P.
By: Blackstone Alternative Solutions L.L.C., as investment manager as a Lender
By: /s/ Peter Koffler
Name: Peter Koffler
Title: Authorized Person
BLACKSTONE HOLDINGS FINANCE CO. L.L.C.,
By: Blackstone Holdings I L.P., as Sole Member
By: Blackstone Holdings I/II GP., Inc., as General Partner
as a Lender
By: /s/ Matthew Skurbe
Name: Matthew Skurbe
Title: Authorized Person